As filed with the Securities and Exchange Commission on July 29, 2009

Registration No. 333-153278

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENTA INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	2836	33-0326866
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

200 Connell Drive
Berkeley Heights, New Jersey 07922
(908) 286-9800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer
Genta Incorporated
200 Connell Drive
Berkeley Heights, New Jersey 07922
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Emilio Ragosa, Esq.
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
tel: (609) 919-6600
fax: (609) 919-6701

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Units(1), each unit consisting of	7,000	$1,000	(1)	$7,000,000.00	$390.60
(i) 70% Convertible Notes, and	4,900		(1)	$4,900,000.00		(1)
(ii) 30% Shares of Common Stock (par value $0.001 per share)	2,100		(1)	$2,100,000.00		(1)
Shares of Common Stock (par value $0.001 per share) underlying the Convertible Notes	49,000,000	$0.10	(6)	$4,900,000.00		(3)
Convertible Notes issuable as payment of interest on the Convertible Notes	832	$1,000		$832,308.00	—
Shares of Common Stock underlying the Convertible Notes issuable as payment of interest on the Convertible Notes	8,323,080	$0.10	(6)	$832,308.00		(3)
Warrants to purchase Common Stock
Shares of Common Stock underlying the Warrants	12,250,000	$0.10	(6)	$1,225,000.00		(4)

TOTAL					$390.60	(5)

(1)	Each Unit will be issued in $1,000 denominations and will consist of 70% (or $700) convertible notes and 30% (or $300) shares of common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the Registrant’s common stock on March 2, 2009, as reported by the Over-the-Counter bulletin board. In accordance with Rule 416 under the Securities Act of 1933, in order to prevent dilution, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event of a stock split, stock dividend or similar transaction. No additional registration fee has been paid for these shares of common stock.

(3)
Pursuant to Rule 457(i), no separate registration fee is required for Shares of Common Stock underlying the Convertible Notes because we are registering those securities in the same registration statement as the Convertible Notes.

(4)
Pursuant to Rule 457(g), no separate registration fee is required for the Shares of Common Stock underlying the Warrants because we are registering those securities in the same registration statement as the Warrants.

(5)
A registration fee of $905.00 was previously paid by the registrant in connection with the initial filing of this Registration Statement on Form S-1 (File No. 333-153278), which was filed by the Company on August 29, 2008.

(6)	Estimated solely for purposes of calculating the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated July 29, 2009

GENTA INCORPORATED

Up to $7.0 million of an aggregate principal amount of Units consisting of 70% (or $4.9 million) Convertible Notes and 30% (or $2.1 million) Common Stock

Up to 49,000,000 shares of Common Stock underlying the Convertible Notes

$832,308 Convertible Notes issuable as payment of interest on the Convertible Notes

8,323,080 shares of Common Stock underlying the Convertible Notes issuable as payment of interest on the Convertible Notes

Warrants to purchase 12,250,000 shares of Common Stock

12,250,000 shares of Common Stock underlying the Warrants

We are offering units consisting of an aggregate principal amount of $4.9 million convertible notes and $2.1 million common stock, 49,000,000 shares of common stock underlying the convertible notes, $832,308 convertible notes convertible into 8,323,080 shares of common stock issuable as payment of interest on the convertible notes, warrants to purchase 12,250,000 shares of our common stock underlying the principal amount of the convertible notes and 12,250,000 shares of common stock underlying the warrants collectively referred to as the securities. All costs associated with this registration will be borne by us.  On June 26, 2009, we effected a 1-for-50 reverse stock split.  As a result, the share numbers and stock price numbers found herein are all reflected on a post-split basis.

On July 28, 2009, the closing price of our common stock was $0.38 per share. Our common stock is quoted on the OTC Bulletin Board under the symbol “GETA.”

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 12.

	Price to Public	Placement Agent Discounts and Commissions	Proceeds to Genta, before expenses
Per Unit	$1,000.00	$60.00	$930.00
Total	$7,000,000.00	$420,000.00	$6,580,000.00

We have retained Rodman & Renshaw, LLC as placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering in one or more closings. We have agreed to indemnify the placement agent against some liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that the placement agent may be required to make in respect thereof. For more information related to our arrangement with Rodman & Renshaw, LLC, including the fees payable to Rodman for their placement agent services in connection with this offering, please see “Plan of Distribution” on page 109.

The securities offered herein will only be offered to investors who qualify as institutional Accredited Investors as defined in Regulation D under the Securities Act of 1933.

None of the proceeds from the sale of securities will be placed in escrow, trust or any similar account, and all of the subscription monies will be immediately available for our use. There is no minimum amount of securities that must be sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the securities to purchasers pursuant to this prospectus on or about [___].

The date of this prospectus is July 29, 2009.

Rodman & Renshaw, LLC

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

FOR CALIFORNIA RESIDENTS:  WITH RESPECT TO SALES OF THE SECURITIES BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH SECURITIES MAY BE SOLD ONLY TO: (1) INSTITUTIONAL "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT’),   (2) “QUALIFIED INSTITUTIONAL BUYERS” WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT, (3) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION OR PROFIT-SHARING TRUSTS, CORPORATIONS OR ENTITIES WHICH, TOGETHER WITH THE CORPORATIONS OR OTHER AFFILIATES WHICH ARE UNDER COMMON CONTROL, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING OR (4) ANY PERSON (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITIES BEING OFFERED HEREBY) WHO PURCHASES AT LEAST ONE MILLION DOLLARS AGGREGATE AMOUNT OF THE SECURITIES OFFERED HEREBY.  EACH CALIFORNIA RESIDENT PURCHASING THE SECURITIES OFFERED HEREBY WILL BE DEEMED TO REPRESENT BY SUCH PURCHASE THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES, THAT IT WILL NOT SELL OR OTHERWISE TRANSFER SUCH SECURITIES TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

FOR INVESTORS OUTSIDE THE UNITED STATES: Neither we nor the placement agent has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

-i-

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying our securities. You should read the entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our securities.

Introduction

Unless otherwise stated, all references to “us,” “our,” “we,” “Genta,” the “Company” and similar designations refer to Genta Incorporated and its subsidiaries.

This offering relates to the sale of units consisting of our common stock and convertible notes convertible into 49,000,000 shares of our common stock, 49,000,000 shares of common stock underlying the convertible notes, convertible notes issuable as payment of interest on the convertible securities convertible into up to 8,323,080 shares of our common stock, up to 8,323,080 shares of common stock underlying any convertible notes issued as payment of interest on the convertible securities, 12,250,000 warrants to purchase shares of our common stock underlying the principal amount of the convertible notes and 12,250,000 shares of common stock issuable upon exercise of the warrants.

Overview

We are a biopharmaceutical company engaged in pharmaceutical, or drug, research and development. We are dedicated to the identification, development and commercialization of novel drugs for the treatment of cancer and related diseases. Our research portfolio consists of two major programs: “DNA/RNA Medicines” (which includes our lead oncology drug, Genasense®); and “Small Molecules” (which includes our marketed product, Ganite®, and the investigational compounds tesetaxel and G4544).

The DNA/RNA Medicines program includes drugs that are based on using modifications of either DNA or RNA as drugs that can be used to treat disease. These technologies include antisense, decoys, and small interfering or micro RNAs. Our lead drug from this program is an investigational antisense compound known as Genasense®, an oblimersen sodium injection. Genasense® is designed to block the production of a protein known as Bcl-2. Current science suggests that Bcl-2 is a fundamental, although not the sole, cause of the inherent resistance of cancer cells to anticancer treatments, such as chemotherapy, radiation, and monoclonal antibodies. While Genasense® has displayed some anticancer activity when used by itself, we are developing the drug primarily as a means of amplifying the cytotoxic effects of other anticancer treatments.

Genasense®

The Company’s principal goal has been to secure regulatory approval for the marketing of Genasense®. Genasense® has been studied in combination with a wide variety of anticancer drugs in a number of different cancer indications. We have reported results from randomized trials of Genasense® in a number of diseases. Under our own sponsorship or in collaboration with others, we are currently conducting additional clinical trials. We are especially interested in the development, regulatory approval, and commercialization of Genasense® in at least three diseases: melanoma; chronic lymphocytic leukemia, referred to herein as CLL; and non-Hodgkin’s lymphoma, referred to herein as NHL.

Genasense® has been submitted for regulatory approval in the U.S. on two occasions and to the European Union (EU) once. These applications proposed the use of Genasense® plus chemotherapy for patients with advanced melanoma (U.S. and EU) and relapsed or refractory chronic lymphocytic leukemia (CLL) (U.S.-only). None of these applications resulted in regulatory approval for marketing. Nonetheless, we believe that Genasense® can ultimately be approved and commercialized and we have undertaken a number of initiatives in this regard that are described below.

Melanoma

The Company’s major current initiative is a randomized controlled trial that tests whether the addition of Genasense to standard chemotherapy can improve outcomes for patients with advanced melanoma.  In 2004, the Company withdrew its New Drug Application (NDA) for Genasense® in melanoma after an advisory committee to the Food and Drug Administration (FDA) failed to recommend approval. A negative decision was also received for a similar application in melanoma from the European Medicines Agency (EMEA) in 2007. Data from the Phase 3 trial that comprised the basis for these applications were published in 2006. These results showed that treatment with Genasense® plus dacarbazine compared with dacarbazine alone in patients with advanced melanoma was associated with a statistically significant increase in overall response, complete response, durable response, and progression-free survival (PFS). However, the primary endpoint of overall survival approached but did not quite reach statistical significance (P=0.077). Subsequently, our analysis of this trial showed that there was a significant treatment interaction effect related to levels of a blood enzyme known as LDH. When this effect was analyzed by treatment arm, survival was shown to be significantly superior for patients with a non-elevated LDH who received Genasense® (P=0.018; n=508). Moreover, this benefit was particularly noteworthy for patients whose baseline LDH did not exceed 80% of the upper limit of normal for this lab value. LDH had also been previously described by others as the single most important prognostic factor in advanced melanoma.

Based on these data, in August 2007 we initiated a new Phase 3 trial of Genasense® plus chemotherapy in advanced melanoma. This trial, known as AGENDA, is a randomized, double-blind, placebo-controlled study in which patients are randomly assigned to receive Genasense® plus dacarbazine or dacarbazine alone. The study uses LDH as a biomarker to identify patients who are most likely to respond to Genasense®, based on data obtained from our preceding trial in melanoma. The co-primary endpoints of AGENDA are progression-free survival (PFS) and overall survival.

AGENDA is designed to expand evidence for the safety and efficacy of Genasense® when combined with dacarbazine for patients who have not previously been treated with chemotherapy. The study prospectively targets patients who have low-normal levels of LDH. In March 2009, we completed accrual of 315 patients into AGENDA. In May 2009, an analysis by an independent Data Monitoring Committee for both safety and futility indicated that the study passed an evaluation for futility and safety. Accordingly, the Committee  recommended that the study should continue to completion. We expect results on the primary assessment of PFS in the fourth quarter of 2009. If those data are positive, we currently expect to submit regulatory applications based upon confirmation that the addition of Genasense® to chemotherapy results in a statistically significant improvement in PFS. Approval by FDA and EMEA will allow Genasense® to be commercialized by us, alone or with a partner, in the U.S. and EU. Genasense® in melanoma has been designated an Orphan Drug in Australia and the U.S, , and the drug has received Fast Track designation in the U.S.

 We are conducting other trials of Genasense® in melanoma, including a Phase 2 trial of Genasense® plus chemotherapy consisting of Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin bound) plus temozolomide (Temodar®). We also expect to examine different dosing regimens that will improve the dosing convenience and commercial acceptance of Genasense®, including its administration by brief 1-hour IV infusions.

CLL

As noted above, our NDA for the use of Genasense® plus chemotherapy in patients with relapsed or refractory in CLL was not approved. In CLL, we conducted a randomized Phase 3 trial in 241 patients with relapsed or refractory disease who were treated with fludarabine and cyclophosphamide, commonly known as Flu/Cy, with or without Genasense®. The trial achieved its primary endpoint: a statistically significant increase (17% vs. 7%; P=0.025) in the proportion of patients who achieved a complete response, or CR, defined as a complete or nodular partial response. Patients who achieved this level of response also experienced disappearance of predefined disease symptoms. A key secondary endpoint, duration of CR, was also significantly longer for patients treated with Genasense® (median > 36 months in the Genasense® group, versus 22 months in the chemotherapy-only group).

Several secondary endpoints were not improved by the addition of Genasense®. The percentage of patients who experienced serious adverse events was increased in the Genasense® arm; however, the percentages of patients who discontinued treatment due to adverse events were equal in the treatment arms. The incidence of certain serious adverse reactions, including but not limited to nausea, fever and catheter-related complications, was increased in patients treated with Genasense®.

We submitted our NDA to the FDA in December 2005 in which we sought accelerated approval for the use of Genasense® in combination with Flu/Cy for the treatment of patients with relapsed or refractory CLL who had previously received fludarabine. In December 2006, we received a “non-approvable” notice for that application from FDA. In April 2007, we filed an appeal of the non-approvable notice using FDA’s Formal Dispute Resolution process. In March 2008, we received a formal notice from FDA that indicated additional confirmatory evidence would be required to support approval of Genasense® in CLL, either from a new clinical trial or from collection of additional information regarding the progression of disease in patients from the completed trial.

In June 2008, we announced results from 5 years of follow-up on patients who had been accrued to our completed Phase 3 trial.  These data showed that patients treated with Genasense® plus chemotherapy who achieved either a complete response (CR) or a partial response (PR) also achieved a statistically significant increase in survival compared with patients treated with chemotherapy alone (median = 56 months vs. 38 months, respectively).  After 5 years of follow-up, 22 of 49 (45%) responders in the Genasense® group were alive compared with 13 of 54 (24%) responders in the chemotherapy-only group (hazard ratio = 0.6; P = 0.038). Moreover, with 5 years of follow-up, 12 of 20 patients (60%) in the Genasense® group who achieved CR were alive, 5 of these patients remained in continuous CR without relapse, and 2 additional patients had relapsed but had not required additional therapy. By contrast, only 3 of 8 CR patients in the chemotherapy-only group were alive, all 3 had relapsed, and all 3 had required additional anti-leukemic treatment.

These data were again submitted to FDA in the second quarter of 2008, and the application was again denied in December 2008. Genta re-appealed the denial, and in March 2009, CDER decided that available data were still insufficient to support approval of Genasense® in CLL, and the Agency recommended conducting another clinical trial. We have made no decision whether to conduct this study.

As with melanoma, we believe the clinical activity in CLL should be explored with additional clinical research. We plan to explore combinations of Genasense® with other drugs that are used for the treatment of CLL, and to examine more convenient dosing regimens.

NHL

Several trials have shown definite evidence of clinical activity for Genasense® in patients with NHL. We would like to conduct additional clinical studies in patients with NHL to test whether Genasense® can be approved in this indication. Previously, we reported that randomized trials of Genasense® in patients with myeloma, AML, hormone-refractory prostate cancer, commonly known as HRPC, small cell lung cancer and non small cell lung cancer were not sufficiently positive to warrant further investigation on the dose-schedules that were examined or with the chemotherapy that was employed in these trials. Data from these trials have been presented at various scientific meetings. However, we believe that alternate dosing schedules, in particular the use of brief high-dose IV infusions, provide an opportunity to re-examine the drug’s activity in some of these indications.

Tesetaxel

In March 2008, we obtained an exclusive worldwide license for tesetaxel from Daiichi Sankyo Company Ltd. Tesetaxel is a novel taxane compound that is taken by mouth. Tesetaxel has completed Phase 2 trials in a number of cancer types, and the drug has shown definite evidence of antitumor activity in gastric cancer and breast cancer. Tesetaxel also appears to be associated with a lower incidence of peripheral nerve damage, a common side effect of taxanes that limits the maximum amount of these drugs that can be given to patients. At the time we obtained the license, tesetaxel was on “clinical hold” by FDA due to the occurrence of several fatalities in the setting of severe neutropenia. In the second quarter of 2008, we filed a response to the FDA requesting a lift of the clinical hold, which was granted in June 2008. In January 2009, we announced initiation of a new clinical trial with tesetaxel to examine the clinical pharmacology of the drug over a narrow dosing range around the established Phase 2 dose.

We have also submitted applications to FDA for designation of tesetaxel as an Orphan Drug for treatment of patients with advanced gastric cancer and for patients with advanced melanoma.  Both of these designations were granted. Our initial priority for clinical testing of tesetaxel includes the evaluation of safety and efficacy in patients with advanced gastric cancer. Maintenance of the license from Daiichi Sankyo requires certain payments that include amortization of licensing fees and milestones.  If such payments are not made, Daiichi Sankyo may elect to terminate the license; however, a portion of the licensing fees are due even in the event of termination.

Oral Gallium-Containing Compounds (G4544)

Our third pipeline product is G4544, which is a novel oral formulation of a gallium-containing compound that we developed in collaboration with Emisphere Technologies, Inc. We completed a single-dose Phase 1 study of an initial formulation of this new drug known as “G4544(a)”, the results of which were presented in the second quarter of 2008. We are currently contemplating a second study using a modified formulation, known as “G4544(b)”, in order to test whether this formulation will prove more clinically acceptable.

If we are able to identify a clinically and commercially acceptable formulation of G4544 or another oral gallium-containing compound, we currently intend to pursue a 505(b)(2) strategy to establish bioequivalence to our marketed product, Ganite®, for its initial regulatory approval. We believe a drug of this type may also be broadly useful for treatment of other diseases associated with accelerated bone loss, such as bone metastases, Paget’s disease and osteoporosis. In addition, new uses of gallium-containing compounds have been identified for treatment of certain infectious diseases. While we have no current plans to begin clinical development in the area of infectious disease, we intend to support research conducted by certain academic institutions by providing clinical supplies of our gallium-containing drugs.

Ganite®

We are currently marketing Ganite® in the U.S., which is an intravenous formulation of gallium, for treatment of cancer-related hypercalcemia that is resistant to hydration. We have announced our intention to seek a buyer for Ganite®, but we have not yet found an acceptable transaction.

About Us

Genta was incorporated in Delaware on February 4, 1988. Our principal executive offices are located at 200 Connell Drive, Berkeley Heights, New Jersey 07922. Our telephone number is (908) 286-9800. The address of our website is www.Genta.com. Information on our website is not part of this prospectus. Our website address is included in this prospectus as an inactive technical reference only.

SUMMARY OF THE OFFERING

The securities	We are offering:

•      up to $7.0 million in aggregate principal amount of units consisting of (i) 70% unsecured subordinated convertible notes (the “August 2009 Notes”) and (ii) 30% common stock, par value $0.001 (the “August 2009 Shares”) (the “Units”);

• 49,000,000 shares of common stock issuable upon conversion of or otherwise in respect of the August 2009 Notes;

• $832,308 in aggregate principal amount of August 2009 Notes issuable as payment of interest on the August 2009 Notes;

• 8,323,080 shares of common stock underlying the August 2009 Notes issuable as payment of interest on the August 2009 Notes;

• warrants to purchase 12,250,000 shares of common stock underlying the principal amount of the August 2009 Notes; and

• 12,250,000 shares of common stock issuable upon exercise of warrants.

The offering
Commencing upon the effectiveness of the registration statement of which this prospectus forms a part, we will offer and sell Units in the aggregate principal amount of $7.0 million consisting of August 2009 Notes and August 2009 Shares. Each purchaser of Units will also receive a 2-year warrant to purchase a number of shares of our common stock equal to 25% of the number of shares of our common stock underlying the August 2009 Notes purchased by such purchaser having the terms outlined in this prospectus. The offer and sale of the $7.0 million in Units is expected to occur in a single closing as soon as practical following the effectiveness of the registration statement.

Use of proceeds
The proceeds will be used to advance our product candidates through clinical trials and clinical development, and general corporate purposes, including working capital needs and potential acquisition or licenses to intellectual property. See “Use of Proceeds.”

Fees and expenses	We estimate that the total fees and expenses of this offering will be approximately $605,000.

Material US federal income tax consequences
For a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Units, shares of common stock into which the August 2009 Notes are convertible, August 2009 Shares, additional August 2009 Notes issuable as payment of interest on the August 2009 Notes, warrants and shares of common stock into which the warrants are exercisable, see “Material U.S. federal income tax consequences.”

Trading
Our common stock is traded on the OTC Bulletin Board under the symbol “GETA.” We do not intend to list the Units, August Notes or warrants on any national securities exchange or automated quotation system.

Placement agent	Rodman & Renshaw, LLC will act a placement agent for the placement for the securities being offered pursuant to this prospectus.

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in our Units and warrants.

The number of shares of our common stock that will be outstanding prior to this offering is 20,282,234 shares of common stock outstanding as of March 31, 2009 and 99,770,572 shares of common stock outstanding as of June 30, 2009 adjusted for the 1:50 reverse stock split that was implemented on July 13, 2009. This amount excludes:

•
37,573 shares and 34,261 shares of common stock issuable upon the exercise of stock options outstanding or the vesting of restricted stock units under our 1998 Stock Incentive Plan as of March 31, 2009 and June 30, 2009, respectively, at a weighted average exercise price of $1,266.50 per share and $1,293.06 per share, respectively, of which, options to purchase 26,820 shares and 25,890 shares, respectively, were exercisable;

•
2,045 shares of common stock issuable upon exercise of stock options outstanding under our 1998 Non-Employee Directors Stock Incentive Plan as of both March 31, 2009 and June 30, 2009 at a weighted average exercise price of $1,130.47 per share, of which, options to purchase 2,045 shares were exercisable;

•	3,070 shares of common stock available for future grant under our 1998 Non-Employee Directors Stock Incentive Plan as of both March 31, 2009 and June 30, 2009;

•	800,000 shares of common stock issuable upon exercise of warrants outstanding as of both March 31, 2009 and June 30, 2009 at an exercise price of $1.00 per share;

•	23,629 shares and 109,319 shares of common stock issuable upon the conversion of our Series A Convertible Preferred Stock as of March 31, 2009 and June 30, 2009, respectively;

•	21,306,902 shares and 28,294,633 shares of common stock issuable upon the conversion of our 15% Senior Secured Convertible Notes due 2010 as of March 31, 2009 and June 30, 2009, respectively;

•	59,500,000 shares of common stock issuable upon the conversion of our 8% Senior Secured Convertible Notes due 2012 as of June 30, 2009;

•	18,445,000 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2009 at an exercise price of $0.50 per share;

•
59,500,000 shares of common stock issuable upon the conversion of our 8% Senior Secured Convertible Notes due April 2, 2012 issued pursuant to the Purchase Option (as defined in the Securities Purchase Agreement, dated April 2, 2009, by and between the Company and the investors set forth therein); and

•
83,190,764 shares of common stock issuable upon the conversion of our 8% Senior Secured Convertible Notes due April 2, 2012 issued pursuant to the Purchase Right (as defined in the Consent Agreement, dated April 2, 2009, by and between the Company and the holders set forth therein).

The share numbers above do not include the 49,000,000 shares of common stock issuable upon conversion of the notes we issued in the July 2009 financing or the 12,250,000 shares of common stock issuable upon exercise of the warrants issued in the July 2009 financing.

Unless otherwise indicated, all information in this prospectus assumes there is no over-allotment option, no conversion of convertible notes or preferred stock and no exercise of stock options or warrants after June 30, 2009.

SUMMARY OF THE TERMS OF THE AUGUST 2009 NOTES

Issuer	Genta Incorporated.

Notes	Up to $4.9 million aggregate principal amount of 8% Unsecured Subordinated Convertible Notes due 2011, which we refer to herein as the August 2009 Notes.

Maturity	The notes will mature on August [__], 2011, unless earlier converted.

Interest payment dates
We will pay 8.00% interest per annum on the principal amount of the August 2009 Notes, payable semi-annually in arrears on January 1 and July 1 of each year, starting on January 1, 2010, to holders of record at the close of business on the preceding December 1 and June 1, respectively. Accrued but unpaid interest shall also be paid in the event of any conversion and at maturity of the August 2009 Notes. Interest will accrue on the August 2009 Notes from and including their original issue date, or from and including the record date with respect to the previous interest payment date, to, but excluding, the current record date, conversion date or maturity date, as applicable. Interest will accrue on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the August 2009 Notes will be paid in cash or in additional August 2009 Notes, having a face value equal to the accrued but unpaid interest.

Ranking	The August 2009 Notes will be:

• unsecured;

• subordinated to the 2008 Notes and April 2009 Notes to the extent of the security for such notes, and senior in time and right of payment to certain other indebtedness of the Company; and

• pari passu in time and right of payment to the July 2009 Notes.

Collateral	The August 2009 Notes are unsecured.

For more details, see “Description of notes—Security.”

Conversion rights
Subject to the limitations set forth below and under “Provisional limitation on the right to convert notes” and “Permanent limitation on the right to convert notes”, the August 2009 Notes will be convertible at any time into shares of our common stock, based on an initial conversion rate, subject to adjustment, of 10,000 shares per $1,000 in principal amount of the August 2009 Notes (which represents an initial conversion price of $0.10 per share).

Mandatory conversion
Subject to the limitations set forth below and under “Provisional limitation on the right to convert notes” and “Permanent limitation on the right to convert notes”, at any time or from time to time, we may elect to cause the conversion, in whole or in part, of the August 2009 Notes by providing five (5) days written notice of the date on which such conversion is to occur, which we refer to as a mandatory conversion date. Any such conversion shall be made pro-rata among all holders of August 2009 Notes.

We will only be permitted to cause the conversion on a mandatory conversion date if, on the proposed mandatory conversion date (i) the Daily VWAP is equal to or greater than $0.50 (as appropriately adjusted for stock splits, stock dividends, reorganizations, recapitalizations, stock combinations and the like) for each of the ten (10) consecutive prior trading days ending on the trading day immediately prior to such date, and (ii) the Equity Conditions (as set forth in “Description of notes – Conversion rights – Mandatory conversion”) are satisfied and (iii) the common stock issuable upon the mandatory conversion shall have been immediately tradable, in each case, on each trading day during the period beginning on the first day of such ten (10) day period and ending on the date of the delivery of such shares of common stock pursuant to the mandatory conversion.

See “Description of notes—Conversion rights—Mandatory conversion.”

Provisional limitation on right to convert notes
Each August 2009 Note may only be converted by a holder (or beneficial holder) or by us in any mandatory conversion on any day to the extent that, together with all prior conversions under such note following the original issue date of such note, the total amount of such note that has been converted since the original issue date does not exceed the product of (A) 10% of the original principal amount of such note, and (B) the number of weeks since the date two weeks from the original issue date of the August 2009 Notes.

See “Description of notes—Conversion rights—Provisional limitation on right to convert notes.”

Permanent limitation on right to convert notes
We cannot effect a conversion of the August 2009 Notes, whether voluntary or mandatory, and the holder (or beneficial holder) may not request a conversion of such August 2009 Notes, if such conversion would result in the beneficial holder and the beneficial holder’s affiliates owning more than 9.999% of our outstanding common stock after conversion.

See “Description of notes—Conversion rights—Permanent limitation on right to convert notes.”

Sinking fund	None.

Events of default
If an event of default on the August 2009 Notes has occurred and is continuing, (i) the principal amount of the August 2009 Notes plus any accrued and unpaid interest may become immediately due and payable and (ii) any holder may, in his sole discretion,or the trustee may on the holder’s behalf, (a) demand redemption of his August 2009 Notes at a price equal to the greater of the face amount of the note and the underlying value of the common stock issuable upon conversion of such note, (b) demand that the principal amount outstanding of his August 2009 Notes, plus all accrued and unpaid interest be converted into shares of common stock or (c) exercise any rights to which he is entitled under the law.

See “Description of notes—Events of default.”

DTC eligibility
The August 2009 Notes will be issued in registered form without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities and will be represented by one or more global certificates, deposited with, or on behalf of, DTC and registered in the name of a DTC or a nominee of DTC. Beneficial interests in the global securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their August 2009 Notes for certificated securities.

See “Description of notes—Form, denomination and registration of notes.”

Listing and trading
The August 2009 Notes are a new issue of securities, and there is currently no established trading market for the August 2009 Notes. An active or liquid market may not develop for the August 2009 Notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the August 2009 Notes on any securities exchange. Our common stock is listed on the OTC Bulletin Board under the symbol “GETA.”

SUMMARY OF THE TERMS OF THE WARRANTS

Issuer	Genta Incorporated.

Warrants	Warrants to purchase an aggregate of up to 12,250,000 shares of our common stock underlying the principal amount of the August 2009 Notes.

Term	The warrants are exercisable during the period commencing on the date six months from the date of their issuance and ending on the date that is two years from the date of their issuance.

Exercise Price	The exercise price of the warrants is $1.00 per share of common stock.

Adjustments
The exercise price and number and type of securities or other property issuable upon exercise of the warrants will be subject to adjustment for stock splits, stock dividends, recapitalizations, reclassifications and other events effecting the shares of our common stock. For more details, see “Description of the warrants.”

Permanent limitation on right to exercise or convert warrants
The warrants cannot be exercised if such exercise would result in the holder (and the holder’s affiliates and any other person or entity acting as a group together with such holder or any of such holder’s affiliates) owning more than 4.999% of our outstanding common stock after such exercise.

Listing and trading
The warrants are a new issue of securities, and there is currently no established trading market for the warrants. An active or liquid market is not expected to develop for the warrants or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the warrants on any securities exchange. Our common stock is listed on the OTC Bulletin Board under the symbol “GETA.”

SELECTED FINANCIAL INFORMATION

The following table summarizes our selected financial information. You should read the selected financial information together with our consolidated financial statements and the related notes appearing at the end of this prospectus, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information included in this prospectus.

The as adjusted balance sheet data below gives effect to the sale of our convertible notes, common stock and warrants to purchase shares of our common stock in this offering, at an assumed public offering price for the shares of common stock to be issued as part of the Units offered hereby of $0.10 per share, after deducting placement agent discounts and commissions and estimated offering expenses.

	Three months ended March 31, (unaudited)	Year ended December 31,
	2009	2008	2007	2006
Consolidated Statements of Operations Data
(in thousands except per share amounts):
Product sales — net	$62	$363	$580	$708
Total revenues	62	363	580	708
Costs of goods sold	-	102	90	108
Operating expenses	4,470	33,410	26,116	59,764
Amortization of deferred financing costs	(6,287)	(11,229)	—	—
Fair value — conversion feature liability	-	(460,000)	—	—
Fair value — warrant liability	-	(2,000)	—	—
All other (expense)/income -net	(372)	(1,435)	836	1,454
Loss before income taxes	(11,067)	(507,813)	(24,790)	(57,710)
Income tax benefit	-	1,975	1,470	929
Net loss	$(11,067)	$(505,838)	$(23,320)	$(56,781)
Net loss per basic and diluted common share *	$(0.61)	$(455.09)	$(39.36)	$(125.88)
Common shares used in computing net loss per basic and diluted share *	17,999	1,112	592	451

*	all figures have been retroactively adjusted to reflect a 1-for-50 reverse stock split effected in June 2009

	March 31, 2009 as adjusted for April 2009 financing, July 7, 2009 financing and this finacing (unaudited)	March 31, 2009 as adjusted for April 2009 financing and July 7, 2009 financing (unaudited)	March 31, 2009 as adjusted for the April 2009 financing (unaudited)	March 31, 2009 (unaudited, as reported)	December 31, 2008
Balance Sheet Data
(in thousands except per share amounts):
Cash and cash equivalents	$15,043	$8,648	$6,148	$598	$4,908
Working capital (deficiency)	4,935	(1,460)	(3,960)	(9,510)	(5,220)
Total assets	21,582	15,187	12,687	7,137	12,693
Total stockholders’equity/(deficit)	464	(1,636)	(4,635)	(10,585)	(4,864)

RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in our securities. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer. In such case, the market price of our common stock would likely decline due to the occurrence of any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Our business will suffer if we fail to obtain timely funding.

Our operations to date have required significant cash expenditures. Our future capital requirements will depend on the results of our research and development activities, preclinical studies and clinical trials, competitive and technological advances, and regulatory activities of the FDA and other regulatory authorities. In order to commercialize our products, seek new product candidates and continue our research and development programs, we will need to raise additional funds.

On June 9, 2008, we placed $20 million of senior secured convertible notes, or the 2008 Notes, with certain institutional and accredited investors. The 2008 Notes bear interest at an annual rate of 15% payable at quarterly intervals in other senior secured convertible promissory notes to the holder, and are presently convertible into shares of Genta common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal. Certain members of our senior management participated in this offering. The 2008 Notes are secured by a first lien on all of our assets.

On April 2, 2009, we entered into a securities purchase agreement with certain accredited institutional investors to place up to $12 million of senior secured convertible notes, or the April 2009 Notes, and corresponding warrants to purchase common stock. We closed on approximately $6 million of such notes and warrants on April 2, 2009. The April 2009 Notes bear interest at an annual rate of 8% payable semi-annually in other senior secured convertible promissory notes to the holder, and will be convertible into shares of our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal amount outstanding.

On July 7, 2009, we entered into a securities purchase agreement with certain accredited institutional investors to place up to $10 million in aggregate principal amount of units consisting of (i) 70% unsecured subordinated convertible notes, or the July 2009 Notes, and (ii) 30% common stock, or the July 2009 financing.  In connection with the sale of the units, we also issued to the investors two-year warrants to purchase common stock in an amount equal to 25% of the number of shares of common stock issuable upon conversion of the July 2009 Notes purchased by each investor.  We closed on approximately $3 million of such July 2009 Notes, common stock and warrants on July 7, 2009.

We will need to obtain more funding in the future through collaborations or other arrangements with research institutions and corporate partners or public and private offerings of our securities, including debt or equity financing. We may not be able to obtain adequate funds for our operations from these sources when needed or on acceptable terms. Future collaborations or similar arrangements may require us to license valuable intellectual property to, or to share substantial economic benefits with, our collaborators. If we raise additional capital by issuing additional equity or securities convertible into equity, our stockholders may experience dilution and our share price may decline. Any debt financing may result in restrictions on our spending.

If we are unable to raise additional funds, we will need to do one or more of the following:

•	delay, scale back or eliminate some or all of our research and product development programs;

•	license third parties to develop and commercialize products or technologies that we would otherwise seek to develop and commercialize ourselves;

•	attempt to sell our company;

•	cease operations; or

•	declare bankruptcy.

Presently, with no further financing, management projects that we will run out of funds in August 2009. We currently do not have any additional financing in place. If we are unable to raise additional financing, we could be required to reduce our spending plans, reduce our workforce, license to others products or technologies we would otherwise seek to commercialize ourselves and sell certain assets. There can be no assurance that we can obtain financing, if at all, on terms acceptable to us.

We may be unsuccessful in our efforts to obtain approval from the FDA or EMEA and commercialize Genasense® or our other pharmaceutical products.

The commercialization of our pharmaceutical products involves a number of significant challenges. In particular, our ability to commercialize products, such as Ganite® and Genasense®, depends, in large part, on the success of our clinical development programs, our efforts to obtain regulatory approvals and our sales and marketing efforts directed at physicians, patients and third-party payors. A number of factors could affect these efforts, including:

•	our ability to demonstrate clinically that our products are useful and safe in particular indications;

•	delays or refusals by regulatory authorities in granting marketing approvals;

•	our limited financial resources and sales and marketing experience relative to our competitors;

•	actual and perceived differences between our products and those of our competitors;

•	the availability and level of reimbursement for our products by third-party payors;

•	incidents of adverse reactions to our products;

•	side effects or misuse of our products and the unfavorable publicity that could result; and

•	the occurrence of manufacturing, supply or distribution disruptions.

We cannot assure you that Genasense® will receive FDA or EMEA approval. For example, the NDA for Genasense® in melanoma was withdrawn in 2004 after an advisory committee to the FDA failed to recommend approval. A negative decision was also received for a similar application in melanoma from the EMEA in 2007. Our NDA for Genasense® plus chemotherapy in patients with relapsed or refractory CLL was also unsuccessful.

Our financial condition and results of operations have been and will continue to be significantly affected by FDA and EMEA action with respect to Genasense®. Any adverse outcomes with respect to FDA and/or EMEA approvals could negatively impact our ability to obtain additional funding or identify potential partners.

Ultimately, our efforts may not prove to be as effective as those of our competitors. In the U.S. and elsewhere, our products will face significant competition. The principal conditions on which our product development efforts are focused and some of the other disorders for which we are conducting additional studies, are currently treated with several drugs, many of which have been available for a number of years or are available in inexpensive generic forms. Thus, even if we obtain regulatory approvals, we will need to demonstrate to physicians, patients and third-party payors that the cost of our products is reasonable and appropriate in light of their safety and efficacy, the price of competing products and the relative health care benefits to the patient. If we are unable to demonstrate that the costs of our products are reasonable and appropriate in light of these factors, we will likely be unsuccessful in commercializing our products.

Recurring losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern and we may not be able to continue as a going concern.

Our recurring losses from operations and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statement for the year ended December 31, 2008 with respect to this uncertainty. Substantial doubt about our ability to continue as a going concern may create negative reactions to the price of the common shares of our stock and we may have a more difficult time obtaining financing.

We have prepared our financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should we be unable to continue in existence.

We have relied on and continue to rely on our contractual collaborative arrangements with research institutions and corporate partners for development and commercialization of our products. Our business could suffer if we are not able to enter into suitable arrangements, maintain existing relationships, or if our collaborative arrangements are not successful in developing and commercializing products.

We have entered into collaborative relationships relating to the conduct of clinical research and other research activities in order to augment our internal research capabilities and to obtain access to specialized knowledge and expertise. Our business strategy depends in part on our continued ability to develop and maintain relationships with leading academic and research institutions and with independent researchers. The competition for these relationships is intense, and we can give no assurances that we will be able to develop and maintain these relationships on acceptable terms.

We also seek strategic alliances with corporate partners, primarily pharmaceutical and biotechnology companies, to help us develop and commercialize drugs. Various problems can arise in strategic alliances. A partner responsible for conducting clinical trials and obtaining regulatory approval may fail to develop a marketable drug. A partner may decide to pursue an alternative strategy or focus its efforts on alliances or other arrangements with third parties. A partner that has been granted marketing rights for a certain drug within a geographic area may fail to market the drug successfully. Consequently, strategic alliances that we may enter into may not be scientifically or commercially successful.

We cannot control the resources that any collaborator may devote to our products. Any of our present or future collaborators may not perform their obligations as expected. These collaborators may breach or terminate their agreements with us, for instance upon changes in control or management of the collaborator, or they may otherwise fail to conduct their collaborative activities successfully and in a timely manner.

In addition, our collaborators may elect not to develop products arising out of our collaborative arrangements or to devote sufficient resources to the development, regulatory approval, manufacture, marketing or sale of these products. If any of these events occur, we may not be able to develop or commercialize our products.

An important part of our strategy involves conducting multiple product development programs. We may pursue opportunities in fields that conflict with those of our collaborators. In addition, disagreements with our collaborators could develop over rights to our intellectual property. The resolution of such conflicts and disagreements may require us to relinquish rights to our intellectual property that we believe we are entitled to. In addition, any disagreement or conflict with our collaborators could reduce our ability to obtain future collaboration agreements and negatively impact our relationship with existing collaborators. Such a conflict or disagreement could also lead to delays in collaborative research, development, regulatory approval or commercialization of various products or could require or result in litigation or arbitration, which would be time consuming and expensive, divert the attention of our management and could have a significant negative impact on our business, financial condition and results of operations.

We anticipate that we will incur additional losses and we may never be profitable.

We have never been profitable. We have incurred substantial annual operating losses associated with ongoing research and development activities, preclinical testing, clinical trials, regulatory submissions and manufacturing activities. From the period since our inception to March 31, 2009, we have incurred a cumulative net deficit of $955.2 million. We may never achieve revenue sufficient for us to attain profitability. Achieving profitability is unlikely unless Genasense® receives approval from the FDA or EMEA for commercial sale in one or more indications.

Our business depends heavily on a small number of products.

We currently market and sell one product, Ganite® and the principal patent covering its use for the approved indication expired in April 2005. If Genasense® is not approved, if approval is significantly delayed, or if in the event of approval the product is commercially unsuccessful, then we do not expect significant sales of other products to offset this loss of potential revenue.

To diversify our product line in the long term, it will be important for us to identify suitable technologies and products for acquisition or licensing and development. If we are unable to identify suitable technologies and products, or if we are unable to acquire or license products we identify, we may be unable to diversify our product line and to generate long-term growth.

We may be unable to obtain or enforce patents, other proprietary rights and licenses to protect our business; we could become involved in litigation relating to our patents or licenses that could cause us to incur additional costs and delay or prevent our introduction of new drugs to market.

Our success will depend to a large extent on our ability to:

•	obtain U.S. and foreign patent or other proprietary protection for our technologies, products and processes;

•	preserve trade secrets; and

•	operate without infringing the patent and other proprietary rights of third parties.

Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these types of patents are still developing, and they involve complex legal and factual questions. As a result, our ability to obtain and enforce patents that protect our drugs is highly uncertain. If we are unable to obtain and enforce patents and licenses to protect our drugs, our business, results of operations and financial condition could be adversely affected.

We hold numerous U.S., foreign and international patents covering various aspects of our technology, which include novel compositions of matter, methods of large-scale synthesis and methods of controlling gene expression and methods of treating disease. In the future, however, we may not be successful in obtaining additional patents despite pending or future applications. Moreover, our current and future patents may not be sufficient to protect us against competitors who use similar technology. Additionally, our patents, the patents of our business partners and the patents for which we have obtained licensing rights may be challenged, narrowed, invalidated or circumvented. Furthermore, rights granted under our patents may not be broad enough to cover commercially valuable drugs or processes, and therefore, may not provide us with sufficient competitive advantage with respect thereto.

The pharmaceutical and biotechnology industries have been greatly affected by time-consuming and expensive litigation regarding patents and other intellectual property rights. We may be required to commence, or may be made a party to, litigation relating to the scope and validity of our intellectual property rights or the intellectual property rights of others. Such litigation could result in adverse decisions regarding the patentability of our inventions and products, the enforceability, validity or scope of protection offered by our patents or our infringement of patents held by others. Such decisions could make us liable for substantial money damages, or could bar us from the manufacture, sale or use of certain products. Moreover, an adverse decision may also compel us to seek a license from a third party. The costs of any license may be prohibitive and we may not be able to enter into any required licensing arrangement on terms acceptable to us.

The cost to us of any litigation or proceeding relating to patent or license rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of complex patent or licensing litigation more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on our ability to compete in the marketplace.

We also may be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office in opposition or similar proceedings before foreign patent offices and in International Trade Commission proceedings aimed at preventing the importation of drugs that would compete unfairly with our drugs. These types of proceedings could cause us to incur considerable costs.

The principal patent covering the use of Ganite® for its approved indication, including Hatch-Waxman extensions, expired in April 2005.

Genta’s patent portfolio includes approximately 65 granted patents and 66 pending applications in the U.S. and foreign countries. We endeavor to seek appropriate U.S. and foreign patent protection on our oligonucleotide technology.

We have licensed ten U.S. patents relating to Genasense® and its backbone chemistry that expire between 2008 and 2015. Corresponding patent applications have been filed in three foreign countries. We also own five U.S. patent applications relating to methods of using Genasense® expected to expire in 2020 and 2026, with approximately 50 corresponding foreign patent applications and granted patents.

Most of our products are in an early stage of development, and we may never receive regulatory approval for these products.

Most of our resources have been dedicated to the research and development of potential antisense pharmaceutical products such as Genasense®, based upon oligonucleotide technology. While we have demonstrated the activity of antisense oligonucleotide technology in model systems in vitro and in animals, Genasense® is our only antisense product to have been tested in humans. Several of our other technologies that serve as a possible basis for pharmaceutical products are only in preclinical testing. Results obtained in preclinical studies or early clinical investigations are not necessarily indicative of results that will be obtained in extended human clinical trials. Our products may prove to have undesirable and unintended side effects or other characteristics that may prevent our obtaining FDA or foreign regulatory approval for any indication. In addition, it is possible that research and discoveries by others will render our oligonucleotide technology obsolete or noncompetitive.

We will not be able to commercialize our product candidates if our preclinical studies do not produce successful results or if our clinical trials do not demonstrate safety and efficacy in humans.

Our success will depend on the success of our currently ongoing clinical trials and subsequent clinical trials that have not yet begun. It may take several years to complete the clinical trials of a product, and a failure of one or more of our clinical trials can occur at any stage of testing. We believe that the development of each of our product candidates involves significant risks at each stage of testing. If clinical trial difficulties and failures arise, our product candidates may never be approved for sale or become commercially viable. We do not believe that any of our product candidates have alternative uses if our current development activities are unsuccessful.

There are a number of difficulties and risks associated with clinical trials. These difficulties and risks may result in the failure to receive regulatory approval to sell our product candidates or the inability to commercialize any of our product candidates. The possibility exists that:

•
we may discover that a product candidate does not exhibit the expected therapeutic results in humans, may cause harmful side effects or have other unexpected characteristics that may delay or preclude regulatory approval or limit commercial use if approved;

•	the results from early clinical trials may not be statistically significant or predictive of results that will be obtained from expanded, advanced clinical trials;

•
institutional review boards or regulators, including the FDA, may hold, suspend or terminate our clinical research or the clinical trials of our product candidates for various reasons, including noncompliance with regulatory requirements or if, in their opinion, the participating subjects are being exposed to unacceptable health risks;

•	subjects may drop out of our clinical trials;

•
our preclinical studies or clinical trials may produce negative, inconsistent or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials; and

•	the cost of our clinical trials may be greater than we currently anticipate.

Between 2004 and 2007, we reported that randomized trials of Genasense® in patients with myeloma, acute myeloid leukemia, (AML), hormone-refractory prostate cancer, small cell lung cancer and non small cell lung cancer were not sufficiently positive to warrant further investigation on the dose-schedules that were examined or with the chemotherapy that was employed in these trials. Data from these trials have been presented at various scientific meetings.

We cannot assure you that our ongoing preclinical studies and clinical trials will produce successful results in order to support regulatory approval of Genasense® in any territory or for any indication. Failure to obtain approval, or a substantial delay in approval of Genasense® for these or any other indications would have a material adverse effect on our results of operations and financial condition.

Clinical trials are costly and time consuming and are subject to delays; our business would suffer if the development process relating to our products were subject to meaningful delays.

Clinical trials are very costly and time-consuming. The length of time required to complete a clinical study depends upon many factors, including but not limited to the size of the patient population, the ability of patients to get to the site of the clinical study, the criteria for determining which patients are eligible to join the study and other issues. Delays in patient enrollment and other unforeseen developments could delay completion of a clinical study and increase its costs, which could also delay any eventual commercial sale of the drug that is the subject of the clinical trial.

Our commencement and rate of completion of clinical trials also may be delayed by many other factors, including the following:

•	inability to obtain sufficient quantities of materials for use in clinical trials;

•	inability to adequately monitor patient progress after treatment;

•	unforeseen safety issues;

•	the failure of the products to perform well during clinical trials; and

•	government or regulatory delays.

If we fail to obtain the necessary regulatory approvals, we cannot market and sell our products in the United States.

The FDA imposes substantial pre-market approval requirements on the introduction of pharmaceutical products. These requirements involve lengthy and detailed preclinical and clinical testing and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more depending upon the type, complexity and novelty of the product. We cannot apply for FDA approval to market any of our products under development until preclinical and clinical trials on the product are successfully completed. Several factors could prevent successful completion or cause significant delays of these trials, including an inability to enroll the required number of patients or failure to demonstrate adequately that the product is safe and effective for use in humans. If safety concerns develop, the FDA could stop our trials before completion. We may not market or sell any product for which we have not obtained regulatory approval.

We cannot assure you that the FDA will ever approve the use of our products that are under development. If the patient populations for which our products are approved are not sufficiently broad, or if approval is accompanied by unanticipated labeling restrictions, the commercial success of our products could be limited and our business, results of operations and financial condition could consequently be materially adversely affected.

If the third party manufacturers upon which we rely fail to produce our products in the volumes that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the commercialization of, or be unable to meet demand for, our products and may lose potential revenues.

We do not manufacture any of our products or product candidates and we do not plan to develop any capacity to do so. We have contracted with third-party manufacturers to manufacture Ganite® and Genasense®. The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, especially in scaling up initial production. These problems include difficulties with production costs and yields, quality control and assurance and shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Our third-party manufacturers may not perform as agreed or may terminate their agreements with us.

In addition to product approval, any facility in which Genasense® is manufactured or tested for its ability to meet required specifications must be approved by the FDA and/or the EMEA before it can manufacture Genasense®. Failure of the facility to be approved could delay the approval of Genasense®.

We do not currently have alternate manufacturing plans in place. The number of third-party manufacturers with the expertise, required regulatory approvals and facilities to manufacture bulk drug substance on a commercial scale is limited, and it would take a significant amount of time to arrange for alternative manufacturers. If we need to change to other commercial manufacturers, the FDA and comparable foreign regulators must approve these manufacturers’ facilities and processes prior to our use, which would require new testing and compliance inspections, and the new manufacturers would have to be educated in or independently develop the processes necessary for the production of our products.

Any of these factors could cause us to delay or suspend clinical trials, regulatory submissions, required approvals or commercialization of our products or product candidates, entail higher costs and result in our being unable to effectively commercialize our products. Furthermore, if our third-party manufacturers fail to deliver the required commercial quantities of bulk drug substance or finished product on a timely basis and at commercially reasonable prices, and we were unable to promptly find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volume and on a timely basis, we would likely be unable to meet demand for our products and we would lose potential revenues.

Even if we obtain regulatory approval, we will be subject to ongoing regulation, and any failure by us or our manufacturers to comply with such regulation could suspend or eliminate our ability to sell our products.

Ganite®, Genasense® (if it obtains regulatory approval), and any other product we may develop will be subject to ongoing regulatory oversight, primarily by the FDA. Failure to comply with post-marketing requirements, such as maintenance by us or by the manufacturers of our products of current Good Manufacturing Practices as required by the FDA, or safety surveillance of such products or lack of compliance with other regulations could result in suspension or limitation of approvals or other enforcement actions. Current Good Manufacturing Practices are FDA regulations that define the minimum standards that must be met by companies that manufacture pharmaceuticals and apply to all drugs for human use, including those to be used in clinical trials, as well as those produced for general sale after approval of an application by the FDA. These regulations define requirements for personnel, buildings and facilities, equipment, control of raw materials and packaging components, production and process controls, packaging and label controls, handling and distribution, laboratory controls and recordkeeping. Furthermore, the terms of any product candidate approval, including the labeling content and advertising restrictions, may be so restrictive that they could adversely affect the marketability of our product candidates. Any such failure to comply or the application of such restrictions could limit our ability to market our product candidates and may have a material adverse effect on our business, results of operations and financial condition. Such failures or restrictions may also prompt regulatory recalls of one or more of our products, which could have material and adverse effects on our business.

The raw materials for our products are produced by a limited number of suppliers, and our business could suffer if we cannot obtain needed quantities at acceptable prices and qualities.

The raw materials that we require to manufacture our drugs, particularly oligonucleotides and taxanes, are available from only a few suppliers. If these suppliers cease to provide us with the necessary raw materials or fail to provide us with an adequate supply of materials at an acceptable price and quality, we could be materially adversely affected.

If third-party payors do not provide coverage and reimbursement for use of our products, we may not be able to successfully commercialize our products.

Our ability to commercialize drugs successfully will depend in part on the extent to which various third-party payors are willing to reimburse patients for the costs of our drugs and related treatments. These third-party payors include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors often challenge the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our drugs, even if they are safer or more effective than the alternatives. In addition, the federal government and private insurers have changed and continue to consider ways to change the manner in which health care products and services are provided and paid for in the United States. In particular, these third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments we collect from sales of our products. Internationally, medical reimbursement systems vary significantly, with some countries requiring application for, and approval of, government or third-party reimbursement. In addition, some medical centers in foreign countries have fixed budgets, regardless of levels of patient care. Even if we succeed in bringing therapeutic products to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in quantities, or at prices, that will enable us to achieve profitability.

Our business exposes us to potential product liability that may have a negative effect on our financial performance and our business generally.

The administration of drugs to humans, whether in clinical trials or commercially, exposes us to potential product and professional liability risks, which are inherent in the testing, production, marketing and sale of human therapeutic products. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance and materially and adversely affect our business. We maintain product liability insurance (subject to various deductibles), but our insurance coverage may not be sufficient to cover claims. Furthermore, we cannot be certain that we will always be able to maintain or increase our insurance coverage at an affordable price. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with or adversely affect our business and financial performance.

We may incur a variety of costs to engage in future acquisitions of companies, products or technologies, and the anticipated benefits of those acquisitions may never be realized.

As a part of our business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies, although no significant acquisition or investments are currently pending. Any future acquisitions would be accompanied by risks such as:

•	difficulties in assimilating the operations and personnel of acquired companies;

•	diversion of our management’s attention from ongoing business concerns;

•	our potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights to our products and services;

•	additional expense associated with amortization of acquired assets;

•	maintenance of uniform standards, controls, procedures and policies; and

•	impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management personnel.

We cannot guarantee that we will be able to successfully integrate any business, products, technologies or personnel that we might acquire in the future, and our failure to do so could harm our business.

We face substantial competition from other companies and research institutions that are developing similar products, and we may not be able to compete successfully.

In many cases, our products under development will be competing with existing therapies for market share. In addition, a number of companies are pursuing the development of antisense technology and controlled-release formulation technology and the development of pharmaceuticals utilizing such technologies. We compete with fully integrated pharmaceutical companies that have more substantial experience, financial and other resources and superior expertise in research and development, manufacturing, testing, obtaining regulatory approvals, marketing and distribution. Smaller companies may also prove to be significant competitors, particularly through their collaborative arrangements with large pharmaceutical companies or academic institutions. Furthermore, academic institutions, governmental agencies and other public and private research organizations have conducted and will continue to conduct research, seek patent protection and establish arrangements for commercializing products. Such products may compete directly with any products that may be offered by us.

Our competition will be determined in part by the potential indications for which our products are developed and ultimately approved by regulatory authorities. For certain of our potential products, an important factor in competition may be the timing of market introduction of our or our competitors’ products. Accordingly, the relative speed with which we can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. We expect that competition among products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price, patent position and sales, marketing and distribution capabilities. The development by others of new treatment methods could render our products under development non-competitive or obsolete.

Our competitive position also depends upon our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often-substantial period between technological conception and commercial sales. We cannot assure you that we will be successful in this regard.

We are dependent on our key executives and scientists, and the loss of key personnel or the failure to attract additional qualified personnel could harm our business.

Our business is highly dependent on our key executives and scientific staff. The loss of key personnel or the failure to recruit necessary additional or replacement personnel will likely impede the achievement of our development objectives. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and there can be no assurances that we will be able to attract and retain the qualified personnel necessary for the development of our business.

Risks Related to Outstanding Litigation

The outcome of and costs relating to pending litigation are uncertain.

In November 2008, a complaint against us and our transfer agent, BNY Mellon Shareholder Services, was filed in the Supreme Court of the State of New York by an individual stockholder. The complaint alleges that we and our transfer agent caused or contributed to losses suffered by the stockholder. We deny the allegations of the complaint and intend to vigorously defend this lawsuit.

In September 2008, several of our stockholders, on behalf of themselves and all others similarly situated, filed a class action complaint against us, our Board of Directors, and certain of our executive officers in Superior Court of New Jersey, captioned Collins v. Warrell, Docket No. L-3046-08. The complaint alleged that in issuing convertible notes in June 2008, our Board of Directors, and certain officers breached their fiduciary duties, and we aided and abetted the breach of fiduciary duty.  We filed a motion to dismiss on December 29, 2008.  On March 20, 2009, our motion to dismiss was granted, and on April 30, 2009, the plaintiffs filed a notice of appeal with the Appellate Division.  On May 13, 2009, the plaintiffs filed a motion for relief from judgment based on a claim of new evidence, which was denied on June 12, 2009.  The plaintiffs also asked the Appellate Division for a temporary remand to permit the Superior Court judge to resolve the issues of the new evidence plaintiffs sought to raise.  By order dated June 25, 2009, and filed on July 6, 2009, the Appellate Division granted the motion for temporary remand, and directed the issues on remand to be resolved in 30 days.  A hearing on the plaintiff's motion is scheduled for Friday, July 31, 2009.

Risks Related to Our Common Stock

Provisions in our restated certificate of incorporation and bylaws and Delaware law may discourage a takeover and prevent our stockholders from receiving a premium for their shares.

Provisions in our restated certificate of incorporation and bylaws may discourage third parties from seeking to obtain control of us and, therefore, could prevent our stockholders from receiving a premium for their shares. Our restated certificate of incorporation gives our Board of Directors the power to issue shares of preferred stock without approval of the holders of common stock. Any preferred stock that is issued in the future could have voting rights, including voting rights that could be superior to that of our common stock. The affirmative vote of 66 2/3% of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the amendment of certain provisions of our certificate of incorporation. Our bylaws contain provisions that regulate how stockholders may present proposals or nominate directors for election at annual meetings of stockholders.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which contains restrictions on stockholder action to acquire control of us.

In September 2005, our Board of Directors approved a Stockholder Rights Plan and declared a dividend of one preferred stock purchase right, which we refer to as a Right, for each share of our common stock held of record as of the close of business on September 27, 2005. In addition, Rights shall be issued in respect of all shares of common stock issued after such date. The Rights contain provisions to protect stockholders in the event of an unsolicited attempt to acquire us, including an accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all stockholders equally and other activities that the Board believes are not in the best interests of stockholders. The Rights may discourage a takeover and prevent our stockholders from receiving a premium for their shares.

We have not paid, and do not expect to pay in the future, cash dividends on our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying any such dividends in the foreseeable future. We currently intend to retain our earnings, if any, for the development of our business.

Our stock price is volatile.

The market price of our common stock, like that of the common stock of many other biopharmaceutical companies, has been and likely will continue to be highly volatile. Factors that could have a significant impact on the future price of our common stock include but are not limited to:

•	the results of preclinical studies and clinical trials by us or our competitors;

•	announcements of technological innovations or new therapeutic products by us or our competitors;

•	government regulation;

•	developments in patent or other proprietary rights by us or our competitors, including litigation;

•	fluctuations in our operating results; and

•	market conditions for biopharmaceutical stocks in general.

At March 31, 2009, our outstanding convertible notes were convertible into 106 million shares of common stock. On April 2, 2009 we sold additional notes and warrants, convertible into 78 million shares of common stock. On July 7, 2009, we sold approximately $3 million of notes, common stock and warrants.  Future sales of shares of our common stock by existing stockholders, holders of preferred stock who might convert such preferred stock into common stock, holders of convertible notes who might convert such convertible notes into common stock and option and warrant holders who may exercise their options and warrants to purchase common stock also could adversely affect the market price of our common stock. Moreover, the perception that sales of substantial amounts of our common stock might occur could adversely affect the market price of our common stock.

As our convertible noteholders convert their notes into shares of our common stock, our stockholders will be diluted.

On June 9, 2008, we placed $20 million of senior secured convertible notes, or the 2008 Notes, with certain institutional and accredited investors. The 2008 Notes bear interest at an annual rate of 15% payable at quarterly intervals in other senior secured convertible promissory notes to the holder, and are presently convertible, after adjusting for the April 2009 note offering and the 1:50 reverse stock split, into shares of our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal. Certain members of our senior management participated in this offering. The 2008 Notes are secured by a first lien on all of our assets.  At June 30, 2009, our outstanding 2008 Notes were convertible into approximately 28.3 million shares of our common stock.

On April 2, 2009, we entered into a securities purchase agreement with certain accredited institutional investors to place up to $12 million of senior secured convertible notes, or the April 2009 Notes, and corresponding warrants to purchase common stock. We closed on approximately $6 million of such notes and warrants on April 2, 2009. The April 2009 Notes bear interest at an annual rate of 8% payable semi-annually in other senior secured convertible promissory notes to the holder, and will be convertible into shares of our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal amount outstanding, adjusting for the 1:50 reverse stock split.  The April 2009 Notes are secured by a first lien on all of our assets.  At June 30, 2009, our outstanding April 2009 Notes were convertible into approximately 59.5 million shares of our common stock.

On July 7, 2009, we entered into a securities purchase agreement with certain accredited institutional investors to place up to $10 million in aggregate principal amount of units consisting of (i) 70% unsecured subordinated convertible notes, or the July 2009 Notes, and (ii) 30% common stock.  In connection with the sale of the units, we also issued to the investors two-year warrants to purchase common stock in an amount equal to 25% of the number of shares of common stock issuable upon conversion of the July 2009 Notes purchased by each investor.  We closed on approximately $3 million of such July 2009 Notes, common stock and warrants on July 7, 2009.

The conversion of some or all of our notes dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon conversion of the notes could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If holders of our notes elect to convert their notes and sell material amounts of our common stock in the market, such sales could cause the price of our common stock to decline, and such downward pressure on the price of our common stock may encourage short selling of our common stock by holders of our notes or others.

If there is significant downward pressure on the price of our common stock, it may encourage holders of notes or others to sell shares by means of short sales to the extent permitted under the U.S. securities laws.  Short sales involve the sale by a holder of notes, usually with a future delivery date, of common stock the seller does not own.  Covered short sales are sales made in an amount not greater than the number of shares subject to the short seller’s right to acquire common stock, such as upon conversion of notes.  A holder of notes may close out any covered short position by converting its notes or purchasing shares in the open market.  In determining the source of shares to close out the covered short position, a holder of notes will likely consider, among other things, the price of common stock available for purchase in the open market as compared to the conversion price of the notes.  The existence of a significant number of short sales generally causes the price of common stock to decline, in part because it indicates that a number of market participants are taking a position that will be profitable only if the price of the common stock declines.

Our common stock is considered a "penny stock" and does not qualify for exemption from the “penny stock” restrictions, which may make it more difficult for you to sell your shares.

Our common stock is classified as a “penny stock” by the SEC and is subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in “penny stocks.” The SEC has adopted regulations which define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, these rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market. Disclosure is also required to be made about current quotations for the securities and commissions payable to both the broker-dealer and the registered representative. Finally, broker-dealers must send monthly statements to purchasers of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result of our shares of common stock being subject to the rules on penny stocks, the liquidity of our common stock may be adversely affected.

Risks Related to this Offering

We have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

We have a significant amount of debt. As of March 31, 2009, we had a face amount of debt outstanding  of $10.7 million, consisting solely of 2008 Notes. As adjusted to give effect to the $6.0 million face value of our April 2009 Notes, our July 7, 2009 financing of $2.1 million in convertible notes and this offering of $4.9 million of convertible notes, the face value of our outstanding debt on March 31, 2009 would be approximately $23.7 million. As of June 30, 2009, we had a face amount of debt outstanding of $8.8 million, consisting of the face value of April 2009 Notes of $6.0 million and the face value of 2008 Notes of $2.8 million. As adjusted to give effect to the July 7, 2009 financing of $2.1 million in convertible notes and this offering of $4.9 million of convertible notes, we would have had approximately $15.8 million of outstanding debt.

Our aggregate level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under our outstanding debt, including the August 2009 Notes;

•
resulting in an event of default if we fail to comply with the restrictive covenants contained in our debt agreements, which could result in all of our debt becoming due and payable and, in the case of an event of default under our secured debt, could permit the lenders to foreclose on our assets securing such debt;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

Our substantial amount of secured debt may prevent us from obtaining additional financing in the future or make the terms of securing such additional financing more onerous to us.

The 2008 Notes and April 2009 Notes are secured by a first priority lien on our assets and the July 2009 Notes and August 2009 Notes are unsecured. While the terms or availability of additional capital is always uncertain, should we need to obtain additional financing in the future, because of the existing liens on our assets, it may be even more difficult for us to do so. Potential future lenders may be unwilling to provide financing on an unsecured basis and may not agree to share the collateral with our existing secured debt. Alternatively, if we are able to raise additional financing in the future, the terms of any such financing may be onerous to us. This potential inability to obtain borrowings or our obtaining borrowings on unfavorable terms could negatively impact our operations and impair our ability to maintain sufficient working capital.

The market value of the notes and warrants may be exposed to substantial volatility.

A number of factors, including factors specific to us and our business, financial condition and liquidity, the price of our common stock, economic and financial market conditions, interest rates, unavailability of capital and financing sources, volatility levels and other factors could lead to a decline in the value of the August 2009 Notes, August 2009 Shares and warrants and a lack of liquidity in the market, if any, for the August 2009 Notes and August 2009 Shares. As has recently been evident in the current turmoil in the global financial markets, the present economic slowdown and the uncertainty over its breadth, depth and duration, the entire convertible note market can experience sudden and sharp price swings and changes in liquidity, which can be exacerbated by large or sustained sales by major investors in the convertible notes, a default by a high-profile issuer, regulatory changes, or simply a change in the market’s psychology regarding convertible notes. Moreover, if one or more of the rating agencies rates the August 2009 Notes and assigns a rating that is below the expectations of investors, or lowers its or their rating(s) of the August 2009 Notes, the price of the notes would likely decline.

Declines in the market price of our common stock may depress the trading price of the August 2009 Notes and warrants.

The market price of our common stock has experienced, and may continue to experience, significant volatility. From January 1, 2007 through May 7, 2008, the trading price of our common stock on the NASDAQ Global Market ranged from a low of $0.15 per share to a high of $3.36 per share. From May 7, 2008 through July 14, 2009, the trading price of our common stock on the OTC Bulletin Board has ranged from a low of $0.13 per share to a high of $37.45 per share. Because the August 2009 Notes are convertible into, and the warrants are exercisable for, shares of our common stock, declines in the price of our common stock may depress the trading price of the August 2009 Notes and warrants. The risk of depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their August 2009 Notes or exercise of their warrants.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	quarterly variations in operating results;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent months has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of the August 2009 Notes and warrants and the price of our common stock issued upon conversion of the August 2009 Notes and exercise of the warrants.

The conversion rate of the August 2009 Notes may not be adjusted for certain dilutive events that may occur.

As described more fully herein, we will adjust the conversion rate of the August 2009 Notes for certain events, including, among others:

•	the issuance of stock dividends on our common stock;

•	the issuance of certain rights or warrants;

•	certain subdivisions and combinations of our capital stock;

•	the distribution of capital stock, indebtedness, cash or other assets; and

•	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash at a price above the current conversion price or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your notes may be convertible may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, may occur.

We may not be able to provide you with all of the shares of our common stock that you would otherwise be entitled to receive upon a conversion of the August 2009 Notes, upon payment of interest in shares of our common stock or upon exercise of the warrants because the August 2009 Notes and warrants contain a cap on the shares we may issue to any holder.

You will not be entitled to convert the August 2009 Notes or exercise the warrants to the extent (and only to the extent) that such conversion or exercise would cause you (including your affiliates) to become, directly or indirectly, a “beneficial owner” (as defined within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 4.999% of the shares of our common stock outstanding at such time (in the case of the warrants) and more than 9.999% of the shares of our  common stock outstanding at such time (in the case of the August 2009 Notes).  This limitation also applies to our ability to pay interest in shares of our common stock. We refer to this limitation as the “issuance cap.”

We may not have the ability to pay principal or interest on the August 2009 Notes when due.

The August 2009 Notes mature on August [ ], 2011 and bear interest payable semi-annually at a rate of 8.00% per annum. Absent additional financing, we will likely not have sufficient funds to pay the principal upon maturity or upon any acceleration thereof. In addition, we may not have sufficient funds to pay interest on the August 2009 Notes. If we fail to pay principal or interest on the August 2009 Notes when due, we will be in default under the indenture governing the August 2009 Notes.

We are subject only to limited covenants in the indenture for the August 2009 Notes, and these limited covenants may not protect your investment.

The indenture for the August 2009 Notes does not:

•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict our ability to repurchase our securities; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities.

Furthermore, the indenture governing the August 2009 Notes will not restrict our ability to incur additional indebtedness, including additional secured indebtedness, or our ability to designate any secured indebtedness as senior to, or pari-passu with, the August 2009 Notes. We could engage in many types of transactions, such as incurring additional indebtedness or engaging in acquisitions, refinancings or recapitalizations, which could substantially affect our capital structure and the value of the August 2009 Notes and warrants and our common stock. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the August 2009 Notes and warrants.

If an active and liquid trading market for the August 2009 Notes and warrants does not develop, the market price of the August 2009 Notes and warrants may decline and you may be unable to sell your August 2009 Notes and warrants.

The August 2009 Notes and warrants are a new issue of securities for which there is currently no public market. We do not intend to list the August 2009 Notes and warrants on any national securities exchange. An active trading market is not expected to develop for the August 2009 Notes and warrants. Even if a trading market for the August 2009 Notes and warrants develops, the market may not be liquid. If an active trading market does not develop, you may be unable to resell your August 2009 Notes and warrants or may only be able to sell them at a substantial discount.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the August 2009 Notes and warrants.

Any issuance of equity securities by us after this offering, including the issuance of shares upon conversion of the August 2009 Notes and warrants, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their August 2009 Notes or exercise of the warrants, and could substantially decrease the trading price of our common stock and the August 2009 Notes and warrants. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, for acquisitions, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options, in order to satisfy obligations under debt that remains outstanding, or for other reasons. In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view our convertible notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading price of the notes and any common stock that holders receive upon conversion of the notes.

Provisions in the indenture for the August 2009 Notes, our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

The indenture for the August 2009 Notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the August 2009 Notes. These and other provisions, including the provisions of our charter documents and Delaware law described under “Description of capital stock” could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you. In addition, in September 2005, the Board of Directors adopted a stockholder rights plan and declared a dividend of one preferred stock purchase right, or right, for each outstanding share of our common stock, payable to holders of record as of the close of business on September 27, 2005. In addition, rights shall be issued in respect of all shares of common stock issued after such date, including the shares issued hereunder, pursuant to the plan. Generally, the rights become exercisable upon the earlier of the close of business on the tenth business day following the first public announcement that any person or group has become a beneficial owner of 15% or more of our common stock and the close of business on the tenth business day after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming a beneficial owner of 15% or more of the our common stock.

An adverse rating of the August 2009 Notes may cause their trading price to fall.

We do not intend to seek a rating of the August 2009 Notes. However, if a rating agency rates the August 2009 Notes, it may assign a rating that is lower than investors’ expectations. Ratings agencies also may lower ratings on the August 2009 Notes in the future. If rating agencies assign a lower-than-expected rating to the August 2009 Notes or to our credit ratings in general or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the August 2009 Notes could significantly decline, the liquidity of any market for the August 2009 Notes could be adversely impacted, our cost of financing could increase and our access to the capital markets could be limited. A rating is based upon information furnished by us or obtained by the rating agency from its own sources and is subject to revision, suspension or withdrawal by the rating agency at any time. Rating agencies may review the ratings assigned to the August 2009 Notes due to developments that are beyond our control. We cannot assure you that any ratings on the August 2009 Notes will not be downgraded in the near future.

You may have to pay US taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the August 2009 Notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for US federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right.

As a holder of August 2009 Notes or warrants, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold August 2009 Notes or warrants, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock to you upon conversion of your August 2009 Notes or exercise of your warrants. For example, in the event that an amendment is proposed to our Certificate of Incorporation or code of regulations requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to have received common stock upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Recent actions taken by the SEC to address abusive short selling may not effectively prevent security holders from engaging in short sales, which could further contribute to downward pressure on the trading price of our common stock. At the same time, these actions may also make it more difficult and/or expensive to hedge positions in convertible securities.

The SEC recently adopted various rules and rule amendments to address potentially manipulative short selling activities, including adopting new anti-fraud rule, Rule 10b-21 under the Exchange Act to address naked short selling, amending Rule 203 of Regulation SHO to eliminate an exception for certain options market makers, and adopting new Rule 204T of Regulation SHO, which generally mandates that a sales transaction for common stock be closed out on the fourth day following the trade’s date. In particular, Rule 10b-21 specifically provides that it is a manipulative or deceptive device or contrivance for any seller of equity securities of a public company to deceive its brokers about its intention or ability to deliver the relevant securities in time for settlement and to fail to deliver shares by the close of business on the trade’s settlement date. As a result of the SEC’s focus on closing out failures to deliver securities in connection with sales transactions, a holder of August 2009 Notes may find it more difficult and/or expensive to hedge its investment. However, the full effects of the recent SEC actions, if any, are not clear, including whether such actions will deter short selling and the effect these rule changes will have on the market for convertible securities generally and on the market for the August 2009 Notes.

Our use of the offering proceeds may not yield a favorable return on your investment.

We currently anticipate that the net proceeds from this offering will be used primarily for clinical development, research and development activities, commercialization expenses and for general corporate purposes. In addition, we may also use such proceeds to acquire equipment, potential licenses and acquisitions of complementary products, technologies or businesses. If we only raise three million dollars, our fees and expenses will comprise approximately 12% of the aggregate offering proceeds. There is a substantial likelihood that we would need to raise additional funds within the next two months. If we only raise five million dollars, our fees and expenses will comprise approximately 10% of the aggregate offering proceeds. We would need to raise additional funds before the end of 2009.

Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we will invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as a result, our stock price could decline.

The offering price will be substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of March 31, 2009 adjusted for our April 2009 Notes and our July 7, 2009 financing, investors purchasing common stock in this offering will incur immediate dilution of $(0.29) per share, based on the assumed offering price of $0.10 per share. We believe that following this offering, our current cash, cash equivalents and short-term investments, together with the anticipated proceeds from this offering, will be sufficient to fund our operations through the third quarter of 2009; however, our projected revenue may decrease or our expenses may increase and that would lead to our cash resources being consumed earlier than currently anticipated. In addition to this offering, subject to market conditions and other factors, we likely will pursue raising additional funds in the future, as we continue to build our business. In future years, we will likely need to raise significant additional funding to finance our operations and to fund clinical trials, regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will also result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products and services will significantly increase, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed above. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” or elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We estimate that the net proceeds to us from our sale of up to $7.0 million of an aggregate principal amount of units, consisting of convertible notes in an aggregate principal amount of $4.9 million, common stock in an aggregate principal amount of $2.1 million and warrants to purchase 12,250,000 shares of our common stock in this offering will be approximately $6.3 million, assuming a public offering price of our common stock of $0.10 per share and after deducting estimated placement agent discounts and commissions and offering expenses payable by us. Each $0.10 increase or decrease in the assumed public offering price of our common stock sold as part of the Units offered hereby would increase or decrease, respectively, the net proceeds to us by approximately $1.3 million, assuming the aggregate principal amount of convertible notes and warrants to purchase shares of our common stock offered by us, as set forth above, remains the same and after deducting placement agent discounts and commissions and estimated offering expenses.

Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, our cash needs and the amount of competition we face. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

We intend to use our net proceeds of this offering approximately as follows:

•
65% to advance our lead product candidate Genasense® through clinical trials, especially for the long-term follow-up of patients entered into our Phase 3 trial of Genasense® in melanoma, known as AGENDA;

•
15% of the proceeds will be reserved to further advance clinical development of our next two clinical-stage pipeline products, tesetaxel and G4544. The clinical development plans for these products are described elsewhere in this document. However, there is no expectation that these funds will be sufficient to fully fund all expenses that we expect to incur in this effort, and additional funds will be required for this purpose; and

•
20% of the proceeds will be spent for general corporate purposes, including working capital needs, payment of accrued liabilities and potential acquisitions or licenses to intellectual property as may be needed to defend or expand our product portfolio as described below.

Our potential use of net proceeds for acquisitions may include the acquisition or licensing of marketed anti-cancer products or rights to potential new products or product candidates. Although we periodically evaluate acquisition and in-licensing opportunities, we currently have no commitments or agreements with respect to any specific acquisition or license.

Pending the uses described above, we intend to invest the net proceeds of this offering in short- to medium-term investment grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion and restrictions imposed by lenders, if any.

CAPITALIZATION

The following table describes our capitalization as of March 31, 2009:

•	on an actual basis; and

•
on an as adjusted basis to give effect to our sale of convertible notes in an aggregate principal amount of $4.9 million, sale of shares of common stock for an aggregate principal amount of $2.1 million.

You should read this capitalization table together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information included in this prospectus.

(000)	As of March 31, 2009
	Actual (unaudited)	As adjusted for April 2009 financing (unaudited)	As adjusted for April 2009 financing and July 7, 2009 financing (unaudited)	As adjusted for April 2009 financing, July 7, 2009 financing and this financing (unaudited)
Convertible notes due June 7, 2010, as of March 31, 2009 actual $10,654 outstanding net of debt discount of ($5,991), as of March 31, 2009 adjusted for April 2009 financing, $16,604 outstanding net of debt discount of ($11,941), adjusted for April 2009 financing and July 7, 2009 financing $18,704 outstanding net of debt discount of ($14,041) and as of March 31, 2009 adjusted for April 2009 financing, July 7, 2009 financing and this financing $23,604 net of debt discount of ($14,041)	$4,663	$4,663 (1)	$4,663 (2)	$9,563	(3)
Common stock, $.001 par value; 6,000,000 shares authorized, 20,282 shares issued and outstanding at March 31, 2009 and 20,282 shares issued and outstanding as of March 31, 2009 adjusted for the April 2009 financing, and 29,272 shares issued and outstanding as of March 31, 2009 adjusted for the April 2009 financing and the July 7, 2009 financing and 50,272 shares issued and outstanding as of March 31, 2009 adjusted for the April 2009 financing, July 7, 2009 financing and this financing	20	20	29	50
Preferred stock, 5,000 authorized:
Series A convertible preferred stock, $.001 par value; 8 shares issued and outstanding, liquidation value of $385 at December 31, 2008 (actual and as adjusted)
Series G participating cumulative preferred stock, $.001 par value; 0 shares issued and outstanding at March 31, 2009 (actual and as adjusted)	—			—
Additional paid-in capital	944,588	950,538	953,528	955,607
Accumulated deficit	(955,193)	(955,193)	(955,193)	(955,193)

Total stockholders’(deficit)/equity	(10,585)	(4,635)	(1,636)	464

Total capitalization	$(5,922)	$28	$3,027	$10,027

(1)
At the time the April 2009 Notes were issued, the Company recorded a debt discount (beneficial conversion) relating to the conversion feature and warrants in the amount of $6.0 million. The aggregate intrinsic value of the difference between the market price of the Company’s share of stock on April 2, 2009 and the effective conversion price of the notes was in excess of the face value of the $6.0 million notes, and thus, a full debt discount was recorded in an amount equal to the face value of the debt.

(2)
At the time the July 2009 Notes were issued, the Company recorded a debt discount (beneficial conversion) relating to the conversion feature and warrants in the amount of $2.1 million. The aggregate intrinsic value of the difference between the market price of the Company’s share of stock on July 7, 2009 and the effective conversion price of the notes was in excess of the face value of the $2.1 million notes, and thus, a full debt discount was recorded in an amount equal to the face value of the debt.

(3)	This amount has been adjusted using the face value of the convertible notes in this offering of $4.9 million

The number of shares of our common stock that will be outstanding prior to this offering is 20,282,234 shares  and 99,770,572 shares of common stock outstanding as of March 31, 2009 and June 30, 2009, respectively,  adjusted for the 1:50 reverse stock split that was implemented on June 26, 2009. This amount excludes:

•
37,573 shares and 34,261 shares of common stock issuable upon exercise of stock options outstanding or the vesting of restricted stock units under our 1998 Stock Incentive Plan as of March 31, 2009 and June 30, 2009, respectively, at a weighted average exercise price of $1,266.50 per share and $1,293.06 per share, respectively, of which, options to purchase 26,820 shares and 25,890 shares respectively, were exercisable;

•
2,045 shares of common stock issuable upon exercise of stock options outstanding under our 1998 Non-Employee Directors Stock Incentive Plan as of both March 31, 2009 and June 30, 2009 at a weighted average exercise price of $1,130.47 per share, of which, options to purchase 2,045 shares were exercisable;

•	3,070 shares of common stock available for future grant under our 1998 Non-Employee Directors Stock Incentive Plan as of both March 31, 2009 and June 30, 2009;

•	800,000 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2009 and June 30, 2009 at an exercise price of $1.00 per share;

•	23,629 shares and 109,319 shares of common stock issuable upon the conversion of our Series A Convertible Preferred Stock as of March 31, 2009 and June 30, 2009, respectively;

•	21,306,902 shares and 28,294,633 shares of common stock issuable upon the conversion of our 15% Senior Secured Convertible Notes due 2010 as of March 31, 2009 and June 30, 2009, respectively;

•	59,500,000 shares of common stock issuable upon the conversion of our 8% Senior Secured Convertible Notes due 2012 as of June 30, 2009;

•	18,445,000 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2009 at an exercise price of $0.50 per share;

•
59,500,000 shares of common stock issuable upon the conversion of our 8% Senior Secured Convertible Notes due April 2, 2012 issued pursuant to the Purchase Option (as defined in the Securities Purchase Agreement, dated April 2, 2009, by and between the Company and the investors set forth therein); and

•
83,190,764 shares of common stock issuable upon the conversion of our 8% Senior Secured Convertible Notes due April 2, 2012 issued pursuant to the Purchase Right (as defined in the Consent Agreement, dated April 2, 2009, by and between the Company and the holders set forth therein).

The share numbers above do not include the 49,000,000 shares of common stock issuable upon conversion of the notes we issued in the July 2009 financing or the 12,250,000 shares of common stock issuable upon exercise of the warrants issued in the July 2009 financing.

Unless otherwise indicated, all information in this prospectus assumes there is no over-allotment option, no conversion of convertible notes or preferred stock and no exercise of stock options or warrants after June 30, 2009.

DILUTION

Our net tangible book value as of March 31, 2009 was approximately $(21.9) million, or $(1.08) per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the actual number of outstanding shares of our common stock. After giving effect to our April 2009 financing and our July 7, 2009 financing our adjusted net tangible book value as of March 31, 2009 was approximately $(13.8) million, or $(0.65) per share. After giving effect to our issuance of convertible notes in an aggregate principal amount of $4.9 million, 21,000,000 shares of our common stock at an estimated sales price of the common stock sold as part of the Units offered hereby of $0.10 per share, 8,323,080 shares issuable as payment for interest on the convertible notes and warrants to purchase 12,250,000 shares of our common stock in this offering at a conversion price of $1.00 per share, and after deducting estimated placement agent discounts and commissions and offering expenses payable by us, our net tangible book value as of March 31, 2009 would have been $(8.0) million or $(0.19) per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.46 per share to our existing stockholders and an immediate dilution of $(0.29) per share to new investors in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share of our common stock		$0.10
Net tangible book value per share as of March 31, 2009 adjusted for our April 2009 financing and our July 7, 2009 financing	$(0.65)
Increase per share attributable to new investors	0.46
Pro forma net tangible book value per share after this offering		(0.19)
Dilution per share to new investors		$(0.29)

Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share after this offering from the assumed price per share paid by a new investor. If any shares are issued in connection with the conversion of notes or warrants, you will experience further dilution.

DESCRIPTION OF BUSINESS

Overview

We are a biopharmaceutical company engaged in pharmaceutical (drug) research and development. We are dedicated to the identification, development and commercialization of novel drugs for the treatment of cancer and related diseases. Our research portfolio consists of two major programs: “DNA/RNA Medicines” (which includes our lead oncology drug, Genasense®); and “Small Molecules” (which includes our marketed product, Ganite®, and the investigational compounds tesetaxel and G4544).

The DNA/RNA Medicines program includes drugs that are based on using modifications of either DNA or RNA as drugs that can be used to treat disease. These technologies include antisense, decoys, and small interfering or micro RNAs. Our lead drug from this program is an investigational antisense compound known as Genasense® (oblimersen sodium injection). Genasense® is designed to disrupt a specific mRNA, which then block the production of a protein known as Bcl-2. Current science suggests that Bcl-2 is a fundamental (although not sole) cause of the inherent resistance of cancer cells to anticancer treatments, such as chemotherapy, radiation, and monoclonal antibodies. While Genasense® has displayed some anticancer activity when used alone, we are developing the drug primarily as a means of amplifying the cytotoxic effects of other anticancer treatments.

Genasense®

The Company’s principal goal has been to secure regulatory approval for the marketing of Genasense®. Genasense® has been studied in combination with a wide variety of anticancer drugs in a number of different cancer indications. We have reported results from randomized trials of Genasense® in a number of diseases. Under our own sponsorship or in collaboration with others, we are currently conducting additional clinical trials. We are especially interested in the development, regulatory approval, and commercialization of Genasense® in at least three diseases: melanoma; chronic lymphocytic leukemia (CLL); and non-Hodgkin’s lymphoma (NHL).

Genasense® has been submitted for regulatory approval in the U.S. on two occasions and to the European Union (EU) once. These applications proposed the use of Genasense® plus chemotherapy for patients with advanced melanoma (U.S. and EU) and relapsed or refractory chronic lymphocytic leukemia (CLL) (U.S.-only). None of these applications resulted in regulatory approval for marketing. Nonetheless, we believe that Genasense® can ultimately be approved and commercialized and we have undertaken a number of initiatives in this regard that are described below.

Melanoma

The Company’s major current initiative is a randomized controlled trial that tests whether the addition of Genasense to standard chemotherapy can improve outcomes for patients with advanced melanoma.  In 2004, the Company withdrew its New Drug Application (NDA) for Genasense® in melanoma after an advisory committee to the Food and Drug Administration (FDA) failed to recommend approval. A negative decision was also received for a similar application in melanoma from the European Medicines Agency (EMEA) in 2007. Data from the Phase 3 trial that comprised the basis for these applications were published in 2006. These results showed that treatment with Genasense® plus dacarbazine compared with dacarbazine alone in patients with advanced melanoma was associated with a statistically significant increase in overall response, complete response, durable response, and progression-free survival (PFS). However, the primary endpoint of overall survival approached but did not quite reach statistical significance (P=0.077). Subsequently, our analysis of this trial showed that there was a significant treatment interaction effect related to levels of a blood enzyme known as LDH. When this effect was analyzed by treatment arm, survival was shown to be significantly superior for patients with a non-elevated LDH who received Genasense® (P=0.018; n=508). Moreover, this benefit was particularly noteworthy for patients whose baseline LDH did not exceed 80% of the upper limit of normal for this lab value. LDH had also been previously described by others as the single most important prognostic factor in advanced melanoma.

Based on these data, in August 2007 we initiated a new Phase 3 trial of Genasense® plus chemotherapy in advanced melanoma. This trial, known as AGENDA, is a randomized, double-blind, placebo-controlled study in which patients are randomly assigned to receive Genasense® plus dacarbazine or dacarbazine alone. The study uses LDH as a biomarker to identify patients who are most likely to respond to Genasense®, based on data obtained from our preceding trial in melanoma. The co-primary endpoints of AGENDA are progression-free survival (PFS) and overall survival.

AGENDA is designed to expand evidence for the safety and efficacy of Genasense® when combined with dacarbazine for patients who have not previously been treated with chemotherapy. The study prospectively targets patients who have low-normal levels of LDH. In March 2009, 2e have completed accrual of 315 patients into AGENDA. In May 2009, an analysis by an independent Data Monitoring Committee for both safety and futility indicated that the study passed an evaluation for futility and safety. Accordingly, the Committee recommended that the study should continue to completion. We expect results on the primary assessment of PFS in the fourth quarter of 2009. If those data are positive, we currently expect to submit regulatory applications based upon confirmation that the addition of Genasense® to chemotherapy results in a statistically significant improvement in PFS. Approval by FDA and EMEA will allow Genasense® to be commercialized by us in the U.S. and EU. Genasense® in melanoma has been designated an Orphan Drug in Australia and the U.S., and the drug has received Fast Track designation in the U.S.

We are conducting other trials of Genasense ® in melanoma including a Phase 2 trial of Genasense® plus chemotherapy consisting of Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin bound) plus temozolomide (Temodar®). We also expect to examine different dosing regimens that will improve the dosing convenience and commercial acceptance of Genasense®, including its administration by brief 1- hour IV infusions.

CLL

As noted above, our NDA for the use of Genasense® plus chemotherapy in patients with relapsed or refractory CLL was not approved. We conducted a randomized Phase 3 trial in 241 patients with relapsed or refractory CLL who were treated with fludarabine and cyclophosphamide (Flu/Cy) with or without Genasense®. The trial achieved its primary endpoint: a statistically significant increase (17% vs. 7%; P=0.025) in the proportion of patients who achieved a complete response (CR), defined as a complete or nodular partial response. Patients who achieved this level of response also experienced disappearance of predefined disease symptoms. A key secondary endpoint, duration of CR, was also significantly longer for patients treated with Genasense® (median exceeding 36+ months in the Genasense® group, versus 22 months in the chemotherapy-only group).

Several secondary endpoints were not improved by the addition of Genasense®. The percentage of patients who experienced serious adverse events was increased in the Genasense® arm; however, the percentages of patients who discontinued treatment due to adverse events were equal in the treatment arms. The incidence of certain serious adverse reactions, including but not limited to nausea, fever and catheter-related complications, was increased in patients treated with Genasense®.

We submitted our NDA to the FDA in December 2005 in which we sought accelerated approval for the use of Genasense® in combination with Flu/Cy for the treatment of patients with relapsed or refractory CLL who had previously received fludarabine. In December 2006, we received a “non-approvable” notice for that application from FDA. In April 2007, we filed an appeal of the non-approvable notice using FDA’s Formal Dispute Resolution process. In March 2008, we received a formal notice from FDA that indicated additional confirmatory evidence would be required to support approval of Genasense® in CLL, either from a new clinical trial or from collection of additional information regarding the progression of disease in patients from the completed trial.

In June 2008, we announced results from 5 years of follow-up on patients who had been accrued to our completed Phase 3 trial. These data showed that patients treated with Genasense® plus chemotherapy who achieved either a complete response (CR) or a partial response (PR) also achieved a statistically significant increase in survival with chemotherapy alone (median = 56 months vs. 38 months, respectively).  After 5 years of follow-up, 22 of 49 (45%) responders in the Genasense® group were alive compared with 13 of 54 (24%) responders in the chemotherapy-only group (hazard ratio = 0.6; P = 0.038). Moreover, with 5 years of follow-up, 12 of 20 patients (60%) in the Genasense® group who achieved CR were alive, 5 of these patients remained in continuous CR without relapse, and 2 additional patients had relapsed but had not required additional therapy. By contrast, only 3 of 8 CR patients in the chemotherapy-only group were alive, all 3 had relapsed, and all 3 had required additional anti-leukemic treatment.

These data were again submitted to FDA in the second quarter of 2008, and the application was again denied in December 2008. Genta re-appealed the denial, and in March 2009, CDER decided that available data were still insufficient to support approval of Genasense® in CLL, and the Agency recommended conducting another clinical trial. We have made no decision whether to conduct this study.

As with melanoma, we believe the clinical activity in CLL should be explored with additional clinical research. We plan to explore combinations of Genasense® with other drugs that are used for the treatment of CLL, and to examine more convenient dosing regimens.

NHL

Several trials have shown definite evidence of clinical activity for Genasense® in patients with non-Hodgkin’s lymphoma (NHL). We would like to conduct additional clinical studies in patients with NHL to test whether Genasense® can be approved in this indication. Previously, we reported that randomized trials of Genasense® in patients with myeloma, acute myeloid leukemia, (AML), hormone-refractory prostate cancer (HRPC), small cell lung cancer and non small cell lung cancer were not sufficiently positive to warrant further investigation on the dose-schedules that were examined or with the chemotherapy that was employed in these trials. Data from these trials have been presented at various scientific meetings. However, we believe that alternate dosing schedules, in particular the use of brief high-dose IV infusions, provide an opportunity to re-examine the drug’s activity in some of these indications.

Tesetaxel

In March 2008, we obtained an exclusive worldwide license for tesetaxel from Daiichi Sankyo Company Ltd. Tesetaxel is a novel taxane compound that is taken by mouth. Tesetaxel has completed Phase 2 trials in a number of cancer types, and the drug has shown definite evidence of antitumor activity in gastric cancer and breast cancer. Tesetaxel also appears to be associated with a lower incidence of peripheral nerve damage, a common side effect of taxanes that limits the maximum amount of these drugs that can be given to patients. At the time we obtained the license, tesetaxel was on “clinical hold” by FDA due to the occurrence of several fatalities in the setting of severe neutropenia. In the second quarter of 2008, we filed a response to the FDA requesting a lift of the clinical hold, which was granted in June 2008. In January 2009, we announced initiation of a new clinical trial with tesetaxel to examine the clinical pharmacology of the drug over a narrow dosing range around the established Phase 2 dose.

We have also submitted applications to FDA for designation of tesetaxel as an Orphan Drug for treatment of patients with advanced gastric cancer and for patients with advanced melanoma.  Both of these designations were granted. Our initial priority for clinical testing of tesetaxel includes the evaluation of safety and efficacy in patients with advanced gastric cancer. Other disease priorities for clinical research include advanced melanoma and bladder cancer, among other disorders. Maintenance of the license from Daiichi Sankyo requires certain payments that include amortization of licensing fees and milestones.  If such payments are not made, Daiichi Sankyo may elect to terminate the license; however, a portion of the licensing fees are due even in the event of termination.

Oral Gallium-Containing Compounds (G4544)

Our third pipeline product is G4544, which is a novel oral formulation of a gallium-containing compound that we developed in collaboration with Emisphere Technologies, Inc. We completed a single-dose Phase 1 study of an initial formulation of this new drug known as “G4544(a)”,  the results of which were presented at a scientific meeting in the second quarter of 2008. We are currently contemplating a second study using a modified formulation, known as “G4544(b)”, in order to test whether this formulation will prove more clinically acceptable.
If we are able to identify a clinically and commercially acceptable formulation of G4544 or another oral gallium-containing compound, we currently intend to pursue a 505(b)(2) strategy to establish bioequivalence to our marketed product, Ganite®, for its initial regulatory approval of G4544.  We believe a drug of this type may also be broadly useful for treatment of other diseases associated with accelerated bone loss, such as bone metastases, Paget’s disease and osteoporosis. In addition, new uses of gallium-containing compounds have been identified for treatment of certain infectious diseases. While we have no current plans to begin clinical development in the area of infectious disease, we intend to support research conducted by certain academic institutions by providing clinical supplies of our gallium-containing drugs.
Ganite®

We are currently marketing Ganite® in the U.S., which is an intravenous formulation of gallium, for treatment of cancer-related hypercalcemia that is resistant to hydration.  We have announced our intention to seek a buyer for Ganite®, but we have not yet found an acceptable transaction.

Summary of Business and Research and Development Programs

Our goal is to establish Genta as a biopharmaceutical leader and preferred partner in the oncology market and eventually, as direct marketers of our products in the United States. Our key strategies in this regard are:

•	Build on our core competitive strength of oncology development expertise to establish a leadership position in providing biopharmaceutical products for the treatment of cancer.

•	Expand our pipeline of products in two therapeutic categories, DNA/RNA Medicines and Small Molecules, through internal development, licensing and acquisitions.

•	Establish our lead antisense compound, Genasense®, as the preferred chemosensitizing drug for use in combination with other cancer therapies in a variety of human cancer types; and

•	Establish a sales and marketing presence in the U.S. oncology market.

Research and Development Programs

DNA/RNA Medicines

A number of technologies have been developed using modifications of DNA or RNA. These agents have been used as scientific tools for laboratory use to identify gene function, as diagnostic probes to evaluate diseases, and — more recently — as potential drugs to treat human diseases. Collectively, these technologies include methods known as antisense, RNA interference, micro-RNA, decoys and gene therapy. Founded in 1988, Genta was one of the first companies established to exploit these new technologies for use as potential drugs and we remain broadly committed to research and development of these compounds with a specific focus on cancer medicine, commonly known as oncology. Our most advanced drugs in our DNA/RNA Medicines program involve the use of antisense technology.

Antisense Technology

Most cellular functions, including whether cells live or die, are carried out by proteins. The genetic code for a protein is contained in DNA, which is made up of bases known as nucleotides that are arranged in a specific sequence. The specificity of the sequence accounts for the production of a specific protein. In order for DNA to produce a protein, an intermediate step is required. In this step, DNA is transcribed into messenger RNA, or mRNA. The sequence of mRNA that encodes a protein is oriented in only one direction, which is known as the “sense” orientation.

Antisense drugs are short sequences of chemically modified DNA bases that are called oligonucleotides, or oligos. The oligos are engineered in a sequence that is exactly opposite (hence “anti”) to the “sense” coding orientation of mRNA. Because antisense drugs bind only short regions of the mRNA (rather than the whole message itself), they contain far fewer nucleotides than the whole gene. Moreover, since they are engineered to bind only to the matching sequence on a specific mRNA, antisense drugs have both high selectivity and specificity, which can be used to attack production of a single, disease-causing protein. Genasense® is an antisense oligo that is designed to block the production of Bcl-2.

We have devoted significant resources towards the development of antisense oligos that contain a phosphorothioate backbone, which is the nucleotide chain comprised of ribose and phosphate groups. However, we also have patents and technologies covering later generation technologies that involve mixed backbone structures, as well as sterically fixed chemical bonds, that may further enhance the molecule’s ability to bind to the intended target. Moreover, we have developed certain formulations that can be used to more efficiently increase the uptake of oligos into cells. Some of these advanced technologies may be incorporated into future products from our DNA/RNA Medicines program.

Genasense® as a Regulator of Apoptosis (“Programmed Cell Death”)

The programmed death of cells, also known as apoptosis, is necessary to accommodate the billions of new cells that are produced daily and also to eliminate aged or damaged cells. However, abnormal regulation of the apoptotic process can result in disease.

Cancer is commonly associated with the over- or under-production of many types of proteins. These proteins may be directly cancer-causing (i.e., “oncogenic”) or they may contribute to the malignant nature of cancer (for instance, by increasing the longevity of cancer cells or making them more likely to spread throughout the body). The ability to selectively halt the production of certain proteins may make the treatment of certain diseases more effective. Apoptosis is regulated by a large number of proteins, particularly members of the Bcl-2 protein family. In an effort to make existing cancer therapy more effective, we are developing Genasense® to target and block the production of Bcl-2, a protein that is central to the process of apoptosis.

Bcl-2 as an Inhibitor of Programmed Cell Death

Normally, when a cancer cell is exposed to treatment, such as with chemotherapy, radiation or immunotherapy, a “death signal” is sent to an organelle within the cell called the mitochondrion. The mitochondrion then releases a factor known as cytochrome C that activates a series of enzymes called caspases. These enzymes cause widespread fragmentation of cellular proteins and DNA, which ultimately causes cell death.

Bcl-2 is normally found in the mitochondrial membrane where it regulates the release of cytochrome C. High levels of Bcl-2 are associated with most types of human cancer, including major hematologic cancers such as lymphomas, myeloma, and leukemia, and solid tumors such as melanoma and cancers of the lung, colon, breast and prostate. In these diseases, Bcl-2 inhibits the release of cytochrome C that would ordinarily be triggered by cancer therapy. Thus, Bcl-2 appears to be a major contributor to both inherent and acquired resistance to cancer treatments. Overcoming resistance to chemotherapy poses a major challenge for cancer treatment.

In cancer cells, Bcl-2 inhibits the process of programmed cell death, thereby allowing cells to survive for much longer than normal cells. Genasense® has been developed as a chemosensitizing drug to block production of Bcl-2, thereby dramatically increasing the sensitivity of cancer cells to standard cancer treatment.

Genasense®

Genasense® has been designed to block the production of Bcl-2. Current science suggests that Bcl-2 is a fundamental — although not sole — cause of the inherent resistance of cancer cells to most types of existing anticancer treatments, such as chemotherapy, radiation or monoclonal antibodies. Blocking Bcl-2, therefore, may enable cancer treatments to be more effective. While Genasense® has displayed some anticancer activity when used by itself, we believe the drug can be optimally used as a means of amplifying the effectiveness of other cancer therapies, most of which function by triggering apoptosis, which, as noted, is relatively blocked in cancer cells due to over-production of Bcl-2.

Overview of Preclinical and Clinical studies of Genasense®

Preclinical Studies

A number of preclinical studies in cell lines and in animals have shown enhancement of tumor cell killing when Bcl-2 antisense was used in combination with standard cancer therapies, including anti-metabolites, alkylating agents, corticosteroids, other cytotoxic chemotherapy, radiation and monoclonal antibodies. Several studies have demonstrated enhanced antitumor activity and durable tumor regression in animals engrafted with human cancers that were treated with Bcl-2 antisense followed by antitumor agents that induce programmed cell death. These studies include human lymphoma, melanoma, breast cancer and prostate cancers, which were treated with Genasense® in combination with cyclophosphamide, dacarbazine, docetaxel and paclitaxel, respectively.

Clinical Studies

Genasense® has been in clinical trials since 1995. We currently have efficacy and safety data on over 2,000 patients in Phase 1, Phase 2 and Phase 3 clinical trials that have been conducted in the U.S., Europe, South America and Australia. These studies have included patients with a wide variety of tumor types, including advanced melanoma, several types of acute and chronic leukemia, NHL, multiple myeloma and cancers of the prostate, colon, lung, breast and other tumor types. Since 2001, Genta and its collaborators have jointly initiated approximately twenty clinical trials. Results of these clinical trials suggest that Genasense® can be administered to cancer patients with acceptable side-effects and that such treatment may reduce the level of Bcl-2 protein in cancer cells. The results of most of these trials have been publicly presented at scientific meetings and/or published in peer-reviewed scientific journals.

Based on work accomplished to date, we have focused on three indications for Genasense®: melanoma; CLL; and non-Hodgkin’s lymphoma. In addition, we have sought to develop treatment methods for Genasense® that do not involve the use of continuous IV infusions.

In the first quarter of 2007, we completed a trial using a concentrated solution of Genasense® administered by bolus subcutaneous injection. This trial showed that a total dose of 225 mg could be administered as a single subcutaneous injection, which is approximately equivalent to the daily dose used in the Phase 3 trial of Genasense® in CLL. The limiting reaction in this study was a localized and reversible skin rash. In 2007, we began a new Phase 1 trial of Genasense® administered as an IV infusion over 2 hours. This trial showed that the maximally tolerable dose was 900 mg, and we have now advanced that study into a trial at that dose administered twice per week. We have also continued to escalate the single dose of Genasense® up to a total of 1200 mg over 2 hours. The pharmacokinetic and pharmacodynamic data from these trials may be useful for determining whether the prior requirement for treatment by continuous IV infusion can ultimately be eliminated by these more convenient dosing regimens.

For additional background information on the drug application process and clinical trials, see “Government Regulation.”

Ganite®

Ganite® as a Treatment for Cancer-Related Hypercalcemia

In October 2003, we began marketing Ganite® for the treatment of cancer-related hypercalcemia. Ganite® is our first drug to receive marketing approval. The principal patent covering the use of Ganite® for its approved indication, including potential extensions under Hatch-Waxman provisions in the U.S., expired in April 2005.

Hypercalcemia is a life-threatening condition caused by excessive buildup of calcium in the bloodstream, which may occur in up to 20% of cancer patients. Gallium nitrate was originally studied by the NCI as a new type of cancer chemotherapy. More than 1,000 patients were treated in Phase 1 and Phase 2 trials, and the drug showed promising antitumor activity against NHL, bladder cancer and other diseases. In the course of these studies, gallium nitrate was also shown to strongly inhibit bone resorption. Gallium nitrate underwent additional clinical testing and was approved by the FDA in 1991 as a treatment for cancer-related hypercalcemia. Lower doses of Ganite® were also tested in patients with less severe bone loss, including bone metastases, a cancer that has spread to bone, Paget’s disease, an affliction of older patients that causes pain and disability, and osteoporosis.

Side effects of Ganite® include nausea, diarrhea and kidney damage. (A complete listing of Ganite®’s side effects is contained in the product’s Package Insert that has been reviewed and approved by the FDA.)

In May 2004, we eliminated our sales force and significantly reduced our marketing support for Ganite®. Since then, we have continued only minimal marketing support of the product. On March 2, 2006, we announced publication of a randomized, double blind, Phase 2 trial that showed Ganite® was highly effective when compared with Aredia® (pamidronate disodium; Novartis, Inc.) in hospitalized patients with cancer-related hypercalcemia.

Ganite® as a Treatment for Non-Hodgkin’s Lymphoma and Other Cancer Types

Based on previously published data, Ganite® showed clear anticancer activity in patients with certain types of cancer, particularly NHL. Due to patent expirations previously described, we do not plan further clinical trials for Ganite® as an anticancer drug.

Other Pipeline Products and Technology Platforms

Oral Gallium-Containing Compounds

We have sought to develop novel formulations of gallium-containing compounds that can be taken orally and that will have extended patent protection. Such formulations might be useful for diseases in which long-term low-dose therapy is deemed desirable, such as bone metastases, Paget’s disease and osteoporosis. In March 2006, Genta and Emisphere Technologies, Inc. announced that the two companies had entered into an exclusive worldwide licensing agreement to develop an oral formulation of a gallium-containing compound. A number of candidate formulations have been developed in this collaboration. In August 2007, we announced submission of an Investigational New Drug Application, or IND, to the Endocrinologic and Metabolic Drugs Division of the FDA for a new drug known as G4544. G4544 is a new tablet formulation that enables oral absorption of the active ingredient contained in Ganite®. Results of the initial clinical trial were presented at a scientific meeting in the second quarter of 2008. In January 2009, we announced that two new patents related to the Company’s franchise in gallium-containing products have issued in the United States. Applications similar to these patents are pending worldwide, and several additional applications that address other compositions and uses have been filed in the U.S. and other territories. These patents and filings provide for claims of compositions and uses of gallium compounds that can be taken by mouth over extended periods for treatment of skeletal diseases as well as other indications. Progress in the clinical development of G4544 program was delayed in 2008 due to financial constraints, but we currently expect to continue our program when our financial condition improves.

Antisense and RNAi Research and Discovery

We have had several other oligonucleotide-based discovery programs and collaborations devoted to the identification of both antisense- and RNAi-based inhibitors of oncology gene targets. However, spending on these research programs was sharply reduced due to financial constraints. We have no current agents that we consider “lead compounds” that would justify advancement into late-stage preclinical testing.

We intend to continue to evaluate novel nucleic acid chemistries, through sponsored research and collaborative agreements, depending upon the availability of resources.

Patents and Proprietary Technology

It is our policy to protect our technology by filing patent applications with respect to technologies important to our business development. To maintain our competitive position, we also rely upon trade secrets, unpatented know-how, continuing technological innovation, licensing opportunities and certain regulatory approvals (such as orphan drug designations).

We own or have licensed several patents and applications to numerous aspects of oligonucleotide technology, including novel compositions of matter, methods of large-scale synthesis, methods of controlling gene expression and methods of treating disease. our patent portfolio includes approximately 65 granted patents and 66 pending applications in the U.S. and foreign countries. We endeavor to seek appropriate U.S. and foreign patent protection on our oligonucleotide technology.

We have licensed ten U.S. patents relating to the composition of Genasense® and its backbone chemistry that expire between 2008 and 2015. The U.S. composition patents for Genasense may be eligible for extension under Waxman-Hatch provisions. Corresponding patent applications have been filed in three foreign countries. We also own five U.S. patent applications relating to methods of using Genasense® expected to expire in 2020 and 2026, with approximately 50 corresponding foreign patent applications and granted patents.

Included among our intellectual property rights are certain rights licensed from the NIH covering phosphorothioate oligonucleotides. We also acquired from the University of Pennsylvania exclusive rights to antisense oligonucleotides directed against the Bcl-2 mRNA, as well as methods of their use for the treatment of cancer. The claims of the University of Pennsylvania patents cover our proprietary antisense oligonucleotide molecules, which target the Bcl-2 mRNA, including Genasense® and methods employing them. Other related U.S. and corresponding foreign patent applications are still pending.

Tesetaxel, its potential uses, composition, and methods of manufacturing are covered under a variety of patents licensed exclusively from Daiichi Sankyo, Inc. We believe that composition-of-matter claims on tesetaxel extend to at least 2020 in the U.S. and Europe and to 2022 in Japan. A number of other patents have been filed worldwide for this compound.

The principal patent covering the use of Ganite® for its approved indication, including extensions expired in April 2005.

The patent positions of biopharmaceutical and biotechnology firms, including Genta, can be uncertain and can involve complex legal and factual questions. Consequently, even though we are currently pursuing our patent applications with the United States and foreign patent offices, we do not know whether any of our applications will result in the issuance of any patents, or if any issued patents will provide significant proprietary protection, or even if successful that these patents will not be circumvented or invalidated. Even if issued, patents may be circumvented or challenged and invalidated in the courts. Because some applications in the United States are kept in secrecy until an actual patent is issued, we cannot be certain that others have not filed patent applications directed at inventions covered by our pending patent applications, or that we were the first to file patent applications for such inventions. Thus, we may become involved in interference proceedings declared by the U.S. Patent and Trademark Office (or comparable foreign office or process) in connection with one or more of our patents or patent applications to determine priority of invention, which could result in substantial costs to us, as well as an adverse decision as to priority of invention of the patent or patent application involved.

Competitors or potential competitors may have filed applications for, or have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes competitive with those of ours. Accordingly, there can be no assurances that our patent applications will result in issued patents or that, if issued, the patents will afford protection against competitors with similar technology. We cannot provide assurance that any patents issued to us will not be infringed or circumvented by others, nor can there be any assurance that we will obtain necessary patents or technologies or the rights to use such technologies.

In addition, there may be patents which are unknown to us and which may block our ability to make, use or sell our product. We may be forced to defend ourselves against charges of infringement or we may need to obtain expensive licenses to continue our business. See the above Risk Factor entitled “We may be unable to obtain or enforce patents, other proprietary rights and licenses to protect our business; we could become involved in litigation relating to our patents or licenses that could cause us to incur additional costs and delay or prevent our introduction of new drugs to market”.

We also rely upon unpatented trade secrets. No assurances can be given as to whether third parties will independently develop substantially equivalent proprietary information and techniques, or gain access to our trade secrets, or disclose such technologies to the public, or that we can meaningfully maintain and protect unpatented trade secrets.

We require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements with us. These agreements generally provide that all confidential information developed or made known to an individual during the course of the individual’s relationship with us shall be kept confidential and shall not be disclosed to third parties except in specific circumstances. In the case of employees, the agreement generally provides that all inventions conceived by the individual shall be assigned to us, and made our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection to our trade secrets, or guarantee adequate remedies in the event of unauthorized use or disclosure of confidential proprietary information or in the event of an employee’s refusal to assign any patents to us in spite of his/her contractual obligation.

Research and Development

In addition to our current focus in the areas described above, we continually evaluate our programs in light of the latest market information and conditions, the availability of third party funding, technological advances, financial liquidity and other factors. As a result of such evaluations, we change our product development plans from time to time and anticipate that we will continue to do so. We recorded research and development expenses of $20.0 million, $13.5 million and $28.1 million during the years ended December 31, 2008, 2007 and 2006, respectively.

Sales and Marketing

Currently we do not have a sales force. Personnel who had been hired into our sales teams were terminated following workforce reductions that took place in 2004 and 2006, owing to adverse regulatory decisions. W. Lloyd Sanders, who is presently Senior Vice President and Chief Operating Officer, was hired in January 2006 to run our sales and marketing programs.

At the present time, we do not contemplate rebuilding a sales and marketing infrastructure in the United States absent favorable regulatory actions on Genasense®. For international product sales, we may distribute our products through collaborations with third parties.

Manufacturing and Raw Materials

Our ability to conduct clinical trials on a timely basis, to obtain regulatory approvals and to commercialize our products will depend in part upon our ability to manufacture our products, either directly or through third parties, at a competitive cost and in accordance with applicable FDA and other regulatory requirements, including current Good Manufacturing Practice regulations.

We currently rely on third parties to manufacture our products. We have a manufacturing and supply agreement with Avecia Biotechnology, Inc., or Avecia, a leading multinational manufacturer of pharmaceutical products, to supply quantities of Genasense®. This agreement renews automatically at the end of each year, unless either party gives one-year notice. We are not obligated to purchase further drug substance from Avecia prior to approval of Genasense®. We believe this agreement is sufficient for our production needs with respect to Genasense®.

For Ganite® we have a manufacturing and supply agreement with Johnson Matthey Inc. that renews automatically at the end of each year, unless either party gives one-year notice. Under the agreement, we will purchase a minimum of 80% of our requirements for quantities of Ganite®; however, there are no minimum purchase requirements.

For tesetaxel, we are currently evaluating new suppliers of both bulk drug substance and finished goods with the intent of completely replacing the supply chain that was previously used to manufacture this compound.  Until the new supply chain is established, we will continue to use investigational supplies of the compound that was manufactured and is currently in inventory at Daiichi Sankyo Company, Ltd.

The raw materials that we require to manufacture our drugs are available only from a few suppliers. Under the terms of our manufacturing and supply agreement, Avecia is responsible for procuring the raw materials needed to manufacture Genasense®. We believe that we have adequately addressed our needs for suppliers of raw materials to manufacture Genasense® and Ganite® and to meet future customer demand.

Human Resources

As of March 31, 2009, we had 21 employees, 7 of whom hold doctoral degrees. As of that date, there were 14 employees engaged in research, development and other technical activities and 7 in administration. None of our employees are represented by a union. Most of our management and professional employees have had prior experience and positions with pharmaceutical and biotechnology companies. We believe we maintain satisfactory relations with our employees and have not experienced interruptions of operations due to employee relations issues.

Government Regulation

Regulation by governmental authorities in the United States and foreign countries is a significant factor in our ongoing research and product development activities and in the manufacture and marketing of our proposed products. All of our therapeutic products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and pre-market approval procedures by the FDA and similar authorities in foreign countries. Various federal, and in some cases, state statutes and regulations, also govern or affect the development, testing, manufacturing, safety, labeling, storage, recordkeeping and marketing of such products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable federal and, in some cases, state statutes and regulations, require substantial expenditures. Any failure by us, our collaborators or our licensees to obtain, or any delay in obtaining, regulatory approvals could adversely affect the marketing of our products and our ability to receive products or royalty revenue.

The activities required before a new pharmaceutical agent may be marketed in the United States begin with preclinical testing. Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product and its formulations. The results of these studies must be submitted to the FDA as part of an IND. An IND becomes effective within 30 days of filing with the FDA unless the FDA imposes a clinical hold on the IND. In addition, the FDA may, at any time, impose a clinical hold on ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence, as the case may be, without prior FDA authorization, and then only under terms authorized by the FDA.

Clinical trials are generally categorized into four phases.

Phase 1 trials are initial safety trials on a new medicine in which investigators attempt to establish the dose range tolerated by a small group of patients using single or multiple doses, and to determine the pattern of drug distribution and metabolism.

Phase 2 trials are clinical trials to evaluate efficacy and safety in patients afflicted with a specific disease. Typically, Phase 2 trials in oncology comprise 14 to 50 patients. Objectives may focus on dose-response, type of patient, frequency of dosing or any of a number of other issues involved in safety and efficacy.

In the case of products for life-threatening diseases, the initial human testing is generally done in patients rather than in healthy volunteers. Since these patients are already afflicted with the target disease, it is possible that such studies may provide results traditionally obtained in Phase 2 trials.

Phase 3 trials are usually multi-center, comparative studies that involve larger populations. These trials are generally intended to be pivotal in importance for the approval of a new drug. In oncology, Phase 3 trials typically involve 100 to 1,000 patients for whom the medicine is eventually intended. Trials are also conducted in special groups of patients or under special conditions dictated by the nature of the particular medicine and/or disease. Phase 3 trials often provide much of the information needed for the package insert and labeling of the medicine. A trial is fully enrolled when it has a sufficient number of patients to provide enough data for the statistical proof of efficacy and safety required by the FDA and others. After a sufficient period of follow-up has elapsed to satisfactorily evaluate safety and efficacy, the trials’ results can then be analyzed. Those results are then commonly reported at a scientific meeting, in a medical journal and to the public.

Depending upon the nature of the trial results, a company may then elect to discuss the results with regulatory authorities such as the FDA. If the company believes the data may warrant consideration for marketing approval of the drug, the results of the preclinical and clinical testing, together with chemistry, manufacturing and control information, are then submitted to the FDA for a pharmaceutical product in the form of an NDA. In responding to an NDA, biologics license application or premarket approval application, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that the approvals that are being sought or may be sought by us in the future will be granted on a timely basis, if at all, or, if granted, will cover all the clinical indications for which we are seeking approval or will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Phase 3b trials are conducted after submission of a NDA, but before the product’s approval for market launch. Phase 3b trials may supplement or complete earlier trials, or they may seek different kinds of information, such as quality of life or marketing. Phase 3b is the period between submission for approval and receipt of marketing authorization.

After a medicine is marketed, Phase 4 trials provide additional details about the product’s safety and efficacy.

In circumstances where a company intends to develop and introduce a novel formulation of an active drug ingredient already approved by the FDA, clinical and preclinical testing requirements may not be as extensive. Limited additional data about the safety and/or effectiveness of the proposed new drug formulation, along with chemistry and manufacturing information and public information about the active ingredient, may be satisfactory for product approval. Consequently, the new product formulation may receive marketing approval more rapidly than a traditional full new drug application; although no assurance can be given that a product will be granted such treatment by the FDA.

Under European Union regulatory systems, we may submit requests for marketing authorizations either under a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization from a European state may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

We and our third-party manufacturers are also subject to various foreign, federal, state and local laws and regulations relating to health and safety, laboratory and manufacturing practices, the experimental use of animals and the use, manufacture, storage, handling and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research and development work and manufacturing processes. We currently incur costs to comply with laws and regulations and these costs may become more significant.

Competition

In many cases, our products under development will be competing with existing therapies for market share. In addition, a number of companies are pursuing the development of antisense technology and controlled-release formulation technology and the development of pharmaceuticals utilizing such technologies. We compete with fully integrated pharmaceutical companies that have substantially more experience, financial and other resources and superior expertise in research and development, manufacturing, testing, obtaining regulatory approvals, marketing and distribution. Smaller companies may also prove to be significant competitors, particularly through their collaborative arrangements with large pharmaceutical companies or academic institutions. Furthermore, academic institutions, governmental agencies and other public and private research organizations have conducted and will continue to conduct research, seek patent protection and establish arrangements for commercializing products. Such products may compete directly with any products that may be offered by us.

Our competition will be determined in part by the potential indications for which our products are developed and ultimately approved by regulatory authorities. For certain of our potential products, an important factor in competition may be the timing of market introduction of our or our competitors’ products. Accordingly, the relative speed with which we can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. We expect that competition among products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price, patent position and sales, marketing and distribution capabilities. The development by others of new treatment methods could render our products under development non-competitive or obsolete.

Our competitive position also depends upon our ability to attract and retain qualified personnel, obtain patent protection, or otherwise develop proprietary products or processes and secure sufficient capital resources for the often-substantial period between technological conception and commercial sales.

Available Information

Our reports that have been filed with the Securities and Exchange Commission, or SEC, are available on our website free of charge, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Copies of our Annual Report on Form 10-K may also be obtained without charge electronically or by paper by contacting the Company at (908) 286-9800.

In addition, we make available on our website (i) the charters for the committees of the Board of Directors, including the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, (ii) the Company’s Code of Business Conduct (the Code of Conduct) governing its directors, officers. Within the time period required by the SEC, we will post on our website any modifications to the Code of Business Conduct and Ethics, as required by the Sarbanes-Oxley Act of 2002.

The public may also read and copy the materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

LEGAL PROCEEDINGS

In September 2008, several shareholders of our Company, on behalf of themselves and all others similarly situated, filed a class action complaint against our Company, our Board of Directors, and certain of our executive officers in Superior Court of New Jersey, captioned Collins v. Warrell, Docket No. L-3046-08. The complaint alleged that in issuing convertible notes, our Board of Directors, and certain officers breached their fiduciary duties, and our Company aided and abetted the breach of fiduciary duty. On March 20, 2009, the Superior Court of New Jersey granted the motion of our Company to dismiss the class action complaint and dismissed the complaint with prejudice.  The plaintiffs have filed a notice of appeal to the Appellate Division  of the Superior Court from the order dismissing this case.  On May 13, 2009, the plaintiffs filed a motion for relief from judgment based on a claim of new evidence, which was denied on June 12, 2009.  The plaintiffs also asked the Appellate Division for a temporary remand to permit the Superior Court judge to resolve the issues of the new evidence plaintiffs sought to raise.  By order dated June 25, 2009, and filed on July 6, 2009, the Appellate Division granted the motion for temporary remand, and directed the issues on remand to be resolved in 30 days.  A hearing on the plaintiff's motion is scheduled for Friday, July 31, 2009.

In November 2008, a complaint against our Company and its transfer agent, BNY Mellon Shareholder Services, was filed in the Supreme Court of the State of New York by an individual stockholder. The complaint alleges that our Company and our transfer agent caused or contributed to losses suffered by the stockholder. Our Company denies the allegations of this complaint and intends to vigorously defend this lawsuit.

PRICE RANGE OF COMMON STOCK

Our common stock was traded on the NASDAQ Global Market under the symbol “GNTA” until May 7, 2008. The following table sets forth the high and low prices per share of our common stock, as reported on the NASDAQ Global Market, for the periods indicated.

2007	High*	Low*
First Quarter	$168.00	$93.00
Second Quarter	$123.00	$84.00
Third Quarter	$90.00	$40.00
Fourth Quarter	$65.50	$26.00

2008
First Quarter	$43.50	$18.50
Second Quarter (through May 7, 2008)	$22.50	$7.50

*	all figures have been retroactively adjusted to reflect a 1-for-50 reverse stock split effected in June 2009.

Our common stock began trading on the OTC Bulletin Board under the symbol “GNTA.OB” on May 7, 2008. As a result of a reverse stock split effected on June 26, 2009, our symbol was changed to “GETA.” The following table sets forth the high and low prices per share of our common stock, as reported on the OTC Bulletin Board, for the periods indicated.

2008	High*	Low*
Second Quarter (from May 7, 2008)	$20.50	$5.00
Third Quarter	$37.50	$12.50
Fourth Quarter	$20.00	$0.135

2009
First Quarter	$15.50	$0.145
Second Quarter	$1.06	$0.27
Third Quarter (through July 10, 2009)	$0.46	$0.35

*	all figures have been retroactively adjusted to reflect a 1-for-50 reverse stock split effected in June 2009.

The closing price of our common stock on the OTC Bulletin Board on July 15, 2009 was $0.42 per share. There were 120 holders of record of our common stock as of July 15, 2009.  We estimate that there are approximately 19,250 beneficial owners of our common stock.

SELECTED FINANCIAL INFORMATION

The following tables summarize our selected financial information. You should read the selected financial information together with our consolidated financial statements and the related notes appearing at the end of this prospectus, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information included in this prospectus.

	Three Months ended March 31, 2009	Year Ended December 31, (in thousands except per share amounts)
	(Unaudited)	2008	2007	2006	2005	2004
Consolidated Statements of Operations Data:
License fees & royalties	$—	$—	$—	$—	$5,241	$3,022
Development funding	—	—	—	—	20,988	12,105
Product sales — net	62	363	580	708	356	(512)
Total revenues	62	363	580	708	26,585	14,615
Costs of goods sold	—	102	90	108	52	170
Provision for excess inventory	—	—	—	—	—	1,350
Total cost of goods sold	—	102	90	108	52	1,520
Operating expenses — gross	4,470	33,410	26,116	59,764	37,006	101,324
sanofi-aventis reimbursement	—	—	—	—	(6,090)	(43,292)
Operating expenses — net	4,470	33,410	26,116	59,764	30,916	58,032

Gain on forgiveness of debt	—	—	—	—	1,297	11,495
Amortization of deferred financing costs and debt discount	(6,287)	(11,229)	—	—	—	—
Fair value — conversion feature liability	—	(460,000)	—	—	—	—
Fair value — warrant liability	—	(2,000)	—	—	—	—
All other (expense)/income-net	(372)	(1,435)	836	1,454	502	(147)
Loss before income taxes	(11,067)	(507,813)	(24,790)	(57,710)	(2,584)	(33,589)
Income tax benefit	—	1,975	1,470	929	381	904
Net loss	$(11,067)	$(505,838)	$(23,320)	$(56,781)	$(2,203)	$(32,685)
Net loss per basic and diluted common share *	$(0.61)	$(455.09)	$(39.36)	$(125.88)	$(6.42)	$(122.87)

Shares used in computing net loss per basic and diluted common share*	17,999	1,112	592	451	343	266

*	all figures have been retroactively adjusted to reflect a 1-for-50 reverse stock split effected in June 2009.

	At March 31,	At December 31, (in thousands)
	2009	2008	2007	2006	2005	2004
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$598	$4,908	$7,813	$29,496	$21,282	$42,247
Working capital (deficit)	(9,510)	(5,220)	877	12,682	11,703	(4,269)
Total assets	7,137	12,693	29,293	51,778	27,386	50,532
Total stockholders’ equity (deficit)	(10,585)	(4,864)	2,931	14,642	15,697	1,752

SUPPLEMENTARY FINANCIAL INFORMATION

The following table presents our condensed operating results for each of the eight (8) fiscal quarters through the period ended March 31, 2009. The information for each of these quarters is unaudited. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with our consolidated financial statements and the notes thereto, the Report of Independent Registered Public Accounting Firm and Management’s Discussions and Analysis of Financial Condition and Results of Operations.

		Three Months Ended (unaudited) (in thousands except per share amounts)
	Mar 31 2009 (1)	Dec 31 2008 (1)	Sep 30 2008 (1)	June 30 2008 (1)	Mar 31 2008	Dec 31 2007	Sep 30 2007	June 30 2007
Total revenues	$62	$—	$115	$131	$117	$266	$115	$105
Net income/(loss)	$(11,067)	$29,569	$212,613	$(738,364)	$(9,657)	$(1,748)	$(7,732)	$(8,235)
Net income/(loss) per basic common share: *	$(0.61)	$12.90	$289.22	$(1,004.58)	$(14.29)	$(2.85)	$(12.63)	$(13.45)
Net income/(loss) per diluted common share: *	$(0.61)	$1.08	$5.12	$(1,004.58)	$(14.29)	$(2.85)	$(12.63)	$(13.45)
Shares used in computing basic per common share amounts: *	17,999	2,292	735	735	676	612	612	612
Shares used in computing diluted per common share amounts: *	17,999	27,401	41,524	735	676	612	612	612

*	all figures have been retroactively adjusted to reflect a 1-for-50 reverse stock split effected in June 2009.

(1)
The financial results for the three-month periods ended June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009 have been impacted by the accounting for the convertible notes and warrants issued in June 2008 (see note 12 to the Consolidated Financial Statements for the year ended December 31, 2008).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Genta Incorporated is a biopharmaceutical company engaged in pharmaceutical research and development. We are dedicated to the identification, development and commercialization of novel drugs for the treatment of cancer and related diseases. Our drug portfolio consists of products derived in two Programs: DNA/RNA Medicines (which includes our lead oncology drug, Genasense®); and Small Molecules (which includes our marketed product, Ganite®, and the investigational compounds tesetaxel and G4544). We have had recurring annual operating losses since inception and we expect to incur substantial operating losses due to continued requirements for ongoing and planned research and development activities, pre-clinical and clinical testing, manufacturing activities, regulatory activities and the eventual establishment of a sales and marketing organization.

On June 26, 2009, at a Special Meeting of Stockholders, our stockholders authorized its Board of Directors to effect a reverse stock split at any ratio up to 1-for-100. Our Board of Directors approved a reverse stock split in a ratio of 1-for-50 and all share amounts and per-share amounts have been retroactively adjusted for the reverse stock split.

From our inception to March 31, 2009, we have incurred a cumulative net deficit of $955.2 million. Our recurring losses from operations and our negative cash flow from operations raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect that such losses will continue at least until our lead product, Genasense®, is approved by one or more regulatory authorities for commercial sale in one or more indications. Achievement of profitability is currently dependent on the timing of Genasense® regulatory approvals. We have experienced significant quarterly fluctuations in operating results and we expect that these fluctuations in revenues, expenses and losses will continue.

Irrespective of whether regulatory applications, such as a New Drug Application (NDA) or Marketing Authorization Application (MAA), for Genasense® are approved, we anticipate that we will require additional cash in order to maximize the commercial opportunity and continue its clinical development opportunities. Alternatives available to us to sustain our operations include collaborative agreements, equity financing, debt and other financing arrangements with potential corporate partners and other sources. However, there can be no assurance that any such collaborative agreements or other sources of funds will be available on favorable terms, if at all. We will need substantial additional funds before we can expect to realize significant product revenue.

We had $0.6 million of cash and cash equivalents on hand at March 31, 2009.  Cash used in operating activities during the first three months of 2009 was $4.3 million.

On June 9, 2008, we placed $20 million of senior secured convertible notes with certain institutional and accredited investors. On April 2, 2009, we entered into a securities purchase agreement with certain accredited institutional investors to place up to $12 million of senior secured convertible notes, or the April 2009 Notes, and corresponding warrants to purchase common stock. We closed on approximately $6 million of such notes and warrants on April 2, 2009. On July 7, 2009, we entered into a securities purchase agreement with certain accredited institutional investors to place up to $10 million in aggregate principal amount of units consisting of (i) 70% unsecured subordinated convertible notes, or the July 2009 Notes, and (ii) 30% common stock.  In connection with the sale of the units, we also issued to the investors two-year warrants to purchase common stock in an amount equal to 25% of the number of shares of common stock issuable upon conversion of the July 2009 Notes purchased by each investor.  We closed on approximately $3 million of such July 2009 Notes, common stock and warrants on July 7, 2009.

Presently, with no further financing, we project that we will run out of funds in August 2009. The terms of the April 2009 Notes enable those noteholders, at their option, to purchase additional notes with similar terms. We currently do not have any additional financing in place. If we are unable to raise additional funds, we could be required to reduce our spending plans, reduce our workforce, license to others products or technologies we would otherwise seek to commercialize ourselves, or sell certain assets. There can be no assurance that we can obtain financing, if at all, on terms acceptable to us.

Our lead drug, Genasense® has been studied in combination with a wide variety of anticancer drugs in a number of different cancer indications. We have reported results from randomized trials of Genasense® in a number of diseases. Under our own sponsorship or in collaboration with the U.S. National Cancer Institute (NCI), we are currently conducting additional clinical trials. We are especially interested in the development, regulatory approval, and commercialization of Genasense® in at least three diseases: melanoma; chronic lymphocytic leukemia (CLL); and non-Hodgkin’s lymphoma (NHL).

Genasense® has been submitted for regulatory approval in the U.S. on two occasions and to the European Union (EU) once. These applications proposed the use of Genasense® plus chemotherapy for patients with advanced melanoma (U.S. and EU) and relapsed or refractory chronic lymphocytic leukemia (CLL) (U.S.-only). None of these applications resulted in regulatory approval for marketing. Nonetheless, we believe that Genasense® can ultimately be approved and commercialized and we have undertaken a number of initiatives in this regard that are described below.

The initial NDA for Genasense® in melanoma was withdrawn in 2004 after an advisory committee to the Food and Drug Administration (FDA) failed to recommend approval. A negative decision was also received for a similar application in melanoma from the European Medicines Agency (EMEA) in 2007. Data from the Phase 3 trial that comprised the primary basis for these applications were published in a peer-reviewed journal in 2006. These results showed that treatment with Genasense® plus dacarbazine compared with dacarbazine alone in patients with advanced melanoma was associated with a statistically significant increase in overall response, complete response, durable response, and progression-free survival (PFS). However, the primary endpoint of overall survival approached but did not quite reach statistical significance (P=0.077). Subsequently, our analysis of this trial showed that there was a significant treatment interaction effect related to levels of a blood enzyme known as LDH. When this effect was analyzed by treatment arm, survival was shown to be significantly superior for patients with a non-elevated LDH who received Genasense® (P=0.018; n=508). Moreover, this benefit was particularly noteworthy for patients whose baseline LDH did not exceed 80% of the upper limit of normal for this lab value. LDH had also been previously described by others as the single most important prognostic factor in advanced melanoma.

Based on these data, in August 2007 we initiated a new Phase 3 trial of Genasense® plus chemotherapy in advanced melanoma. This trial, known as AGENDA, is a randomized, double-blind, placebo-controlled study in which patients are randomly assigned to receive Genasense® plus dacarbazine or dacarbazine alone. The study uses LDH as a biomarker to identify patients who are most likely to respond to Genasense®, based on data obtained from our preceding trial in melanoma. The co-primary endpoints of AGENDA are progression-free survival (PFS) and overall survival.

AGENDA is designed to expand evidence for the safety and efficacy of Genasense® when combined with dacarbazine for patients who have not previously been treated with chemotherapy. The study prospectively targets patients who have low-normal levels of LDH. We have completed accrual of patient enrollment into AGENDA with 315 patients from the U.S., Canada, Western Europe, and Australia. In May 2009, a final analysis by an independent Data Monitoring Committee for both safety and futility informed us that the study passed its final futility analysis  for progression-free survival (PFS). If the trial progresses to completion, we expect to release results on the final assessment of PFS in the fourth quarter of 2009. If those data are positive, we currently expect our regulatory submissions will be based upon confirmation that the addition of Genasense® to chemotherapy results in a statistically significant and clinically meaningful improvement in PFS. Approval by FDA and EMEA will allow Genasense® to be commercialized by us in the U.S. and in the European Union. Genasense® in melanoma has been designated an Orphan Drug in Australia and the United States, and the drug has received Fast Track designation in the United States.

Given our belief in the activity of Genasense® in melanoma, we have initiated additional clinical studies in this disease. One such study is a Phase 2 trial of Genasense® plus a chemotherapy regimen consisting of Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin bound) plus temozolomide (Temodar®). We also expect to examine different dosing regimens that will improve the dosing convenience and commercial acceptance of Genasense®, including its administration by brief (1-2 hour) IV infusions.

Our initial NDA for the use of Genasense® plus chemotherapy in patients with relapsed or refractory CLL was not approved. We conducted a randomized Phase 3 trial in 241 patients with relapsed or refractory CLL who were treated with fludarabine and cyclophosphamide (Flu/Cy) with or without Genasense®. The trial achieved its primary endpoint: a statistically significant increase (17% vs. 7%; P=0.025) in the proportion of patients who achieved a complete response (CR), defined as a complete or nodular partial response. Patients who achieved this level of response also experienced disappearance of predefined disease symptoms. A key secondary endpoint, duration of CR, was also significantly longer for patients treated with Genasense® (median exceeding 36+ months in the Genasense® group, versus 22 months in the chemotherapy-only group).

Several secondary endpoints were not improved by the addition of Genasense®. The percentage of patients who experienced serious adverse events was increased in the Genasense® arm; however, the percentages of patients who discontinued treatment due to adverse events were equal in the treatment arms. The incidence of certain serious adverse reactions, including but not limited to nausea, fever and catheter-related complications, was increased in patients treated with Genasense®.

We submitted our NDA to the FDA in December 2005 in which we sought accelerated approval for the use of Genasense® in combination with Flu/Cy for the treatment of patients with relapsed or refractory CLL who had previously received fludarabine. In December 2006, we received a “non-approvable” notice for that application from FDA. However, since we believed that our application had met the regulatory requirements for approval, in April 2007, we filed an appeal of the non-approvable notice using FDA’s Formal Dispute Resolution process. In March 2008, we received a formal notice from FDA that indicated additional confirmatory evidence would be required to support approval of Genasense® in CLL. In that communication, FDA recommended one option was to collect additional information regarding the clinical course and progression of disease in patients from the completed trial.

Subsequently, we obtained information regarding long-term survival on patients who had been accrued to our completed Phase 3 trial. In June 2008, we announced results from 5 years of follow-up These data showed that patients treated with Genasense® plus chemotherapy who achieved either a complete response (CR) or a partial response (PR) had also achieved a statistically significant increase in survival.

Previous analyses had shown a significant survival benefit accrued to patients in the Genasense® group who attained CR. Extended follow-up showed that all major responses (CR+PR) achieved with Genasense® were associated with significantly increased survival compared with all major responses achieved with chemotherapy alone (median = 56 months vs. 38 months, respectively).  After 5 years of follow-up, 22 of 49 (45%) responders in the Genasense® group were alive compared with 13 of 54 (24%) responders in the chemotherapy-only group (hazard ratio = 0.6; P = 0.038). Moreover, with 5 years of follow-up, 12 of 20 patients (60%) in the Genasense® group who achieved CR were alive, 5 of these patients remained in continuous CR without relapse, and 2 additional patients had relapsed but had not required additional therapy. By contrast, only 3 of 8 CR patients in the chemotherapy-only group were alive, all 3 had relapsed, and all 3 had required additional anti-leukemic treatment.

These data were again submitted to FDA in the second quarter of 2008, and the application was again denied in December 2008. Genta re-appealed the denial, and in March 2009, CDER decided that available data were still not adequate to support approval of Genasense® in chronic lymphocytic leukemia, and the Agency recommended conducting a confirmatory clinical trial. We have not yet made a decision whether to conduct this study.

Lastly, several trials have shown definite evidence of clinical activity for Genasense® in patients with non-Hodgkin’s lymphoma (NHL). We would like to conduct additional clinical studies in patients with NHL to test whether Genasense® can be approved in this indication. Previously, we reported that randomized trials of Genasense® in patients with myeloma, acute myeloid leukemia, (AML), hormone-refractory prostate cancer (HRPC), small cell lung cancer and non small cell lung cancer were not sufficiently positive to warrant further investigation on the dose-schedules that were examined or with the chemotherapy that was employed in these trials. Data from these trials have been presented at various scientific meetings. However, we believe that alternate dosing schedules, in particular the use of brief high-dose infusions, offer the opportunity to re-examine the drug’s activity in some of these indications, in particular multiple myeloma.

In March 2008, we obtained from Daiichi Sankyo Company Ltd. an exclusive worldwide license for tesetaxel, a novel taxane compound that is taken by mouth. Tesetaxel has completed Phase 2 trials in a number of cancer types, and the drug has shown definite evidence of antitumor activity in gastric cancer and breast cancer. Tesetaxel also appears to be associated with a lower incidence of peripheral nerve damage, a common side effect of taxanes that limits the maximum amount of these drugs that can be given to patients. At the time we obtained the license, tesetaxel was on “clinical hold” by FDA due to the occurrence of several fatalities in the setting of severe neutropenia. In the second quarter of 2008, we filed a response to the FDA requesting a lift of the clinical hold, which was granted in June 2008. In January 2009, we announced initiation of a new clinical trial with tesetaxel to examine the clinical pharmacology of the drug over a narrow dosing range around the established Phase 2 dose.

We have also submitted applications to FDA for designation of tesetaxel as an Orphan Drug for treatment of patients with advanced gastric cancer and for patients with advanced melanoma.  Both of these designations have been granted. We have submitted a proposed protocol to FDA for Special Protocol Assessment (SPA). A SPA is intended to secure agreement on the design, size, and endpoints of clinical trials that are intended to form the primary basis of an efficacy claim in a NDA. We also expect to seek Scientific Advice from the EMEA for this study to support a Marketing Authorization Application (MAA). The protocol proposes to examine the safety and efficacy of tesetaxel in patients with advanced gastric cancer whose disease has progressed after receiving first-line chemotherapy. Maintenance of the license from Daiichi Sankyo requires certain payments that include amortization of licensing fees and milestones.  If such payments are not made, Daiichi Sankyo may elect to terminate the license; however, a portion of the licensing fees may still be due even in the event of termination. We are currently in discussions with Daiichi Sankyo regarding the timing of these payments.

Our third pipeline product is G4544, which is a novel oral formulation of a gallium-containing compound that we developed in collaboration with Emisphere Technologies, Inc. We completed a single-dose Phase 1 study of an initial formulation of this new drug known as “G4544(a)” and the results were presented at a scientific meeting in the second quarter of 2008. We are planning another study using a modified formulation, known as “G4544(b)”. The FDA has indicated that a limited, animal toxicology study in a single species will be required prior to initiation of multi-dose studies of G4544(b). Progress in the clinical development of G4544 program was delayed in 2008 and through the first quarter of 2009 due to financial constraints.

We currently intend to pursue a 505(b)(2) strategy to establish bioequivalence to our marketed product, Ganite®, for the initial regulatory approval of G4544.  However, we believe this drug may also be useful for treatment of other diseases associated with accelerated bone loss, such as bone metastases, Paget’s disease and osteoporosis. In addition, new uses of gallium-containing compounds have been identified for treatment of certain infectious diseases. While we have no current plans to begin clinical development in the area of infectious disease, we intend to support research conducted by certain academic institutions by providing clinical supplies of our gallium-containing drugs.

Lastly, we have announced our intention to seek a buyer for Ganite®, our sole marketed product.  Our financial constraints have prevented us from investing in adequate commercial support for Ganite®, and the intellectual property that provided us with an exclusive position in the United States has expired.

Results of Operations for the Three Months Ended March 31, 2009 and March 31, 2008

($ thousands)	2009	2008

Product sales – net	$62	$117
Cost of goods sold	-	25
Gross margin	62	92

Operating expenses:
Research and development	2,298	6,438
Selling, general and administrative	2,172	3,638
Reduction in liability for settlement of litigation	-	(260)
Total operating expenses	4,470	9,816

Other (expense)/income:
Other (expense)/income, net	(372)	67
Amortization of deferred financing costs and debt discount	(6,287)	-
Total other income/(expense), net	(6,659)	67

Net loss	$(11,067)	$(9,657)

Product sales-net

Product sales-net were $62,000 for the three months ended March 31, 2009, compared with $117,000 for the three months ended March 31, 2008. Unit sales of Ganite® declined 18%, while reported product sales include the negative impact of anticipated returns of Ganite® due to expired dating of product. Product sales-net include sales through the “named-patient” program managed for us by IDIS Limited (a privately owned company based in the United Kingdom), whereby IDIS distributes Ganite® and Genasense® on a ‘‘named patient’’ basis. ‘‘Named patient’’ distribution refers to the distribution or sale of a product to a specific healthcare professional for the treatment of an individual patient. Product sales-net in 2009 include named-patient program sales of $8,000 of Genasense® and $5,000 of Ganite®, while 2008 results include sales of Ganite® of $10,000.

Cost of goods sold

During the three months ended March 31, 2009, sales of Ganite® were from product that had been previously accounted for as excess inventory.

Research and development expenses

Research and development expenses were $2.3 million for the three months ended March 31, 2009, compared with $6.4 million for the three months ended March 31, 2008. In March 2008, we entered into a worldwide license agreement for tesetaxel, a taxane compound taken by mouth. Pursuant to this agreement, we recognized $2.5 million for license payments. Expenses in 2009 also declined primarily due to lower payroll costs, resulting from lower headcount as we reduced our workforce in April 2008 and May 2008 to conserve cash.

Research and development expenses incurred on the Genasense® project during the three months ended March 31, 2009 were approximately $2.1 million, representing 90% of research and development expenses.

Due to the significant risks and uncertainties inherent in the clinical development and regulatory approval processes, the nature, timing and costs of the efforts necessary to complete projects in development are subject to wide variability. Results from clinical trials may not be favorable. Data from clinical trials are subject to varying interpretation and may be deemed insufficient by the regulatory bodies that review applications for marketing approvals. As such, clinical development and regulatory programs are subject to risks and changes that may significantly impact cost projections and timelines.

Selling, general and administrative expenses

Selling, general and administrative expenses were $2.2 million for the three months ended March 31, 2009, compared with $3.6 million for the three months ended March 31, 2008. This decrease was primarily due to lower payroll costs of $0.6 million, resulting from the two reductions in workforce and lower office rent of $0.5 million, resulting from our termination of a lease for one floor of office space in May 2008.

Reduction in liability for settlement of litigation

In the fourth quarter of 2006, we recorded an expense that provided for the issuance of 2.0 million shares of Genta common stock, for a settlement in principle of class action litigation and continued to mark this liability to market until June 27, 2008. At March 31, 2008, the revised value of the common stock portion of the litigation settlement resulted in a reduction in the provision of $0.3 million.

Gain on maturity of marketable securities
Interest and other income, net
Interest expense

The total of the above referenced accounts resulted in expense, net of $(0.4) million for the first three months of 2009 and income, net of $0.1 million for the prior-year period. This increase in expense was primarily due to interest incurred on the convertible notes, as well as lower interest income, resulting from lower investment balances.

Amortization of deferred financing costs and debt discount

On June 9, 2008, we issued $20 million of our senior secured convertible notes, issued our private placement agent a warrant to purchase 800,000 shares of our common stock at an exercise price of $1.00 per share and incurred a financing fee of $1.2 million. The deferred financing costs, including the financing fee and the issuance of the warrant, are being amortized over the two-year term of the convertible notes. At the time the notes were issued, we recorded a debt discount (beneficial conversion) relating to the conversion feature in the amount of $20.0 million. We are amortizing the resultant debt discount over the term of the notes through their maturity date. The amortization of deferred financing costs and debt discount was $6.3 million for the three months ended March 31, 2009.

Net loss

Genta recorded a net loss of $11.1 million, or net loss per basic and diluted share of $0.61 for the three months ended March 31, 2009 and incurred a net loss of $9.7 million, or $14.29 per basic and diluted share, for the three months ended March 31, 2008.

The higher net loss for the first quarter of 2009 was due to the amortization of financing costs and debt discount resulting from the June 2008 convertible note offering, partially offset by lower operational expenses, primarily attributable to reduced headcount and payroll expenses.

Liquidity and Capital Resources

At March 31, 2009, we had cash and cash equivalents totaling $0.6 million, compared with $4.9 million at December 31, 2008, reflecting the funds used in operating our company.

On June 9, 2008, we placed $20 million of senior secured convertible notes, or the 2008 Notes, with certain institutional and accredited investors. The notes bear interest at an annual rate of 15% payable at quarterly intervals in other senior secured convertible promissory notes to the holder, and originally were convertible into shares of Genta common stock at a conversion rate of 2,000 shares of common stock for every $1,000.00 of principal. As a result of issuing convertible notes on April 2, 2009, (see below), these notes are presently convertible into shares of our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal. Certain members of our senior management participated in this offering. Pursuant to a general security agreement, entered into concurrently with the notes, the notes are secured by a first lien on all of our assets. In addition, the notes prohibit any additional financing without the approval of holders of more than two-thirds of the principal amount of the notes.

Upon the occurrence of an event of default, holders of the notes have the right to require us to prepay all, or a portion, of their notes as calculated as the greater of (a) 150% of the aggregate principal amount of the note plus accrued interest or (b) the aggregate principal amount of the note plus accrued interest divided by the conversion price; multiplied by a weighted average price of our common stock.

On April 2, 2009, we entered into a securities purchase agreement with certain accredited institutional investors to place up to $12 million of senior secured convertible notes, or the April 2009 Notes, and corresponding warrants to purchase common stock. We closed on approximately $6 million of such notes and warrants on April 2, 2009. The April 2009 Notes bear interest at an annual rate of 8% payable semi-annually in other senior secured convertible promissory notes to the holder, and are convertible into shares of the our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal amount outstanding. The April 2009 Notes and warrants are convertible into approximately 77,940,000 shares of our common stock.

On July 7, 2009, we entered into a securities purchase agreement with certain accredited institutional investors to place up to $10 million in aggregate principal amount of units consisting of (i) 70% unsecured subordinated convertible notes, or the July 2009 Notes, and (ii) 30% common stock.  In connection with the sale of the units, we also issued to the investors two-year warrants to purchase common stock in an amount equal to 25% of the number of shares of common stock issuable upon conversion of the July 2009 Notes purchased by each investor.  We closed on approximately $3 million of such July 2009 Notes, common stock and warrants on July 7, 2009.  The July 2009 Notes bear interest at an annual rate of 8% payable semi-annually in cash or other unsecured subordinated convertible promissory notes to the holder, and are convertible into shares of the our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal amount outstanding. The July 2009 Notes and warrants are convertible into approximately 61,250,000 shares of our common stock.

Irrespective of whether an NDA or MAA for Genasense® is approved, we will require additional cash in order to maximize this commercial opportunity and to continue its clinical development opportunities. We have had discussions with other companies regarding partnerships for the further development and global commercialization of Genasense®. Additional alternatives available to us to sustain our operations include financing arrangements with potential corporate partners, debt financing, asset-based loans, royalty-based financing, equity financing, profits from named-patient sales, and other potential sources of financing. However, there can be no assurance that any such collaborative agreements or other sources of funding will be available to us on favorable terms, if at all.

During the first three months of 2009, cash used in operating activities was $4.3 million compared with $6.2 million for the same period in 2008, reflecting the reduced size of our company.

Presently, with no further financing, we project that we will run out of funds in August 2009. The term of the April 2009 Notes enable those noteholders, at their option, to purchase additional notes with similar terms. We do not have any additional financing in place. If we are unable to raise additional financing, we could be required to reduce our spending plans, reduce our workforce, license to others products or technologies we would otherwise seek to commercialize ourselves and sell certain assets. There can be no assurance that we can obtain financing, if at all, on terms acceptable to us.

We anticipate seeking additional product development opportunities through potential acquisitions or investments. Such acquisitions or investments may consume cash reserves or require additional cash or equity. Our working capital and additional funding requirements will depend upon numerous factors, including: (i) the progress of our research and development programs; (ii) the timing and results of pre-clinical testing and clinical trials; (iii) the level of resources that we devote to sales and marketing capabilities; (iv) technological advances; (v) the activities of competitors; (vi) our ability to establish and maintain collaborative arrangements with others to fund certain research and development efforts, to conduct clinical trials, to obtain regulatory approvals and, if such approvals are obtained, to manufacture and market products and (vii) legal costs and the outcome of outstanding legal proceedings.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Position SFAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, to amend and clarify the initial recognition and measurement, subsequent measurement and accounting, and related disclosures arising from contingencies in a business combination under SFAS 141(R). Under the new guidance, assets acquired and liabilities assumed in a business combination that arise from contingencies should be recognized at fair value on the acquisition date if fair value can be determined during the measurement period. If fair value can not be determined, companies should typically account for the acquired contingencies using existing guidance. The implementation of this standard did not have a material effect on our consolidated financial statements.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which is effective for the Company January 1, 2009. The FSP includes guidance that convertible debt instruments that may be settled in cash upon conversion should be separated between its liability and equity components, with each component being accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods. This guidance does not apply to us since our existing convertible debt instruments are settled only in stock upon conversion, and as a result does not have an impact on our unaudited consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”).  The objective of FSP 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), “Business Combinations” and other principles of generally accepted accounting principles.  FSP 142-3 applies to all intangible assets, whether acquired in a business combination or otherwise, and shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and applied prospectively to intangible assets acquired after the effective date. The implementation of this standard did not have a material effect on our consolidated financial statements.

In June 2008, the FASB ratified EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”. EITF 07-5 addresses how an entity should evaluate whether an instrument or embedded feature is indexed to its own stock, accounting for situations where the currency of the linked instrument differs from the host instrument and accounting for market-based employee stock options. EITF 07-5 is effective for fiscal years beginning after December 15, 2008 and early adoption is not permitted. The implementation of this standard did not have a material effect on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. The statement is effective 60 days following the Securities and Exchange Commission’s (SEC) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP”, and is not expected to have any impact on our financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB SFAS 133” (“SFAS 161”), which requires enhanced disclosures for derivative and hedging activities. SFAS 161 became effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The implementation of this standard did not have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The implementation of this standard did not have a material effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. The Company was required to adopt SFAS 157 beginning January 1, 2008. In February 2008, the FASB released FASB Staff Position 157-2 – Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In October 2008, the FASB released FASB Staff Position 157-3 – Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. In April 2009, the FASB released FASB Staff Position 157-4 Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. The adoption of SFAS No. 157 for the our financial assets and liabilities did not have a material impact on our consolidated financial statements and the adoption of SFAS No. 157 for the our non-financial assets and liabilities, effective January 1, 2009, did not have a material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements. In preparing our financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that, among other things, affect the reported amounts of assets and liabilities and reported amounts of revenues and expenses. These estimates are most significant in connection with our critical accounting policies, namely those of our accounting policies that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective or complex judgments. These judgments often result from the need to make estimates about the effects of matters that are inherently uncertain. Actual results may differ from those estimates under different assumptions or conditions. We believe that the following represents our critical accounting policies:

•
Going concern. Our recurring losses from operations and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statement for the year ended December 31, 2008 with respect to this uncertainty. We have prepared our financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should we be unable to continue in existence.

•
Revenue recognition. We recognize revenue from product sales when title to product and associated risk of loss has passed to the customer and we are reasonably assured of collecting payment for the sale. All revenue from product sales are recorded net of applicable allowances for returns, rebates and other applicable discounts and allowances. We allow return of our product for up to twelve months after product expiration.

•	Research and development costs. All such costs are expensed as incurred, including raw material costs required to manufacture drugs for clinical trials.

•	Estimate of fair value of convertible notes and warrant. We use a Black-Scholes model to estimate the fair value of our convertible notes and warrant.

Results of Operations for the Years Ended December 31, 2008, 2007 and 2006

	Summary Operating Results
	For the years ended December 31,
($ thousands)				$ Change
	2008	2007	2006	’08 vs. ‘07	’07 vs. ‘06
Product sales - net	$363	$580	$708	$(217)	$(128)
Cost of goods sold	102	90	108	12	(18)
Gross margin	261	490	600	(229)	(110)

Operating expenses:
Research and development	19,991	13,491	28,064	6,500	(14,573)
Selling, general and administrative	10,452	16,865	25,152	(6,413)	(8,287)
Settlement of office lease obligation	3,307	-	-	3,307	-
Provision for settlement of litigation	(340)	(4,240)	5,280	3,900	(9,520)
Write-off of prepaid royalty	-	-	1,268	-	(1,268)
Total operating expenses	33,410	26,116	59,764	7,294	(33,648)

Other (expense)/ income, net	(1,435)	836	1,454	(2,271)	(618)
Amortization of deferred financing costs and debt discount	(11,229)	-	-	(11,229)	-
Fair value – conversion feature liability	(460,000)	-	-	(460,000)	-
Fair value – warrant liability	(2,000)	-	-	(2,000)	-
Loss before income taxes	(507,813)	(24,790)	(57,710)	(483,023)	32,920

Income tax benefit	1,975	1,470	929	505	541
Net loss	$(505,838)	$(23,320)	$(56,781)	$(482,518)	$33,461

Product sales - net

Product sales - net were $0.4 million in 2008 compared with $0.6 million in 2007. Product sales-net in 2008 included $25,000 of sales of Ganite® and in 2007 included $60,000 in sales of Genasense® through the “named-patient” program managed for us by IDIS Limited (a privately owned company based in the United Kingdom), whereby IDIS distributes Ganite® and Genasense® on a “named patient” basis. “Named patient” distribution refers to the distribution or sale of a product to a specific healthcare professional for the treatment of an individual patient. Unit sales of Ganite® increased 2.7% in 2008, but reported product sales - net in 2008 include the negative impact of returns of Ganite® due to expired dating of product. Product sales-net in 2007 and 2006 included favorable adjustments to a reserve for returns of Ganite® of $0.1 million and $0.3 million, respectively.

Cost of goods sold

Cost of goods sold increased in 2008 compared to the prior year due to higher unit sales of Ganite® and  higher unit costs. Lower cost of goods sold in 2007 than in 2006 is primarily the result of lower unit sales of Ganite®.

Research and development expenses

Research and development expenses were $20.0 million in 2008, compared with $13.5 million in 2007. This increase was primarily due to the recognition of $2.5 million in March 2008 for license payments on tesetaxel, $1.0 million in accrued milestone payments related to tesetaxel, and higher expenses from the AGENDA clinical trial. In addition, during the fourth quarter of 2007, we revised our estimate of certain accrued expenses in the amount of $4.7 million, since such amount was no longer deemed probable. These factors were partially offset by lower compensation expense resulting from our workforce reductions in April 2008 and May 2008.

Research and development expenses incurred on the Genasense® project in 2008 were approximately $15.0 million, representing 75% of research and development expenses, (including the $2.5 million for license payments and $1.0 million in milestone payments related to tesetaxel).

Research and development expenses were $13.5 million in 2007 compared with $28.1 million in 2006. The prior year included higher manufacturing and other expenses incurred in preparation for the possible commercial launch of Genasense® and expenses related to regulatory review. The decline in expenses in 2007 reflects the comparison to this higher level of expenses in 2006, as well as the impact of a staff reduction in December 2006. Also, in 2007, we revised our estimate of certain accrued expenses in the amount of $4.7 million, since such amount was no longer deemed probable. Research and development expenses incurred on the Genasense® project in 2007 were approximately $10.3 million, representing 76% of research and development expenses.

Due to the significant risks and uncertainties inherent in the clinical development and regulatory approval processes, the nature, timing and costs of the efforts necessary to complete projects in development are subject to wide variability. Results from clinical trials may not be favorable. Data from clinical trials are subject to varying interpretation and may be deemed insufficient by the regulatory bodies that review applications for marketing approvals. As such, clinical development and regulatory programs are subject to risks and changes that may significantly impact cost projections and timelines.

Selling, general and administrative expenses

Selling, general and administrative expenses were $10.5 million in 2008, compared with $16.9 million in 2007. The decrease is primarily due to our efforts at lowering administrative expenses, lower office rent of $1.1 million and lower compensation expense resulting from our workforce reductions in April 2008 and May 2008.

Selling, general and administrative expenses were $16.9 million in 2007, compared with $25.2 million in 2006. The prior year included a buildup of sales and marketing expenses incurred in preparation for a possible commercial launch of Genasense®. The decline in expenses in 2007 reflects the comparison to this higher level of expenses in 2006, as well as the impact of our December 2006 staff reduction. In addition, depreciation expense declined by $0.8 million and share-based compensation declined by $1.1 million.

Settlement of office lease obligation

In May 2008, we entered into an amendment of our lease for office space with The Connell Company, (Connell) whereby the lease for one floor of our office space in Berkeley Heights, New Jersey was terminated. Connell received a termination payment of $1.3 million, comprised solely of our security deposits and we agreed to pay Connell $2.0 million upon the earlier of July 1, 2009 or our receipt of at least $5.0 million in upfront cash from a business development deal. In January 2009, we entered into another amendment of our agreement with Connell whereby our future payment of $2.0 million is now payable on January 1, 2011. We accrued for the $2.0 million and it is included on our Consolidated Balance Sheets. We will pay 6.0% interest in arrears to Connell from July 1, 2009 through the new payment date. The initial interest payment of approximately $30,000 will be payable as of October 1, 2009.

Provision for settlement of litigation

In 2006, we recorded an expense of $5.3 million that provided for the issuance of 40,000 shares of our common stock, for a settlement in principle of class action litigation. At December 31, 2007, the revised estimated value of the common shares portion of the litigation settlement was $1.0 million, resulting in a reduction in the liability for the settlement of litigation of $4.2 million. On June 27, 2008, the date that the settlement was finalized, the revised value of the 40,000 shares was $0.7 million, resulting in a reduction in the liability for the settlement of litigation of $0.3 million. See Note 6 to our Consolidated Financial Statements for the year ended December 31, 2008 for a further discussion of this provision.

Write-off of prepaid royalty

In December 2000, we recorded $1.3 million as the fair value for our commitment to issue 27,056 shares (not adjusted for 1-for-50 reverse stock split) of common stock to a major university as consideration for an amendment to a license agreement initially executed on August 1991 related to antisense technology licensed from the university. The amendment provided for a reduction in the royalty percentage rate to be paid to the university based on the volume of sales of our products containing the antisense technology licensed from such university. These shares were issued in 2001. In December 2006, we received a non-approvable notice from the FDA for our NDA for the use of Genasense® plus chemotherapy in patients with CLL. As a result, we accounted for the impairment of these prepaid royalties and recorded a write-off of this asset, (see Note 8 to our Financial Statements).

Gain on maturity of marketable securities
Interest income and other income, net
Interest expense

The total of the above referenced accounts resulted in expense, net of $(1.4) million in 2008 and income, net of $0.8 million in 2007. This decline was primarily due to interest incurred on the convertible notes, as well as lower interest income, resulting from lower investment balances. Other income, net of $0.8 million in 2007 declined from $1.5 million in 2006, primarily due to lower interest income, resulting from lower investment balances, along with higher interest expense.

Amortization of deferred financing costs and debt discount

On June 9, 2008, we issued $20 million of our senior secured convertible notes, issued our private placement agent a warrant to purchase 800,000 shares of our common stock at an exercise price of $1.00 per share and incurred a financing fee of $1.2 million. The deferred financing costs, including the financing fee and the value of the warrant, are being amortized over the two-year term of the convertible notes, resulting in amortization of $11.2 million in 2008.

Fair value – conversion feature liability

On the date that we issued the convertible notes, there were an insufficient number of authorized shares of common stock in order to permit conversion of all of the notes. In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (EITF 00-19), when there are insufficient authorized shares to allow for settlement of convertible financial instruments, the conversion obligation for the notes should be classified as a liability and measured at fair value on the balance sheet.

On June 9, 2008, based upon a Black-Scholes valuation model that included a closing price of our common stock of $10.00 per share, we calculated a fair value of the conversion feature of $380.0 million and expensed $360.0 million, the amount that exceeded the proceeds of the $20.0 million from the initial closing. On October 6, 2008, the date on which our stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance, we re-measured the conversion feature liability and credited it to Stockholders’ equity, resulting in total expense for the year ended December 31, 2008 of $460.0 million.

Fair value – warrant liability

The warrant was also treated as a liability and was initially recorded at a fair value of $7.6 million based upon a Black-Scholes valuation model that included a closing price of our common stock of $10.00 per share. On October 6, 2008, we re-measured the warrant liability and credited it to Stockholders’ equity, resulting in total expense for the year ended December 31, 2008 of $2.0 million.

Income tax benefit

New Jersey has legislation permitting certain corporations located in the state to sell state tax loss carryforwards and state research and development credits. We sold portions of our New Jersey net operating losses research and development credits and received approximate payments of $2.0 million in 2008, $1.5 million in 2007 and $0.9 million in 2006 that are recognized as income tax benefit.

If still available under New Jersey law, we will attempt to sell our remaining tax losses in 2009. We can not be assured that the New Jersey program will continue next year, nor can we estimate what percentage of our saleable tax benefits New Jersey will permit us to sell, how much money will be received in connection with the sale, if we will be able to find a buyer for our tax benefits or if such funds will be available in a timely manner.

Net loss

Genta incurred a net loss of $505.8 million, or $455.09 per share, for 2008, $23.3 million, or $39.36 per share, for 2007 and $56.8 million, or $125.88 per share, for 2006.

The larger net loss in 2008 compared to 2007 is primarily due to the fair value charge of the conversion feature liability of $460.0 million, the amortization of deferred financing costs and debt discount of $11.2 million, the expenses resulting from the reduction in our office space of $3.3 million, the fair value charge of the warrant liability of $2.0 million, the recognition of $2.5 million in March 2008 for license payments on tesetaxel, $1.0 million in accrued milestone payments related to tesetaxel and higher expenses resulting from the AGENDA clinical trial, slightly offset by lower compensation expense resulting from the two reductions in workforce, as well as lower administrative expenses.

The lower net loss in 2007 compared to 2006 is primarily due to a comparison with a prior year that reflected a buildup of sales, marketing and manufacturing expenses incurred in anticipation of a possible commercial launch of Genasense®. In addition, the lower loss in 2007 reflects our staff reduction in December 2006, lower share-based compensation expense, lower depreciation expense and includes a benefit of $4.2 million due to a reduction in the provision for settlement of litigation.

Critical Accounting Policies

Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements. In preparing our financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that, among other things, affect the reported amounts of assets and liabilities and reported amounts of revenues and expenses. These estimates are most significant in connection with our critical accounting policies, namely those of our accounting policies that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective or complex judgments. These judgments often result from the need to make estimates about the effects of matters that are inherently uncertain. Actual results may differ from those estimates under different assumptions or conditions. We believe that the following represents our critical accounting policies:

•
Going concern. Our recurring losses from operations and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern and as a result, our independent registered public accounting firms included an explanatory paragraph in their reports on our consolidated financial statements for the years ended December 31, 2008 and December 31, 2007 with respect to this uncertainty. We have prepared our financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should we be unable to continue in existence.

•
Revenue recognition. We recognize revenue from product sales when title to product and associated risk of loss has passed to the customer and we are reasonably assured of collecting payment for the sale. All revenue from product sales are recorded net of applicable allowances for returns, rebates and other applicable discounts and allowances. We allow return of our product for up to twelve months after product expiration.

•	Research and development costs. All such costs are expensed as incurred, including raw material costs required to manufacture drugs for clinical trials.

•	Estimate of fair value of convertible notes and warrant. We use a Black-Scholes model to estimate the fair value of our convertible notes and warrant.

Liquidity and Capital Resources

At December 31, 2008, we had cash, cash equivalents and marketable securities totaling $4.9 million, compared with $7.8 million at December 31, 2007, reflecting the net proceeds from the placement of $20 million of notes on June 9, 2008 offset by funds used in operating our company. During 2008, cash used in operating activities was $25.7 million compared with $31.7 million in 2007, reflecting our efforts to lower our spending.

On June 9, 2008, we issued 2-year senior convertible promissory notes bearing interest at an annual rate of 15%, payable at quarterly intervals in stock or cash at our option and the notes are convertible into shares of Genta common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal. Holders of the notes have the right, but not the obligation, for the following 12 months following the initial closing date to purchase in whole, or in part, up to an additional $20 million of the notes. We have the right to force conversion of the notes in whole, or in part, if the closing bid price of our common stock exceeds $0.50 for a period of 20 consecutive trading days. Certain members of our senior management participated in this offering. The notes are secured by a first lien on all of our assets. In addition, the notes prohibit any additional financing without the approval of holders of more than two-thirds of the principal amount of the notes.

The notes included certain events of default, including a requirement that we obtain stockholder approval within a specified period of time to amend our certificate of incorporation to authorize additional shares of common stock. On October 6, 2008, at the Annual Meeting of Stockholders, our stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

In accordance with the terms of the notes, we elected to pay interest due on the notes on December 9, 2008 in shares of our common stock to all noteholders where the issuance of the shares would not cause the noteholder to beneficially own more than 4.999% of our outstanding common stock. Accordingly, on December 9, 2008, we issued 80,000 shares and $0.1 million to satisfy our interest payment.

Through December 31, 2008, our noteholders have voluntarily converted approximately $4.5 million of our convertible notes, resulting in us issuing 8.9 million shares of common stock.  From January 1, 2009 through February 4, 2009, holders of convertible notes have voluntarily converted approximately $4.6 million of their notes, resulting in an issuance of 9.2 million shares of common stock.

Upon the occurrence of an event of default, holders of the notes have the right to require us to prepay all, or a portion, of their notes as calculated as the greater of (a) 150% of the aggregate principal amount of the note plus accrued interest or (b) the aggregate principal amount of the note plus accrued interest divided by the conversion price; multiplied by a weighted average price of our common stock. Pursuant to a general security agreement, entered into concurrently with the notes, the notes are secured by a first lien on all of our assets.

In February 2008, the Company sold 0.1 million shares of the Company’s common stock at a price of $25.00 per share, raising approximately $3.1 million, before estimated fees and expenses.

Effective May 7, 2008, we moved the trading of our common stock from The NASDAQ Capital Markets to the Over-the-Counter Bulletin Board (OTCBB) maintained by FINRA (formerly, the NASD). This action was taken pursuant to receipt of notification from the NASDAQ Listing Qualifications Panel that we had failed to demonstrate our ability to sustain compliance with the $2.5 million minimum stockholders’ equity requirement for continued listing on The NASDAQ Capital Markets. On July 10, 2008, we received notification from The NASDAQ Capital Market that The NASDAQ Capital Market had determined to remove our common stock from listing on such exchange.  The delisting was effective at the opening of the trading session on July 21, 2008.

In March 2007, we sold 0.1 million shares of our common stock at a price of $108.00 per share, raising net proceeds of $10.2 million.

During 2007, the Company issued notes payable to finance premiums for its corporate insurance policies of $1.1 million at interest rates running from 5.2% to 5.9%. Payments were scheduled for seven or ten equal monthly installments for the notes initiated in 2007. The remaining balance on the notes payable was $0.5 million at December 31, 2007, which was then fully paid off during 2008.

Presently, with no further financing, we project that we will run out of funds in August 2009. We currently do not have any additional financing in place. If we are unable to raise additional financing, we could be required to reduce our spending plans, reduce our workforce, license to others products or technologies we would otherwise seek to commercialize ourselves and sell certain assets. There can be no assurance that we can obtain financing, if at all, on terms acceptable to us.

Irrespective of whether an NDA or MAA for Genasense® are approved, we will require additional cash in order to maximize this commercial opportunity and continue its clinical development opportunities. We have had discussions with other companies regarding partnerships for the further development and global commercialization of Genasense®. Additional alternatives available to us to sustain our operations include financing arrangements with potential corporate partners, debt financing, asset-based loans, royalty-based financing, equity financing and other sources. However, there can be no assurance that any such collaborative agreements or other sources of funding will be available on favorable terms, if at all.

We anticipate seeking additional product development opportunities through potential acquisitions or investments. Such acquisitions or investments may consume cash reserves or require additional cash or equity. Our working capital and additional funding requirements will depend upon numerous factors, including: (i) the progress of our research and development programs; (ii) the timing and results of pre-clinical testing and clinical trials; (iii) the level of resources that we devote to sales and marketing capabilities; (iv) technological advances; (v) the activities of competitors; (vi) our ability to establish and maintain collaborative arrangements with others to fund certain research and development efforts, to conduct clinical trials, to obtain regulatory approvals and, if such approvals are obtained, to manufacture and market products and (vii) legal costs and the outcome of outstanding legal proceedings.

Contractual Obligations

Future contractual obligations at December 31, 2008 are as follows ($ thousands):

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Uncertain tax positions*	$841	$841	$0	$0	$0
Operating lease obligations	2,859	706	2,153	0	0
Maturity of convertible notes	15,540	0	15,540	0	0
License obligations to Daiichi Sankyo	2,125	2,125	0	0	0
Total	$21,365	$3,672	$17,693	$0	$0
* see Note 13 to the Consolidated Financial Statements

Virtually all of the operating lease obligations result from our lease of approximately 25,000 square feet of office space in Berkeley Heights, New Jersey. Our lease on this space terminates in 2010. In May 2008, we entered into an amendment of our lease agreement with The Connell Company, (Connell) whereby the lease for one floor of our office space was terminated. We agreed to pay Connell a payment of $2.0 million upon the earlier of July 1, 2009 or our receipt of at least $5.0 million in upfront cash from a business development deal. In February 2009, we entered into another amendment of our agreement with Connell whereby our future payment of $2.0 million is now payable on January 1, 2011. We will pay 6.0% interest in arrears to Connell from July 1, 2009 through the new payment date. The initial interest payment of approximately $30,000 will be payable as of October 1, 2009.

On June 9, 2008, we issued senior convertible promissory notes maturing on June 9, 2010, (see Note 12 to the Consolidated Financial Statements). Holders of the notes have the right, but not the obligation, to convert their notes, or a portion of their notes, in to shares of Genta common stock at a present conversion rate of 10,000 shares of common stock for every $1,000 of principal. The amount in the table above, $15.5 million, is the face value of convertible notes outstanding at December 31, 2008. This amount would be due on June 9, 2010 assuming no voluntary conversions by noteholders prior to the maturity date.  As of February 4, 2009, the amount is $10.9 million.

On March 7, 2008, we entered into a license agreement with Daiichi Sankyo Company, Limited, a Japanese corporation based in Tokyo, Japan, whereby we obtained the exclusive license for tesetaxel. Pursuant to the agreement, as of December 31, 2008, we owe Daiichi Sankyo two installments of $562,000 and an earned milestone payment of $1.0 million. The agreement also provides for additional payments by us upon achievement of certain clinical and regulatory milestones and royalties on net product sales. The agreement provides provisions whereby failure to make timely payments to Daiichi Sankyo may provide grounds for termination of the agreement.

Not included in the above table are any Genasense® bulk drug purchase obligations to Avecia per the terms of the Manufacturing and Supply Agreement entered into between Avecia and Genta in May 2008. The agreement calls for Genta to purchase a percentage of its global Genasense® bulk drug requirements from Avecia during the term of the agreement. Due to the uncertainties regarding the timing of any Genasense® approval and sales/volume projections, specific obligation amounts cannot be estimated at this time. Due to past purchases of Genasense® bulk drug substance, the Company has access to sufficient drug for its current needs. In addition, not included in the above table are potential milestone payments to be made to Emisphere and other suppliers of services, since such payments are contingent on the occurrence of certain events.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On July 16, 2008, following an extensive review and request-for-proposal process, our Audit Committee determined not to renew our engagement of Deloitte & Touche LLP as our independent registered public accounting firm and dismissed them as our auditors. On July 16, 2008, the Audit Committee recommended and approved the appointment of Amper Politziner & Mattia, LLP  as our auditors for the fiscal year ending December 31, 2008, commencing immediately on such date.

No accountant’s report issued by Deloitte & Touche LLP on the financial statements for either of the two (2) fiscal years ended December 31, 2007 and December 31, 2006 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that Deloitte & Touche LLP’s report on our consolidated financial statements as of and for the year ended December 31, 2007 contained an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern as a result of recurring losses and negative cash flows from operations.

During each of the fiscal years ended December 31, 2007 and December 31, 2006 and the subsequent interim period from January 1, 2008 through our notice to Deloitte & Touche LLP of its non-renewal on July 16, 2008: (i) there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports; and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K). In addition, Deloitte & Touche LLP’s reports on our financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte & Touche LLP’s reports on our financial statements did include an explanatory paragraph relating to our ability to continue as a going concern and our adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, effective January 1, 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement no. 109, effective January 1, 2007.

During our fiscal years ended December 31, 2006 and December 31, 2007 and the subsequent interim period from January 1, 2008 through the engagement of Amper Politziner & Mattia, LLP on July 16, 2008, we did not consult with Amper Politziner & Mattia, LLP regarding the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on our consolidated financial statements, or any matter that was either the subject of disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K; or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our carrying values of cash, marketable securities, accounts payable, accrued expenses and debt are a reasonable approximation of their fair value. If our stock price were to increase, the Black Scholes model will calculate a higher estimate of the fair value of our convertible notes and warrant. If our stock price were to decrease, the Black Sholes model will calculate lower values. The estimated fair values of financial instruments have been determined by us using available market information and appropriate valuation methodologies (See Note 1 to our Consolidated Financial Statements for the Year Ended December 31, 2008, 2007 and 2006). We have not entered into and do not expect to enter into, financial instruments for trading or hedging purposes. We do not currently anticipate entering into interest rate swaps and/or similar instruments.

Our primary market risk exposure with regard to financial instruments is to changes in interest rates, which would impact interest income earned on such instruments. We have no material currency exchange or interest rate risk exposure as of December 31, 2008. Therefore, there will be no ongoing exposure to a potential material adverse effect on our business, financial condition or results of operation for sensitivity to changes in interest rates or to changes in currency exchange rates.

MANAGEMENT

Our Directors and executive officers, their age, positions, the dates of their initial election or appointment as Directors or executive officers, and the expiration of the terms are as follows:

Name	Age	Position With The Company
Raymond P. Warrell, Jr., M.D.	59	Chairman and Chief Executive Officer
Gary Siegel	51	Vice President, Finance
Loretta M. Itri, M.D., F.A.C.P.	59	President Pharmaceutical Development and Chief Medical Officer
W. Lloyd Sanders	48	Sr. Vice President and Chief Operating Officer
Martin J. Driscoll	50	Director
Christopher P. Parios	68	Director
Daniel D. Von Hoff, M.D.	61	Director
Douglass G. Watson	64	Director

All directors hold office until the annual meeting next following their election and/or until their successors are elected and qualified. Officers are elected annually by the Board of Directors (the “Board”) and serve at the discretion of the Board. Information with respect to the business expenses and affiliation of our directors and executive officers is set forth below:

Raymond P. Warrell, Jr., M.D., 59, has been our Chief Executive Officer and a member of our Board since December 1999 and our Chairman since January 2001. From December 1999 to May 2003, he was also our President. From 1978 to 1999, Dr. Warrell was associated with the Memorial Sloan-Kettering Cancer Center in New York, where he held tenured positions as Member, Attending Physician, and Associate Physician-in-Chief, and with the Joan and Sanford Weill Medical College of Cornell University, where he was Professor of Medicine. Dr. Warrell also has more than 20 years of development and consulting experience in pharmaceuticals and biotechnology products. He was a co-founder and chairman of the scientific advisory board of PolaRx Biopharmaceuticals, Inc., which developed Trisenox®, a drug for the treatment of acute promyelocytic leukemia, which is now marketed by Cephalon, Inc. Dr. Warrell holds or has filed numerous patents and patent applications for biomedical therapeutic or diagnostic agents. He has published more than 100 peer-reviewed papers and more than 240 book chapters and abstracts, most of which are focused upon drug development in tumor-related diseases. Dr. Warrell is a member of the American Society of Clinical Investigation, the American Society of Hematology, the American Association for Cancer Research and the American Society of Clinical Oncology. Among many awards, he has received the U.S. Public Health Service Award for Exceptional Achievement in Orphan Drug Development from the FDA. He obtained a B.S. in Chemistry from Emory University, a M.D. from the Medical College of Georgia, and a M.B.A. from Columbia University Graduate School of Business. Dr. Warrell is married to Dr. Loretta M. Itri, President, Pharmaceutical Development and Chief Medical Officer of Genta.

Gary Siegel, 51, joined Genta in May 2003 as Director, Financial Services, was appointed Senior Director, Financial Services in April 2004 and was appointed Vice President, Finance in September 2007. During his tenure at Genta, Mr. Siegel has been accountable for the day-to-day accounting and financial operations of the Company including public and management reporting, treasury operations, planning, financial controls and compliance. Mr. Siegel became an executive officer of the Company and assumed the role of interim Principal Accounting Officer, interim Principal Financial Officer and interim Corporate Secretary, effective February 29, 2008. Prior to joining Genta, he worked for two years at Geller & Company, a private consulting firm, where he led the management reporting for a multi-billion dollar client. His twenty-two years of experience in the pharmaceutical industry include leadership roles at Warner-Lambert Company and Pfizer Inc., where he held positions of progressively increasing levels of responsibility including Director, Corporate Finance and Director, Financial Planning & Reporting.

Loretta M. Itri, M.D., F.A.C.P., 59, has been our President, Pharmaceutical Development and Chief Medical Officer since May 2003, prior to which she was Executive Vice President, Pharmaceutical Research and Development and Chief Medical Officer. Dr. Itri joined Genta in March 2001. Previously, Dr. Itri was Senior Vice President, Worldwide Clinical Affairs, and Chief Medical Officer at Ortho Biotech Inc., a Johnson & Johnson company. As the senior clinical leader at Ortho Biotech and previously at J&J’s R.W. Johnson Pharmaceutical Research Institute (PRI), she led the clinical teams responsible for NDA approvals for Procrit® (epoetin alpha), that company’s largest single product. She had similar leadership responsibilities for the approvals of Leustatin®, Renova®, Topamax®, Levaquin®, and Ultram®. Prior to joining J&J, Dr. Itri was associated with Hoffmann-La Roche, most recently as Assistant Vice President and Senior Director of Clinical Investigations, where she was responsible for all phases of clinical development programs in immunology, infectious diseases, antivirals, AIDS, hematology and oncology. Under her leadership in the areas of recombinant proteins, cytotoxic drugs and differentiation agents, the first successful Product License Application (PLA) for any interferon product (Roferon-A®; interferon alfa) was compiled. Dr. Itri is married to Dr. Warrell, our Chief Executive Officer and Chairman.

W. Lloyd Sanders, 48, assumed the position of Senior Vice President and Chief Operating Officer in March 2008. He had been our Senior Vice President, Commercial Operations since October 2006. Mr. Sanders joined Genta in January 2006 as Vice President, Sales and Marketing. He has twenty years of experience in the pharmaceutical industry. Prior to joining Genta, Mr. Sanders was associated with Sanofi-Synthelabo, and subsequently Sanofi-Aventis. From October 2004 through January 2006 he was Vice-President, Oncology Sales for the combined companies. In that role, he had key product sales responsibility for Eloxatin® (oxaliplatin), Taxotere® (docetaxel), Anzemet® (dolasetron mesylate), and ELITEK® (rasburicase). He led the successful restructuring, integration, deployment, strategic development, and tactical execution of the merged companies’ sales forces. He was responsible for national account GPO contracting strategy and negotiations, and he shared responsibility for oncology sales training and sales operations. From October 2002 through October 2004, Mr. Sanders was Area Vice President, Oncology Sales. He led the 110-member team that achieved record sales for an oncology product launch with Eloxatin®. From 1987 until 2002, he held positions of progressively increasing levels of responsibility at Pharmacia, Inc. (now Pfizer), most recently as Oncology Sales Director, West/East. Mr. Sanders holds a Bachelor of Business Administration from Memphis State University.

Martin J. Driscoll, 50, has been a member of our Board since September 2005. Mr. Driscoll brings more than twenty-seven years of executive experience in pharmaceutical Marketing & Sales, Business Development and Commercial Operations to the Genta Board. In March 2008, Mr. Driscoll became Chief Executive Officer of Javelin Pharmaceuticals, Inc. (AMEX:JAV) of Cambridge, Massachusetts where he had also served as a director since 2006. Javelin is a specialty pharmaceutical company that applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs that target current and underserved medical need in the pain management market. Mr. Driscoll joined Javelin from Pear Tree Pharmaceuticals, Inc., a development-stage company focused on women’s prescription healthcare products. Mr. Driscoll was CEO of Pear Tree Pharmaceuticals from September 2007 until March 2008. From August 2005 until September 2007, Mr. Driscoll was President of MKD Consulting Inc., a pharmaceutical management and commercialization consulting firm, and a Partner at TgaS Consulting, a pharmaceutical commercial operations benchmarking firm. From July 2003 until August 2005, Mr. Driscoll was Senior Vice President of Marketing and Sales at Reliant Pharmaceuticals, a privately held company that markets a portfolio of branded pharmaceutical products, where he was a member of the Management Committee and an Executive Officer of the Company. From 1983 to 1990, Mr. Driscoll held positions of increasing responsibility at Schering Plough Corporation, including most recently as Vice President of Marketing and Sales for Schering’s Primary Care Division. He previously served as Vice President, Marketing and Sales, for the Schering Diabetes Unit, and also for Key Pharmaceuticals, the largest Schering U.S. Business Unit. His experience includes management of franchises that encompass oncologic, cardiovascular, anti-infective, metabolic, CNS, pulmonary and dermatologic products. At both Reliant and Schering, Mr. Driscoll had extensive experience in the negotiation, implementation and management of collaborations with other companies. Prior to joining Reliant, from 2000 to 2002 Mr. Driscoll was Vice President, Commercial Operations and Business Development at ViroPharma Inc., where he built the first commercial Sales and Marketing operation, and was the ViroPharma Chair for the ViroPharma/Aventis Joint Steering Committee for their Phase 3 antiviral product collaboration.

Christopher P. Parios, 68, has been a member of our Board since September 2005. Mr. Parios has more than thirty-seven years of pharmaceutical industry experience, including product development, marketing and promotion, strategy and tactic development, and managing pharmaco-economic and reimbursement issues. He has worked with many of the major companies in the pharmaceutical industry including Hoffmann-LaRoche, Ortho-McNeil, Pfizer, Novartis, Schering Plough, Janssen, Ortho Biotech, and Bristol-Myers Squibb. For the period 1997 to May of 2008, Mr. Parios was Executive Director of The Dominion Group, an independent healthcare consulting firm that specializes in market research, strategic planning, and competitive intelligence monitoring. In this role, he was responsible for the full range of market research, consulting, and business planning activities to facilitate informed business decisions for clients regarding product development, acquisitions, product positioning, and promotion. Mr. Parios continues to consult with the Dominion Group on a part-time basis. Previously, Mr. Parios was President and Chief Operating Officer of the Ferguson Communication Group, as well as Vice Chairman of the parent company, CommonHealth USA, a leading full-service communications resource for the healthcare industry. Mr. Parios was a partner in Pracon, Inc., a health-care marketing consulting firm from 1982 to 1991, and helped engineer the sale of that firm to Reed-Elsevier in 1989. Over a twenty-year period, Mr. Parios held progressively senior positions at Hoffmann-LaRoche, Inc., most recently as Director of New Product Planning and Regulatory Affairs Management. This group established the project management system for drug development at Roche and coordinated developmental activities for such products as Versed®, Rocephin®, Roferon®, Accutane®, Rimadyl®, and Tegison®. Mr. Parios was also a member of the corporate team responsible for domestic and international product and technology licensing activities.

Daniel D. Von Hoff, M.D., F.A.C.P., 61, has been a member of our Board since January 2000. Since November 2002, he has been Physician in Chief and Director of Translational Research at Translational Genomics Research Institute’s (Tgen) in Phoenix, Arizona. He is also Chief Scientific Officer for US Oncology since January 2003 and he is also the Chief Scientific Officer, Scottsdale Clinical Research Institute since November 2005. Dr. Von Hoff’s major interest is in the development of new anticancer agents, both in the clinic and in the laboratory. He and his colleagues were involved in the beginning of the development of many of the agents now used routinely, including: mitoxantrone, fludarabine, paclitaxel, docetaxel, gemcitabine, CPT-11, and others. At present, he and his colleagues are concentrating on the development of molecularly targeted therapies. Dr. Von Hoff’s laboratory interests and contributions have been in the area of in vitro drug sensitivity testing to individualize treatment for the patient. He and his laboratory are now concentrating on discovery of new targets in pancreatic cancer. Dr. Von Hoff has published more than 531 papers, 129 book chapters, and more than 891 abstracts. Dr. Von Hoff was appointed to President Bush’s National Cancer Advisory Board for June 2004 — March 2010. Dr. Von Hoff is the past President of the American Association for Cancer Research, a Fellow of the American College of Physicians, and a member and past board member of the American Society of Clinical Oncology. He is a founder of ILEX™ Oncology, Inc. (acquired by Genzyme). He is founder and the Editor Emeritus of Investigational New Drugs — The Journal of New Anticancer Agents; and, Editor-in-Chief of Molecular Cancer Therapeutics.

Douglas G. Watson, 64, has been a member of our Board since April 2002 and was appointed Vice Chairman of our Board and Lead Director in March 2005. From 1999 through the present, Mr. Watson is the founder and has served as Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management-consulting firm. Prior to taking early retirement in 1999, Mr. Watson spent 33 years with Geigy/Ciba-Geigy/Novartis, during which time he held a variety of positions in the United Kingdom, Switzerland and the United States. From 1986 to 1996, he was President of Ciba U.S. Pharmaceuticals Division, and in 1996 he was appointed President & Chief Executive Officer of Ciba-Geigy Corporation. During this ten-year period, Mr. Watson was an active member of the Pharmaceutical Research & Manufacturers Association board in Washington, DC. Mr. Watson became President & Chief Executive Officer of Novartis Corporation in 1997 when the merger of Ciba-Geigy & Sandoz was approved by the Federal Trade Commission. Mr. Watson is currently Chairman of the Board of OraSure Technologies Inc., and Chairman of the Board of Javelin Pharmaceuticals Inc. He also serves on the boards of Dendreon Corporation and BioMimetic Therapeutics Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee, also referred to herein as the Committee, of the Board of Directors has responsibility for overseeing our compensation and benefit policies, evaluating senior executive performance, and determining compensation for our senior executives, including our executive officers. The Committee ensures that the total compensation paid to executive officers is fair, reasonable and competitive.

The individuals who serve as our Chairman of the Board and Chief Executive Officer (CEO), and the Chief Financial Officer (CFO), as well as the other individuals included in the Summary Compensation Table below, are referred to as the “executive officers”.

Compensation Philosophy and Objectives

Our compensation philosophy is based on our belief that our compensation programs should: be aligned with stockholder’s interests and business objectives; reward performance; and be externally competitive and internally equitable. We seek to achieve three objectives, which serve as guidelines in making compensation decisions:

•	Providing a total compensation package which is competitive and therefore, enables us to attract and retain, high-caliber executive personnel;

•	Integrating compensation programs with our short-term and long-term strategic plan and business objectives; and

•	Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentive through equity ownership.

Role of Executive Officers in the Compensation Decisions

The Committee makes all compensation decisions regarding the compensation of our executive officers. The CEO reviews the performance of our executive officers and except for the President, Pharmaceutical Development & Chief Medical Officer (President), who is the spouse of the CEO, the CEO makes recommendations to the Committee based on these reviews, including salary adjustments, variable cash awards and equity awards. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. With respect to the President, the Committee in its sole discretion determines the amount of any adjustments or awards.

Establishing Executive Compensation

Compensation levels for our executive officers are determined through comparisons with other companies in the biotechnology and pharmaceutical industries, including companies with which we compete for personnel. To determine external competitiveness practices relevant to the executive officers, we review data from two industry surveys of executive compensation: Radford Biotechnology Compensation Survey and Organization Resources Counselors (collectively, External Market Data). In addition, in 2007 the Committee retained Towers Perrin, a leading compensation consultant with expertise in biopharmaceutical industry compensation practices, to assist in its analysis of executive compensation. Towers Perrin provided a third-party perspective based on their extensive knowledge of the industry and they advised the Committee of developments in the design of compensation programs and provided benchmarks against which we compare our total compensation packages. Towers Perrin conducted a peer group analysis in order to weigh the competitiveness of the Company’s overall compensation arrangements in relation to comparable biopharmaceutical companies. The peer companies were: Allos Therapeutics, Ariad Pharmaceuticals, Avalon Pharmaceuticals, Cell Genesys, Cell Therapeutics, Favrille, Hana Biosciences, Introgen Therapeutics, NeoPharm, Pharmacyclics, Poniard Pharmaceuticals, Spectrum Pharmaceuticals, Telik and Vion Pharmaceuticals. These companies were selected for the peer group because, like Genta, they were oncology focused, public pharmaceutical companies with products in mid to late-stage development.

In 2008, the Committee retained Aon Radford Consulting (a nationally recognized compensation consulting firm with specific expertise in dealing with the equity issues of biopharmaceutical companies) to conduct a review of market trends related to equity compensation in consideration of the fact that the Company’s 1998 Plan would be expiring in May 2008.  The peer group companies used for that analysis were: Access Pharmaceuticals, Inc., AMDL, Inc., Celsion Corp., Idera Pharmaceuticals, Inc., Infinity Pharmaceuticals, Inc., Opexa Therapeutics, Inc., Oscient Pharmaceuticals Corp., Poniard Pharmaceuticals, Inc., SEQUENOM, Inc. and Targeted Genetics Corp. These companies were selected because, like Genta, they were oncology focused, public pharmaceutical companies with products in mid to late-stage development.

It is the Committee’s objective to target total annual compensation of each executive officer at a level between the 50th and 75th percentiles for comparable positions. However, in determining the compensation for each executive officer, the Committee also considers a number of other factors including: an evaluation of the responsibilities required for each respective position, individual experience levels and individual performance and contributions toward achievement of our business objectives. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Committee determines the mix of compensation for each executive officer based on its review of the competitive data and its analysis of that individual’s performance and contribution to our performance. In addition, in light of our stage of development, considerable emphasis is placed on equity-based compensation in an effort to preserve cash to finance our research and development efforts.

Other Factors Considered in Establishing 2008 Compensation for Executive Officers

Our potential products are in various stages of research and development and limited revenues have as yet been generated from product sales. As a result, the use of traditional performance standards, such as corporate profitability, is not believed to be appropriate in the evaluation of the performance of us or our individual executives. The compensation of our executive officers is based, in substantial part, on industry compensation practices, trends noted (in the External Market Data, peer group analysis and by Towers Perrin), as well as the extent to which business and the individual executive officers’ objectives are achieved. Such objectives are established and modified as necessary to reflect changes in market conditions and other factors. Individual performance is measured by reviewing whether these objectives have been achieved.

Among the significant business objectives achieved during 2008 were the following: 75% enrollment of the Phase 3 AGENDA trial of Genasense® in patients with advanced melanoma; the licensing of the drug, tesetaxel from Daiichi Sankyo, obtaining from the FDA a lifting of the clinical hold on tesetaxel, Orphan Drug designation by the FDA for tesetaxel as treatment for advanced melanoma and preparations for the resumption of clinical trials for tesetaxel; the sale of 122,000 shares of our common stock, raising net proceeds of $2.9 million and the sales of $20 million of senior convertible notes, raising net proceeds of $18.7 million. These milestones enabled continued progress towards the commercialization and development of Genasense® and tesetaxel, and were considered carefully in evaluating executive performance and making determinations regarding executive compensation. However, three significant factors warranted very substantial weight in evaluating our business performance and in making executive compensation decisions. These factors were: 1) our receipt of a complete response letter from the FDA regarding our amended New Drug Application (NDA) for the use of Genasense® plus chemotherapy in patients with chronic lymphocytic leukemia (CLL) determining that FDA cannot approve the NDA in its present form and suggested the need for an additional clinical study; 2) our inability to close a licensing or partnership deal for Genasense®, tesetaxel, Ganite® or G4544 before the close of the fiscal year ; and 3) our inability to raise additional operating capital before the close of the fiscal year.

The Committee reviewed peer analysis data, the compensation history of each executive officer including their annual salary, cash incentive bonus and stock option awards. Due to our failure to meet critical business and financial objectives (as described above), Dr. Warrell recommended that, for the second year in a row, there not be any annual salary increases and that no incentive bonuses be paid to any employee, including executive officers and the Committee approved Dr. Warrell’s recommendation. No year-end stock option grants were made at the end of 2008 because we do not have a stock incentive plan. Due to our depressed stock price and the two-year freeze on annual salaries (Dr. Warrell’s salary was decreased by 15% by the Committee effective January 1, 2008), the equity-based long-term incentive compensation and total compensation level (annual salary, incentive bonus and equity based compensation) for each of the executive officers was below the median (50th percentile). The Committee also considered Drs. Warrell and Itri’s voluntary deferral of the cash portion of their salaries for the period from April 19, 2008 through August 17, 2008 in order to conserve cash. The deferred amounts, totaling approximately $381,000 have been accrued as a liability and have not been paid.

Elements of Executive Compensation

Our compensation package for executive officers generally consists of annual cash compensation, which includes both fixed (annual salary) and variable (cash incentive bonus program) elements; long-term compensation in the form of stock options and other perquisites. The main components are annual salary, cash incentive bonus and stock options, all of which are common elements of executive compensation pay in general and throughout the biotechnology and pharmaceutical industry.

Annual Salary

We pay an annual salary to our employees and the executive officers as consideration for fulfillment of certain roles and responsibilities. Changes in annual salaries for executive officers, if any, are generally effective at the beginning of each year. As noted above, there were no annual salary increases for 2009 or 2008.

Increases to annual salary reflect a reward and recognition for successfully fulfilling the position’s role and responsibilities, the incremental value of the experience, knowledge, expertise and skills the individual acquires and develops during employment with us and adjustments as appropriate based on external competitiveness and internal equity. In consideration of our cash resources, there were no salary increases for 2009 or 2008 and Dr. Warrell’s base salary was decreased by the Committee by 15% effective January 1, 2008. In order to further conserve our cash resources, Drs. Warrell and Itri deferred the cash portions of their salaries from April 19, 2008 through August 17, 2008, and again agreed to defer a portion of their salaries effective January 5, 2009.

Cash Incentive Bonus Program

The target cash incentive bonus program award for the CEO (forty percent of annual salary) and the President (thirty percent of annual salary) is based on the terms of their employment agreements. The Committee determines the annual target for the other executive officers each year based on external competitiveness and internal equity. Based on the External Market Data, the target amounts for executive officers who were Senior Vice Presidents and Vice Presidents were established at thirty percent and twenty-five percent of annual salary, respectively. As noted above, there were no cash bonuses paid to any of the executive officers for 2008.

Typically, we award cash incentive bonuses to employees, including the executive officers, as a reward and recognition for contributing to our achievement of specific annual business objectives established by the Committee at the beginning of the year. All employees are eligible for a form of cash incentive bonus, although payment of a cash incentive bonus is made at an individual level each year contingent upon our overall performance. However, as described above, our business performance was insufficient in 2008 to warrant the payment of cash incentive bonuses to our employees, including executive officers.

Equity-Based Compensation

We grant equity-based compensation to employees, including executive officers, to attract, motivate, engage and retain highly qualified and highly sought-after employees. We grant equity awards on a broad basis to encourage all employees to work with a long-term view. Stock options are inherently performance-based because they deliver value to the option holder only if the value of our stock increases. Thus, stock options are a potential reward for long-term value creation and serve as an incentive for employees who remain with us to contribute to the overall long-term success of the business. We also award RSUs because we believe RSUs are an appropriate vehicle due to our ongoing concerns over the dilutive effect of option grants on our outstanding shares, our desire to have a more direct correlation between the FAS 123(R) compensation expense we must take for financial accounting purposes and the actual value delivered to our executive officers and other employees and the fact that the incentive effects of RSUs are less subject to market volatility than stock options.  Because equity compensation is a significant component of our compensation package, the Committee adopted our 2009 Stock Incentive Plan subject to stockholder approval, to replace the Company’s 1998 Stock Incentive Plan and 1998 Non-Employee-Directors Stock Option Plan.

April 2008 Restricted Stock Unit Grants

On April 18, 2008, following careful analysis which included: 1) a review of market trends, including consultation with Aon Radford Consulting (a nationally recognized compensation consulting firm with specific expertise in dealing with the equity issues of biopharmaceutical companies); 2) consideration of the fact that the 1998 Plan would be expiring in May 2008; and 3) the determination that the commitment and motivation of our workforce would be vital to ongoing efforts to commercialize Genasense® and achieve other corporate objectives, management recommended to the Committee that Restricted Stock Units, or RSUs, be issued to certain executive officers and all employees under the 1998 Plan. The Committee reviewed management’s recommendation and approved the April 2008 RSU grants.

Two of the five executive officers received grants under the program. Mr. Sanders and Mr. Siegel received RSU grants of 1,300 and 800 shares, valued on their grant dates at $26,650 and $16,400, respectively. Pursuant to there terms, the RSUs vested 50% on January 15, 2009 and 50% on June 30, 2009. At December 31, 2008, the value of the RSU grants to Messrs. Sanders and Siegel were $176 and $108, respectively.

2007 Stock Incentive Plan and September 2007 Stock Option Grants

In September, 2007, the Board approved a 2007 Stock Incentive Plan, or 2007 Plan, conditioned upon the receipt of stockholder approval by September 17, 2008.  However, due to the marked changes in the general economic environment combined with the deterioration of the price of Genta common stock, the Board elected not to submit the 2007 Plan to stockholders for approval and on September 18, 2008, the 2007 Plan expired.  As a consequence, Genta currently has no forward-looking equity incentive plan at this time.

Acquisition Bonus Plan

In order to retain our executive officers and other employees prior to stockholder approval of the 2007 Plan, the Committee concurrently approved an Acquisition Bonus Plan. Under the program, participants were eligible to receive  a portion of the proceeds realized from a change in control that occurred prior to the earlier of (i) December 31, 2008 or (ii) the approval by our stockholders of the 2007 Plan. On September 27, 2007, our executive officers and employees were granted a number of units in the Acquisition Bonus Plan that corresponded to the number of contingent stock options granted to them under the 2007 Plan. As noted, however, the 2007 plan was never submitted for stockholder approval, and as a consequence the Acquisition Bonus Plan expired December 31, 2008.

Equity Award Exchange Offer

On July 9, 2009, our Board approved an Equity Award Exchange Offer Program to non-employee Directors whereby each non-employee Director was given the opportunity to exchange their outstanding stock options to purchase shares of Genta common stock for new replacement restricted stock units ("New RSUs") provided the 2009 Stock Incentive Plan is approved by our stockholders. Our outstanding options have exercise prices that are significantly higher than the current market price of our common stock.  For this reason, the Board believes that these options have little or no current value as an incentive to retain and motivate non-employee Directors, and are unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for New RSUs, our Board intends to provide our non-employee Directors with the benefit of receiving equity awards that over time may have a greater potential to increase in value, and thereby create better incentives for our non-employee Directors to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

Determining The Timing And Exercise Price Of Equity-Based Compensation

There is no established practice of timing equity grants in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. Stock option grants to Section 16 officers are made only at duly convened meetings of the Compensation Committee. Performance awards for existing executive officers and employees are typically made in connection with the annual review process which occurs in January each year. Options or RSUs relating to these performance awards are then usually granted in the January meeting of the Committee. Equity awards for newly hired executives are typically made at the next scheduled Committee meeting following the executive’s hire date. It is our intent that all stock option grants have an exercise price per share equal to the closing selling price per share on the grant date.

Retirement Benefits

All employees are eligible to participate in the Genta Incorporated Savings & Retirement Plan (Savings Plan), a tax-qualified retirement savings plan, which allows contributions to the Savings Plan on a before-tax basis in an amount up to the lesser of 50% of the employee’s annual salary or a limit prescribed by the Internal Revenue Service.  All contributions to the Savings Plan are fully vested upon contribution. We provide retirement benefits to our employees because we believe retirement benefits are an integral part of employee benefit programs within the biotechnology and pharmaceutical industry.

Perquisites

None of our executive officers other than our Chief Executive Officer and President, Pharmaceutical Development and Chief Medical Officer have perquisites in excess of $10,000 in annual value. Our Chief Executive Officer and President, Pharmaceutical Development and Chief Medical Officer have employment agreements that provide for the perquisites discussed under the heading “Employment Agreements”.

Severance Benefits

We have adopted a severance pay program for nearly all of our employees, including executive officers, except for Drs. Itri and Warrell, who are eligible for severance benefits under the terms of their employment agreements as described below. The severance pay program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored workforce reduction or a change in control of our company. In addition, for executives, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other of our constituents without undue concern over whether the transactions may jeopardize the executive’s own employment.

These arrangements, like other elements of executive compensation, are structured with regard to practices at comparable companies for similarly-situated officers and in a manner we believe is likely to attract and retain high quality executive talent.

Although there are some differences in the benefit levels depending on the employee’s job level, the basic elements are comparable for all employees, except for Drs. Itri and Warrell as noted above, and for Messrs. Sanders and Siegel, as noted below:

•
Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, Genta’s severance pay program requires a “double trigger” — a change in control followed by an involuntary loss of employment within one year thereafter. This is consistent with the purpose of the program, which is to provide employees with financial protection upon loss of employment.

•
Covered terminations. Employees may be eligible for payments, if there is either a workforce reduction or if within one year of a change in control, their employment is terminated without cause by the Company.

•	Severance payment. Subject to signing a release, eligible terminated employees may receive severance.

•	Benefit continuation. Subject to signing a release, basic health and dental insurance may be continued following termination of employment.

•	Accelerated vesting of equity awards. Upon a change in control, any unvested equity awards become vested.

Certain Severance Arrangements

In the event of their termination as a result of a reduction in force or change in control, Mr. Sanders and Mr. Siegel are eligible for up to 24 weeks of severance equal to $131,538 and $96,923, respectively, paid in portions on a bi-weekly basis and not as a lump sum. Mr. Sanders and Mr. Siegel are also eligible to continue their health/dental benefits at the Company’s expense for up to four months, with an estimated value of $7,116 each. Drs. Itri’s and Warrell’s eligibility for severance payments are described under the heading “Employment Agreements”.

Deductibility of Executive Compensation

 Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. The stock options granted to our executive officers have been structured with the objective of qualifying those awards as performance-based compensation. Non-performance-based compensation paid to our executive officers for 2008 did not exceed the $1.0 million limit per covered officer. The RSUs awarded as a component of equity compensation will not qualify as performance-based compensation. However, we believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through RSUs tied to the executive officer’s continued service, which may, together with base salary, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

2009 Objectives and Executive Compensation Guidelines

Our business objectives for 2009 include: completing enrollment of the phase 3 AGENDA trial of Genasense® in patients with advanced melanoma; public release of information regarding final analysis of progression-free survival (PFS) from the advanced melanoma trial; initiating and completing enrollment of the Phase I trial of our oral taxane, tesetaxel; and ongoing financing and business development activities that will further the development and commercialization of our products. At present, the 2009 compensation guidelines will be generally comparable to the 2008 guidelines with respect to the following: components of compensation; anticipated salary adjustments; cash incentive bonus targets and equity-based compensation. The Committee will make adjustments if necessary based on their assessment of a variety of factors including: industry trends; competitive market data; business objectives and corporate performance.

Summary Compensation Table

The following table sets forth certain information regarding compensation earned by or paid to our Chief Executive Officer, and other executive officers (collectively, the ‘‘named executive officers’’) during the years ended December 31, 2008, 2007 and 2006, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation earnings ($)(3)	All Other Compensation ($)		Total ($)
Raymond P. Warrell, Jr. M.D.	2008	409,662	—	—	446,667	—	—	31,060	(4)	887,389
Chairman and Chief Executive	2007	480,000	—	—	1,139,940	—	—	41,096	(4)	1,661,036
Officer	2006	460,000	—	—	2,743,824	50,000	—	40,462	(4)	3,294,286

Richard J. Moran (5)	2008	61,538	—	—	28,400	—	—	3,077	(6)	93,015
Senior Vice President,	2007	320,000	—	10,463	29,100	—	—	17,261	(6)	376,824
Chief Financial Officer and Corporate Secretary	2006	304,500	—	—	35,900	100,000	—	11,000	(6)	451,400

Gary Siegel	2008	210,000	—	12,551	17,278	—	—	11,518	(7)	251,347
Vice President, Finance	2007	196,846	—	—	32,007	—	—	11,250	(7)	240,103
	2006	183,750	—	—	46,778	66,500	—	11,000	(7)	308,028

Loretta M. Itri, M.D.	2008	467,500	—	—	78,221	—	—	20,061	(8)	565,782
President, Pharmaceutical	2007	467,500	—	—	459,201	—	—	21,836	(8)	948,537
Development and Chief Medical Officer	2006	445,200	—	—	979,852	—	—	19,848	(8)	1,444,900

W. Lloyd Sanders	2008	285,000	—	20,396	39,100	—	—	5,642	(9)	350,138
Senior Vice President and	2007	285,000	—	—	39,100	—	—	40,405	(9)	364,505
Chief Operating Officer	2006	245,000	—	—	36,250	78,000	—	33,579	(9)	392,829

(1)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, respectively, in accordance with FAS 123(R). These figures include amounts from awards granted in 2003, 2004, 2005, 2006 and 2007. Assumptions used in the calculations of these amounts for the years ended December 31, 2006, 2007 and 2008, respectively, are in Note 14 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	As described above, no payments were made for 2007 or 2008 performance under our cash incentive bonus program.

(3)	Drs. Warrell and Itri deferred a portion of their salaries from April 19, 2008 through August 17, 2008.

(4)
All other compensation for 2008 includes $6,000 for auto allowance, $4,068 for long-term disability (including $1,139 for income tax gross-up), $9,492 for life insurance (including $2,657 for income tax gross-up) and $11,500 Company match to the 401(k) Plan. All other compensation for 2007 includes $6,000 for auto allowance, $13,419 for long-term disability (including $4,641 for income tax gross-up), $10,427 for life insurance, (including $3,592 for income tax gross-up) and $11,250 Company match to the 401(k) Plan. All other compensation for 2006 includes $6,000 for auto allowance, $13,003 for long-term disability (including 4,506 for income tax gross-up), $10,459 for life insurance (including $3,624 for income tax gross-up) and $11,000 Company match to the 401(k) Plan.

(5)	Mr. Moran retired from Genta effective February 29, 2008

(6)
All other compensation for 2008 includes $3,077 Company match to the 401(k) Plan. All other compensation for 2007 includes $6,011 for life insurance (including $2,011 for income tax gross-up) and $11,250 Company match to the 401(k) Plan. All other compensation for 2006 includes $11,000 Company match to 401(k) Plan.

(7)
All other compensation for 2008 includes $1,018 for life insurance, (including $313 for income tax gross-up) and $10,500 Company match to the 401(k) Plan. All other compensation for 2007 includes $11,250 Company match to the 401(k) Plan. All other compensation for 2006 includes $11,000 Company match to the 401(k) Plan.

(8)
All other compensation for 2008 includes $6,605 for long-term disability (including $1,998 for income tax gross-up), $1,956 for life insurance (including $703 for income tax gross-up) and $11,500 Company match to the 401(k) Plan. All other compensation for 2007 includes $6,770 for long-term disability (including $2,161 for income tax gross-up), $3,816 for life insurance (including $1,315 for income tax gross-up) and $11,250 Company match to the 401(k) Plan. All other compensation for 2006 includes $7,028 for long-term disability, (including $2,421 for income tax gross-up), $1,820 for life insurance, (including $627 for income tax gross-up) and $11,000 Company match to the 401(k) Plan.

(9)
All other compensation for 2008 includes $4,326 for long-term disability (including $1,064 for income tax gross-up) and $1,316 Company match to the 401(k) Plan. All other compensation for 2007 includes $4,497 for long-term disability (including $1,235 for income tax gross-up), $24,658 relocation reimbursement (including $6,106 for income tax gross-up) and $11,250 Company match to the 401(k) Plan. All other compensation for 2006 includes $4,370 for long-term disability, (including $1,108 for income tax gross-up), $19,459 relocation reimbursement (including $4,914 for income tax gross-up) and $9,750 Company match to the 401(k) Plan.

Grants of Plan-Based Awards

The following table provides summary information concerning each grant of an award made to a named executive officer in 2008 under a compensation plan (adjusted for the 1-for-50 reverse stock split that became effective on July 13, 2009).

		Estimated Future Payouts Under Non-Equity Incentive			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
		Plan Awards (1)			Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	Thrshold ($)	Target ($)	Maximum ($)	(# Shares)	(# Shares)	(# Shares)	(#)(3)	(#)	($/sh)	($)
Dr. Warrell	(4)	—	3,840	5,760	—	—	—	—	—	—	—
Mr. Moran (3)	(4)	—	1,920	2,560	—	—	—	—	—	—	—
Mr. Siegel	4/11/2008	0	1,050	1,470	0	400	600	800	—	—	16,400
Dr. Itri	(4)	—	2,805	4,675	—	—	—	—	—	—	—
Mr. Sanders	4/11/2008	0	1,710	2,280	0	600	800	1,300	—	—	26,650

(1)
Reflects the range of payouts targeted for 2008 performance under the Genta Cash Incentive Bonus Program, which would ordinarily be paid in January 2009; however, no payments were earned based on 2008 performance.

(2)	Reflects restricted stock units awarded in April 2008, which vested 50% on January 15, 2009 and 50% on June 30, 2009.
(3)	Mr. Moran retired from Genta effective February 29, 2008.
(4)	There were no grants of plan-based awards during 2008.

Equity Award Exchange Offer

On July 9, 2009 our Board approved an Equity Award Exchange Offer Program to non-employee Directors whereby each non-employee Director was given the opportunity to exchange their outstanding stock options to purchase shares of Genta common stock for New RSUs.

Our outstanding options have exercise prices that are significantly higher than the current market price of our common stock.  For this reason, our Board believes that these options have little or no current value as an incentive to retain and motivate non-employee Directors, and are unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for New RSUs, the Board intended to provide our non-employee Directors with the benefit of receiving equity awards that over time may have a greater potential to increase in value, and thereby create better incentives for our non-employee Directors to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. The Equity Award Exchange Offer expired on July 14, 2009.

As each of our non-employee Directors submitted their eligible awards for cancellation, they were granted a New RSU award on July 16, 2009 covering 695,658 shares. Each RSU will entitle a non-employee Director to receive one share of Genta common stock following vesting. The New RSUs were granted under the 2009 Plan. The 2009 Plan was adopted by the Board on July 9, 2009, subject to approval by the Company's stockholders. Upon such stockholder approval of the 2009 Plan, the eligible options will be cancelled. If the stockholders do not approve the 2009 Plan, then the eligible options will remain in full force and effect and the existing stock options will remain exercisable in accordance with their terms.

Grants of Plan-Based Awards

The following table lists all outstanding Equity Awards as of December 31, 2008, adjusted for the 1-for-50 reverse stock split that became effective on July 13, 2009.

	Option Awards				Stock Awards
Name	Number Of Securities Underlying Unexercised Options Exercisable (#)	Number Of Securities Underlying Unexercised Options Unexercisable (#(1))	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have not Vested ($)
Dr. Warrell	10,585	—	800.50	10/27/09	—		—
	2,646	—	800.50	02/14/10	—		—
	1,000	—	2,390.50	01/01/11	—		—
	1,000	—	4,110.00	01/25/12	—		—
	1,000	—	2,358.50	01/28/13	—		—
	—	3,333	2,964.00	05/16/13	—		—
	250	—	3,096.00	01/04/14	—		—
	500	—	486.00	01/28/15	—		—
	2,646	—	800.50	10/28/15	—		—
	563	188	615.00	01/23/16	—		—
	1,667	1,666	648.00	03/31/16	—		—
	167	166	137.00	01/12/07	—		—
Mr. Siegel	46	—	3,015.00	05/22/13	—		—
	23	—	3,096.00	01/04/14	—		—
	33	—	750.00	06/30/14	—		—
	33	—	486.00	01/07/15	—		—
	93	12	282.00	04/04/15	—		—
	25	8	270.00	04/15/15	—		—
	02	8	555.00	09/19/15	—		—
	25	8	615.00	01/23/16	—		—
	8	16	231.00	12/01/16	—		—
	20	20	137.00	01/12/17	—		—
	—	—	—	—	800	(2)	108	(3)
Dr. Itri	1,000	—	1,719.00	03/28/11	—		—
	133	—	4,110.00	01/25/12	—		—
	100	—	2,358.50	01/28/13	—		—
	—	1,000	3,585.00	08/05/13	—		—
	166	—	3,096.00	01/05/14	—		—
	100	—	486.00	01/07/15	—		—
	125	41	615.00	01/23/16	—		—
	407	1,259	477.00	07/27/16	—		—
	83	83	137.00	01/12/17	—		—
Mr. Sanders	250	83	543.00	01/16/16	—		—
	50	50	137.00	01/12/17	—		—
	—	—	—	—	1,300	(2)	176	(3)

(1)	Each option will vest in full on an accelerated basis upon certain changes in control as described in more detail under the heading “Termination of Employment and Change in Control Agreements” herein.

(2)	Reflects restricted stock units awarded in April 2008, which vested 50% on January 15, 2009 and 50% on June 30, 2009.

(3)	Based on the $0.13 closing price of our common stock on December 31, 2008.

Option Exercises and Stock Vesting in Last Year

None of our named executive officers exercised options and no stock awards held by our named executive officers vested in the year ended December 31, 2008.

Nonqualified Deferred Compensation

The following table shows the deferred compensation activity for each named executive officer during the 2008 fiscal year.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Dr. Warrell	178,104				178,104

Dr. Itri	203,010				203,010

Employment Agreement with Raymond P. Warrell, Jr., M.D.

Pursuant to an employment agreement dated as of January 1, 2006, by and between Genta and Dr. Warrell, that was subsequently amended and restated as of November 30, 2007, and later amended as of December 31, 2008, hereinafter referred to as the Warrell employment agreement, Dr. Warrell continues to serve as our Chairman and Chief Executive Officer. The Warrell employment agreement has an initial term of three years ending on December 31, 2010 and provides for automatic extensions for additional one-year periods. Under the Warrell employment agreement, Dr. Warrell’s $480,000 annual base salary was reduced by 15% effective January 1, 2008; and he now receives a base salary of $408,000 per annum with annual percentage increases equal to at least the Consumer Price Index for the calendar year preceding the year of the increase. At the end of each calendar year, Dr. Warrell is eligible for a cash incentive bonus ranging from 0% to 60% of his annual base salary, subject to the achievement of agreed-upon goals and objectives.

Dr. Warrell is entitled to receive annual stock option awards for the purchase of up to 225,000 shares of common stock, depending upon the achievement of agreed-upon goals and objectives. Such options will become fully exercisable upon a “Trigger Event” (i.e. the sale of Genasense® or our change in control). If a Trigger Event occurs during the term of the Warrell employment agreement or within 12 months thereafter, Dr. Warrell will be entitled to receive the stock option grants that he would have been entitled to receive in respect of the calendar year in which the Trigger Event occurs (assuming attainment of “target” levels of performance on all goals and objectives for the year), and such option will be fully vested and exercisable upon grant.

We may also, from time to time, grant Dr. Warrell additional cash, stock options, equity and/or other long-term incentive awards in the sole discretion of our Board. Dr. Warrell continues to be entitled to any and all medical insurance, dental insurance, life insurance, disability insurance and other benefit plans, which are generally available to our senior executives. He is also entitled to receive supplemental life insurance and supplemental disability insurance, as well as premium payments for medical malpractice insurance up to a maximum of $25,000 annually. The aggregate amount of the benefits Dr. Warrell may receive are subject to parachute payment limitations under Section 280G of the Internal Revenue Code.

In the event Dr. Warrell’s employment is terminated, he will be eligible for certain benefits whose value has been estimated herein, but only to the extent that the benefit is not otherwise provided to employees on a non-discriminatory basis. In the event Dr. Warrell’s employment is terminated, he will be entitled to receive his accrued but unpaid base salary through his termination date, his accrued but unpaid expenses, a lump sum payment of his accrued vacation days (unless he is terminated by us for cause or he terminates his employment without good reason (both defined in the Warrell employment agreement)), his accrued but unpaid cash incentive bonus, a lump sum payment of his pro-rated cash incentive bonus for the year of his termination, valued up to $163,200, (unless he is terminated by us for cause or he terminates his employment without good reason), and any other benefits due him in accordance with applicable plans, programs or agreements. In addition to the benefits listed in the preceding sentence, in the event we terminate Dr. Warrell’s employment without cause or Dr. Warrell terminates his employment for good reason and he executes a release, Dr. Warrell will be entitled to receive the base salary he would have received during the twelve-month period following the date of termination, valued at $408,000, for a total potential payment of $571,200. If we terminate Dr. Warrell’s employment in anticipation of our change in control or, if either party terminates his employment upon a change in control or within thirteen months following a change in control, Dr. Warrell will instead receive a lump sum payment equal to two times his annual base salary, valued at $816,000 and two times his target bonus for the calendar year of termination, valued at $326,400, for a total potential payment of $1,142,000. Dr. Warrell will also receive immediate vesting of all stock options that vest solely as a result of his continued employment. Finally, if either party gives notice that they do not wish to extend the Warrell employment agreement, Dr. Warrell will be entitled to receive his accrued, but unpaid, base salary through his termination date; his accrued, but unpaid, expenses; a lump sum payment of his accrued vacation days; his accrued but unpaid cash incentive bonus; a lump sum payment of his pro-rated cash incentive bonus for the year of his termination, valued up to $163,200; and any other benefits due him in accordance with applicable plans, programs or agreements. If Dr. Warrell gives notice that he does not wish to extend his employment agreement, he will also receive immediate vesting of all stock options that would have vested during the 90 days following his termination date, if such stock options vest solely as a result of his continued employment. If we give notice that we do not wish to extend Dr. Warrell’s employment agreement, he will receive immediate vesting of all stock options that vest solely as a result of his continued employment.

Employment Agreement with Loretta M. Itri, M.D.

Pursuant to an employment agreement dated as of March 28, 2006, by and between Genta and Dr. Itri, signed on July 27, 2006, and amended as of December 31, 2008, Dr. Itri continues to serve as our President, Pharmaceutical Development and Chief Medical Officer. The employment agreement had an initial term of three years, beginning March 28, 2006 and continuing through March 27, 2009 and provides for automatic extensions for additional one-year periods. The agreement provided for a base annual salary in 2006 of $445,200, which may be reviewed annually for discretionary increases in a manner similar to our other senior executives and an annual cash incentive bonus ranging from 0% to 50% of her annual base salary to be paid if mutually agreed-upon goals and objectives are achieved for the year. Dr. Itri was also granted an incentive stock option to purchase 1,666 shares of our Common Stock at an exercise price of $477.00 per share, of which 666 shares become exercisable upon the first FDA approval of Genasense®, 666 shares become exercisable upon approval by the EMEA in Europe of Genasense® in any first indication and 333 shares become exercisable over a period of approximately 32 months from the grant date by means of (i) an initial amount of 37 shares to be exercisable and vest on the Date of Grant, (ii) an additional amount of 286 shares in 31 equal monthly increments of 9 shares each, commencing on August 1, 2006 and continuing on the first day of each of the next successive 30 calendar months, and (iii) a final amount of 9 shares on March 1, 2009. We may also, from time to time, grant Dr. Itri additional stock options consistent with the stock option guidelines applicable to our other senior executives. Dr. Itri is entitled to any and all medical insurance, dental insurance, life insurance, disability insurance and other benefit plans, which are generally available to our senior executives. She is also entitled to receive supplemental life insurance and supplemental disability insurance. The aggregate amount of the benefits Dr. Itri may receive are subject to parachute payment limitations under Section 280G of the Internal Revenue Code.

In the event Dr. Itri’s employment is terminated, she will be eligible for certain benefits whose value has been estimated herein, but only to the extent that the benefit is not otherwise provided to employees on a non-discriminatory basis. In the event Dr. Itri’s employment is terminated, she will be entitled to receive her accrued, but unpaid, base salary through her termination date; her accrued, but unpaid, expenses; her accrued vacation days; any earned but unpaid cash incentive bonus; and any other benefits due her in accordance with applicable plans, programs or agreements. In addition to the benefits listed in the preceding sentence, in the event we terminate Dr. Itri’s employment without good reason (as defined in the employment agreement), due to a change of control, or Dr. Itri terminates her employment for good reason (as defined in the employment agreement), and she executes a release, Dr. Itri will be entitled to receive a lump sum payment equal to her current annualized base salary, valued at $467,500 plus a pro-rated cash incentive bonus for the calendar year of termination, valued up to $140,250, for a total potential payment of $607,750, and each of her outstanding stock options will immediately vest to the extent vesting depends solely on her continued employment. Finally, if either party gives notice that the employment agreement will not be extended, Dr. Itri will be entitled to receive her accrued, but unpaid, base salary through her termination date; her accrued, but unpaid, expenses; her accrued vacation days; any earned, but unpaid, cash incentive bonus; a pro-rated cash incentive bonus for the year of her termination, valued up to $140,250, for a total potential payment of $607,750; and any other benefits due her in accordance with applicable plans, programs, or agreements. If we give notice that we do not wish to extend Dr. Itri’s employment agreement, she will also receive immediate vesting of all stock options that would have vested during the 90 days following her termination date, if such stock options would have vested solely as a result of her continued employment.

Compensation of Directors

Our non-employee directors receive $15,000 per year for their services. Non-employee directors receive an additional $1,500 for each Board meeting and $1,000 for each committee meeting attended in person and $750 for each Board or committee meeting attended telephonically. The Lead Director and each non-employee Chairperson of a Committee of the Board receive annual cash compensation of $5,000. Non-employee Directors receive $2,500 per day for Board or committee activities outside of normal activities. Due to the Company’s inability to raise capital and in order to conserve cash, only a small portion of the amounts earned by each Director was paid during 2008.
Currently, under our Non-Employee Directors’ 1998 Stock Option Plan, each non-employee Director receives an option to purchase 80 shares of our common stock upon his or her initial election to the Board. In addition, on the date of each annual stockholders’ meeting, each individual who is to continue to serve as a non-employee Board member is granted an option to purchase 67 shares of our common stock. The Lead Director and each non-employee Chairperson of a committee of the Board receive an option to purchase 17 shares of our common stock coinciding with their annual election to the Board. Each such option will have an exercise price per share equal to the fair market value per share of the common stock on the grant date and will have a maximum term of 10 years.

On June 25, 2009, our Board approved, subject to stockholder approval at the 2009 Annual Meeting of Stockholders, the 2009 Stock Incentive Plan (the “2009 Plan”), pursuant to which 83,478,929 shares of our common stock will be authorized for issuance. If the 2009 Plan is approved, on the date of the Annual Meeting, each individual who (i) is to continue in service as a non-employee Board member following such date and (ii) tendered for cancellation his or her outstanding equity awards pursuant to our Equity Award Exchange Offer will be automatically granted a restricted stock unit (“RSU”) covering 695,658 shares.

Each individual who is first elected or appointed as a non-employee Board member at any time after the 2009 Annual Meeting of Stockholders shall automatically be granted on the date of such election or appointment, an award in the form of fully vested shares of common stock and/or options with a value equal to the Applicable Annual Amount.  Our Compensation Committee will have the sole discretion to determine the amount and type of award for each year. The Applicable Annual Amount will be determined by the Compensation Committee on or before the date of the grant, but in no event will such amount exceed $100,000.00

On the date of each annual stockholders meeting, beginning with the 2010 Annual Meeting, each individual who is at that time serving as, and is to continue to serve as, a non-employee Board member will automatically be granted an award (the “Annual Award”) in the form of fully vested shares of common stock and/or options with a value not to exceed $100,000.00. Our Compensation Committee will have the sole discretion to determine the amount and type of award for each year.  The Applicable Annual Amount will be determined by the Compensation Committee on or before the date of the grant, but in no event will such amount exceed $100,000.00.
The following table sets forth certain information regarding compensation earned by the following non-employee directors of the Company during the year ended December 31, 2008:

Name	Fees paid ($) (1)	Stock Awards ($)	Option awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Martin J. Driscoll	$38,000	-	$6,753	-	-	-	$44,753
Christopher P. Parios	$36,750	-	$4,267	-	-	-	$41,017
Daniel D. Von Hoff, M.D.	$27,000	-	$733	-	-	-	$27,733
Douglas G. Watson	$43,250	-	$1,100	-	-	-	$44,350

(1)
Reflects the dollar amount earned by the non-employee Director during 2008. Due to the Company’s inability to raise capital and in order to conserve cash, only a small portion of the amounts earned by each Director was paid during 2008. The amount of fees paid to each Director during 2008 was: Martin J. Driscoll: $2,250; Christopher P. Parios: $3,750; Daniel D. Von Hoff, M.D.: $3,000; Douglas G. Watson: $3,750

(2)
Represents the compensation cost recognized for financial statement purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123(R) (FAS 123(R)) with respect to the option awards made to the non-employee Directors, including awards which may have been made in earlier years. For information regarding assumptions underlying the FAS 123(R) valuation of our equity awards, see Note 15 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. As of December 31, 2008, each Director had the following number of options outstanding, (adjusted for the Company’s 1-for-50 reverse stock split that became effective on July 13, 2009): Martin J. Driscoll: 363; Christopher P. Parios: 280; Daniel D. Von Hoff: 756; Douglas G. Watson: 647.

Committees of the Board of Directors and Director Independence

The Board currently consists of five directors. They are Raymond P. Warrell, Jr., M.D., Martin J. Driscoll, Christopher P. Parios, Daniel D. Von Hoff, M.D., and Douglas G. Watson. The Board has determined that, except for Dr. Warrell, all of the members of the Board are “independent directors”. Dr. Warrell is not considered independent, as he is an executive officer of the Company.

Compensation Committee

The Compensation Committee currently consists of Martin J. Driscoll, Christopher P. Parios and Douglas G. Watson. Mr. Watson serves as Chairman of this Committee. Each member of the Compensation Committee is independent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Martin J. Driscoll and Daniel D. Von Hoff, M.D. Mr. Driscoll serves as Chairman of this Committee. Each member of the Nominating and Corporate Governance Committee is independent.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee currently consists of Martin J. Driscoll, Christopher P. Parios and Douglas G. Watson. Mr. Driscoll serves as Chairman of this Committee. Each member of the Audit Committee is independent.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee, Mr. Watson, Mr. Driscoll and Mr. Parios, was at any time during our year ended December 31, 2008, or formerly our officer or employee. None of our executive officers have served as a director or member of the Board of Directors or the Compensation Committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of or member of our Board of Directors or our Compensation Committee.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of July 17, 2009, certain information with respect to the beneficial ownership of our common stock (the only voting class outstanding), (i) by each Director, (ii) by each of the named executive officers and (iii) by all officers and Directors as a group.

	Amount and Nature of Beneficial Ownership
Name and Address (1)	Number of Shares (2)		Percent of Class
Raymond P. Warrell, Jr., M.D.	6,765,517	(3)	4.999%
Loretta M. Itri, M.D.	6,765,517	(4)	4.999%
Richard J. Moran	434	(5)	*
Gary Siegel	761	(6)	*
W. Lloyd Sanders	1,110	(7)	*
Martin J. Driscoll	408	(8)	*
Christopher P. Parios	278	(9)	*
Daniel D. Von Hoff, M.D.	749	(9)	*
Douglas G. Watson	838	(10)	*
All Directors and Executive Officers as a group	6,772,211	(11)	5.0%

*	Less than one percent (1%).

(1)	The address of each named holder is in care of Genta Incorporated, 200 Connell Drive, Berkeley Heights, NJ 07922.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options exercisable within 60 days of July 17, 2009 or issuable on conversion of Senior Secured Convertible Promissory Notes due June 9, 2010 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)
Consists of 2,077,759 shares of common stock held in Dr. Warrell’s IRA, 8,115 shares of common stock held in a joint account with Dr. Warrell’s wife, Dr. Itri and 22,021 shares of common stock issuable upon exercise of currently exercisable stock options. Also includes 1,543,398 shares of common stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2010. Dr. Warrell indirectly owns 3,114,224 shares held in Dr. Itri’s IRA, of which Dr. Warrell is the beneficiary.

(4)
Consists of 8,115 shares of common stock held in a joint account with Dr. Warrell, 3,114,224 shares held in Dr. Itri’s IRA, and 2,113 shares of common stock issuable upon exercise of currently exercisable stock options. Also includes 1,563,306 shares of common stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2010. Dr. Itri indirectly owns 2,077,759 shares of common stock held in Dr. Warrell’s IRA, of which Dr. Itri is the beneficiary.

(5)	Consists of 433 shares of common stock and 1 share of common stock owned by Mr. Moran’s wife. Mr. Moran retired from the Company in February 2008.

(6)	Consists of 503 shares of common stock and 258 shares of common stock issuable upon the exercise of currently exercisable stock options.

(7)	Consists of 919 shares of common stock and 191 shares of common stock issuable upon exercise of currently exercisable stock options.

(8)	Consists of 50 shares of common stock and 358 shares of common stock issuable upon the exercise of currently exercisable stock options.

(9)	Consists of shares of common stock issuable upon the exercise of currently exercisable stock options.

(10)	Consists of 200 shares of shares of common stock and 638 shares of common stock issuable upon the exercise of currently exercisable stock options.

(11)
Consists of 5,202,205 shares of common stock and 26,608 shares of common stock issuable upon the exercise of currently exercisable stock options. Also includes 1,543,398 shares of common stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of July 17, 2009, certain information with respect to the beneficial ownership of our common stock by persons known by us to be beneficial owners of more than 5% of our common stock.  The information in this table is based solely on statements in filings with the SEC or other reliable information.

	Amount and Nature of Beneficial Ownership
Name and Address	Number of Shares		Percent of Class
Tang Capital Partners Ltd(1) 4401 Eastgate Mall San Diego, CA 92121	11,697,025	(1)	9.999%

(1)
Tang Capital Partners is the beneficial owner of 11,697,025 shares of Common Stock, comprised of 2,847,183 shares of Common Stock, $79,939.84 face amount of the Issuer’s 15% Senior Secured Convertible Promissory Notes due June 2010 (the “June 2010 Notes”), $1,850,000.00 face amount of the Issuer’s 8% Senior Secured Convertible Promissory Notes due April 2012 (the “April 2012 Notes”), and $664,000.00 Face Amount of the Issuer’s 8% Unsecured Subordinated Convertible Promissory Note due July 2011 (the “July 2011 Notes”). Additionally, Tang Capital Partners is the beneficial owner of a warrant to purchase 4,625,000 shares of the Issuer’s Common Stock at an exercise price of $0.50 per share (the “April 2009 Warrant”) and a warrant to purchase 1,660,000 shares of the Issuer’s Common Stock at an exercise price of $1.00 per share (the “July 2009 Warrant”). Tang Capital Partners also has the right, pursuant to a Securities Purchase Agreement dated April 2, 2009, to purchase an additional $1,850,000.00 face amount of the April 2012 Notes.  Tang Capital Partners also has the right, pursuant to a Consent Agreement dated April 2, 2009, and amended on May 22, 2009 and July 7, 2009, to purchase $2,832,951.79 Face Amount of the April 2012 Notes.  Pursuant to a Securities Purchase Agreement dated July 7, 2009, Tang Capital Partners is obligated, subject to certain conditions, to purchase $2,383,757.69 Units (the “Units”) from the Issuer on August 6, 2009.  Such Units will consist of 70% July 2011 Notes, 30% of the Issuer’s Common Stock, and an additional July 2009 Warrant to purchase a number of shares equal to 25% of the shares underlying the July 2011 Notes purchased in such closing.  The Common Stock of such units will be priced at 25% of the VWAP for the five trading days immediately preceding such closing, subject to a minimum price per share of $0.10. The April 2012 Notes can only be converted to the extent that, after such conversion, the Reporting Persons would beneficially own no more than 4.999% of the Issuer’s Common Stock.  The July 2011 Notes can only be converted to the extent that, after such conversion, the Reporting Persons would beneficially own no more than 9.999% of the Issuer’s Common Stock.  The April 2009 Warrants are not exercisable until October 2, 2009, and after such date, are only exercisable to the extent that, after such exercise, the Reporting Persons would beneficially own no more than 4.999% of the Issuer’s Common Stock.  The July 2009 Warrants are not exercisable until January 7, 2010, and after such date, are only exercisable to the extent that, after such exercise, the Reporting Persons would beneficially own no more than 4.999% of the Issuer’s Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Daniel Von Hoff, one of our directors, holds the position of Physician in Chief and Director of Translational Research at the Translational Genomics Research Institute, or Tgen, which provides preclinical testing services under direction of and by contract to us. During 2008, Tgen performed services for which it was compensated by us in the amount of approximately $36,419. We believe that the payment of these services was on terms no less favorable than would have otherwise been provided by an ‘‘unrelated’’ party. In the Board’s opinion, Dr. Von Hoff’s relationship with Tgen will not interfere with Dr. Von Hoff’s exercise of independent judgment in carrying out his responsibilities as our Director.

We have set forth certain policies and procedures with respect to the review and approval of related-party transactions. Specifically, pursuant to our Audit Committee Charter, the Audit Committee is required to review and approve any related-party transactions. In connection with such review and approval, the Audit Committee may retain special legal, accounting or other advisors and may request any of our officers or employees or our outside counsel or independent auditors to meet with any members of, or advisors to, the Audit Committee as well as perform any other activities consistent with the Audit Committee Charter, our by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

On June 5, 2008, we entered into a securities purchase agreement with certain institutional and accredited investors to place up to $40 million of senior secured convertible notes with such investors. On June 9, 2008, we placed $20 million of such notes in an initial closing. Each of Dr. Raymond Warrell, our Chief Executive Officer and Chairman, and Dr. Loretta Itri, our President, Pharmaceutical Development and Chief Medical Officer, participated in the initial closing by purchasing $1,950,000 and $300,000, respectively, of such notes. The remaining Board members independently discussed Dr. Warrell and Dr. Itri’s participation in the transaction and resolved that such participation will not interfere with Dr. Warrell or Dr. Itri’s exercise of independent judgment in carrying out their responsibilities in their respective positions. In connection with the June 2008 convertible note financing and in accordance with the Audit Committee Charter, the Audit Committee reviewed and approved the June 2008 convertible note financing with Dr. Warrell and Dr. Itri. Pursuant to the terms of the 2008 Notes, Dr. Warrell and Dr. Itri also have the right to participate in this offering. If Dr. Warrell and/or Dr. Itri decide to participate in this offering, the Audit Committee will need to approve their participation.

DESCRIPTION OF NOTES

We will issue the August 2009 Notes under an indenture, between us and U.S. Bank National Association, as trustee, to be dated as of the date of the initial issuance of the August 2009 Notes. We refer to the indenture as the “indenture.” The following summary of the terms of the August 2009 Notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the August 2009 Notes and the indenture. We will provide copies of the indenture to you upon request. The indenture also will be available for inspection at the office of the trustee. The August 2009 Notes and the indenture and not this description, define your legal rights as a holder of the August 2009 Notes. For a discussion of certain tax consequences to a holder that purchases notes, see “Material US federal income tax consequences.”

For purposes of this summary, the terms “Genta”, “we”, “us” and “our” refer only to Genta Incorporated, unless we specify otherwise.

GENERAL

The August 2009 Notes we are offering:

•	are limited to up to $4.9 million aggregate principal amount;

•	are in exchange for $4.9 million cash consideration;

•
bear interest at a rate of 8.00% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2010, to holders of record at the close of business on the preceding December 1 and June 1, respectively, and upon conversion or at maturity;

•	will be issued in denominations of integral multiples of $1,000 principal amount;

•	will be:

•	unsecured;

•	subordinated to the 2008 Notes and April 2009 Notes to the extent of the security for such notes, and senior in time and right of payment to all other indebtedness of the Company; and

•	pari passu in time and right of payment as the August 2009 Notes.

•
are convertible at any time into shares of our common stock based on an initial conversion rate of 10,000 shares per $1,000 principal amount of notes under the conditions and subject to such adjustments described under “—Conversion rights,” and subject to the limitations described under “—Conversion rights—Provisional limitation on right to convert notes” and “—Conversion rights—Permanent limitation on right to convert notes;”

•	are subject to mandatory conversion by us, as described under “—Mandatory conversion,” on any mandatory conversion date; and

•	mature on August [___], 2011, unless previously converted.

All cash payments on the August 2009 Notes will be made in US dollars.

We will issue the August 2009 Notes in denominations of integral multiples of $1,000 principal amount, without coupons. We will issue the August 2009 Notes as global securities in book-entry form. We will make payments in respect of August 2009 Notes by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities through the paying agent.

You may convert August 2009 Notes at the office of the conversion agent, present August 2009 Notes for registration of transfer at the office of the registrar for the August 2009 Notes and present August 2009 Notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the August 2009 Notes.

We will not provide a sinking fund for the August 2009 Notes. The indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness, including secured indebtedness. In addition, the indenture does not provide any protection to holders of August 2009 Notes in the event of a highly leveraged transaction.  In the event of a change of control (as defined in the indenture), the trustee or any holder of outstanding August 2009 Notes may require the Company to prepay, effective immediately prior to the consummation of the change of control, all of such holder’s then outstanding August 2009 Notes at a price equal to the greater of the face amount of the August 2009 Notes and the underlying value of the common stock.  In the event more than one holder of the August 2009 Notes request prepayment upon a change of control and we can prepay some, but not all of the August 2009 Notes up for prepayment, will prepay to each holder of August 2009 Notes electing to have its August 2009 Notes prepaid at that time an amount equal to such holder’s pro-rata amount of all outstanding August 2009 Notes being prepaid.

If any payment date with respect to the August 2009 Notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

INTEREST PAYMENTS

We will pay interest on the August 2009 Notes at a rate of 8.00% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2010. We will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding December 1 and June 1, respectively.  Interest will accrue on the August 2009 Notes from and including their date of initial issuance or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the maturity date, as the case may be. We will pay interest on the August 2009 Notes on the basis of a 360-day year consisting of twelve 30-day months. Interest will be paid in cash or in additional August 2009 Notes having a face amount equal to the accrued interest.

In addition, our ability to pay interest in August 2009 Notes is subject to the limitations set forth below and under “Provisional limitation on the right to convert notes” and “Permanent limitation on the right to convert notes.”

If August 2009 Notes are converted after a record date but prior to the corresponding interest payment date, upon conversion we will pay the holder of such note the interest accrued from the record date through the date of conversion and on the interest payment date will pay the interest accrued as of the record date to the record holder of the note as of the record date.

If we force conversion of a July 2009 Note, we will pay accrued and unpaid interest, if any, to the holder that surrenders the July 2009 Note for conversion. However, if we force conversion of a July 2009 Note after a record date but prior to the corresponding interest payment date, upon conversion we will pay the holder of such note the interest accrued from the record date through the date of conversion and on the interest payment date will pay the interest accrued as of the record date to the record holder of the note as of the record date.

CONVERSION RIGHTS

Holders of August 2009 Notes may convert their August 2009 Notes in integral multiples of $1,000 principal amount into shares of our common stock, based on an initial conversion rate of 10,000 shares of our common stock per $1,000 principal amount of August 2009 Notes, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of the August 2009 Notes and instead will pay a cash adjustment for fractional shares based on the Daily VWAP of our common stock for the five (5) consecutive trading days immediately before the conversion date. Except as described above, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the August 2009 Notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.

The right to convert the August 2009 Notes will terminate at the close of business on the final maturity date of the August 2009 Notes.

Mandatory conversion

Subject to the limitations on conversion described below, we may elect to cause the mandatory conversion (a “Mandatory Conversion”) of all or any portion of the principal and accrued and unpaid interest then outstanding under the August 2009 Notes by providing five (5) days written notice thereof the mandatory conversion date (each such date, a “Mandatory Conversion Date”). Any such notice shall state the date for such mandatory conversion and the principal amount of the August 2009 Notes to be converted on such date. Subject to the limitations on conversions described below, all conversions shall be made pro-rata among all noteholders.

We will only be permitted to cause a Mandatory Conversion on a Mandatory Conversion Date if, on the proposed Mandatory Conversion Date, (i) the Daily VWAP is equal to or greater than $0.50 per share (as appropriately adjusted for stock splits, stock dividends, reorganizations, recapitalizations, stock combinations and the like) for each of the ten (10) consecutive prior trading days ending on the trading day immediately prior to such date, and (ii) the Equity Conditions (as set forth below) are satisfied and (iii) the common stock issuable upon the mandatory conversion shall have been immediately tradable, in each case, on each trading day during the period beginning on the first day of such ten (10) day period and ending on the date of the delivery of such shares of common stock pursuant to the mandatory conversion.

As used above, the term Equity Conditions means that on each trading day during the period in question, (i) that we have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more conversion notice of the holder, if any, (ii) all liquidated damages and other amounts owing to the holder in respect of the August 2009 Notes have been paid; (iii) our common stock is trading on a trading market and all of the shares issuable in connection with this financing are eligible for trading on a trading market (and we believe, in good faith, that trading of the common stock on a trading market will continue uninterrupted for the foreseeable future), (iv) there is a sufficient number of authorized but unissued and otherwise unreserved shares of common stock for the issuance of all of the shares then issuable in connection with this financing (disregarding any limitations on issuance or conversion contained in such documents), (v) there is then existing no event of default or event which, with the passage of time or the giving of notice, would constitute an event of default, (vi) the issuance of the shares in question to the holder would not violate the limitations set forth in the August 2009 Notes, and (vii) no public announcement of a pending or proposed change of control has occurred.

Under the August 2009 Notes, the Daily VWAP means, for any date, (i) the daily volume weighted average price of our common stock for such date on the principal trading market for our common stock as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if our common stock is not then listed or quoted on a trading market and if prices for the common stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of our common stock so reported; or (iii) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the holder and reasonably acceptable to us.

Provisional limitation on right to convert August 2009 Notes

The August 2009 Notes may only be converted by a holder (or beneficial holder) or by us in any mandatory conversion on any day to the extent that, together with all prior conversions under such note, the total amount of such note that has been converted does not exceed the product of (A) 10% of the original principal amount of August 2009 Notes held by such holder (or beneficial holder) on the original issue date, and (B) the number of weeks since the date that is two weeks from the original issue date of the August 2009 Notes.

Permanent limitation on right to convert August 2009 Notes

Notwithstanding the right of holders to convert their August 2009 Notes at any time, no holder (or beneficial holder) of August 2009 Notes will be entitled to receive shares of our common stock upon conversion, including any mandatory conversion, or as payment of interest in shares of our common stock to the extent (but only to the extent) that such receipt would cause such holder to become, directly or indirectly, a “beneficial owner” of more than 9.999% of the shares of our common stock outstanding at such time. For purposes of the foregoing, “beneficial ownership” shall be deemed to mean “beneficial ownership” within the meaning of Section 13(d) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. We refer to this limitation as the “issuance cap.” Any purported delivery of shares of our common stock upon conversion of August 2009 Notes or payment of interest in shares of our common stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the holder (or beneficial holder) becoming the beneficial owner of more than 9.999% of the shares of the our common stock outstanding at such time.

Conversion procedures

To convert interests in the August 2009 Notes, the holder must comply with DTC’s then applicable conversion program procedures.

As soon as practicable, but in no event more than two business days after the conversion date of a July 2009 Note, we will deliver, through the conversion agent, a certificate for, or to the extent permissible, in book entry form through DTC, the number of full shares of common stock into which the note is converted, together with a cash payment, or shares of common stock, representing the accrued but unpaid interest on the note being converted and a cash payment for fractional shares.

For a discussion of certain tax consequences to a holder that converts August 2009 Notes, see “Material US federal income tax consequences—Consequences to US Holders—Conversion of the August 2009 Notes” and “—Consequences to non-US holders—Conversion of the August 2009 Notes.”

Change in the conversion right upon certain reclassifications, business combinations and asset sales

Except as provided in the indenture and as described below, if we reclassify or change our common stock, whether by reclassification, exchange, substitution or otherwise (other than as provided below), in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property (the “reference property”), which a holder of such note would have received (assuming, if applicable, that the holder would have made the applicable election referred to in the immediately following paragraph) if the holder had converted the note immediately before the transaction. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. If a transaction described above occurs and holders of our common stock have the opportunity to elect the form of consideration to receive in that transaction, then we will make adequate provision to give holders of the August 2009 Notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the “reference property” described above. Once the election is made, it will apply to all holders of our August 2009 Notes after the effective time of the transaction.

If we are party to a consolidation, merger or other business combination, or a sale, transfer disposition or exclusive license of more than fifty percent of our intellectual property or assets or we close on a purchase, tender or exchange offer made to holders of more than fifty percent (50%) of the outstanding shares of common stock in which more than fifty percent (50%) of the outstanding shares of common stock were tendered and accepted, then as a part of such transaction, each holder of August 2009 Notes shall have the right to demand prepayment at a price equal to the greater of (x) the face amount of such holder’s August 2009 Notes and (y) the value of the common stock underlying such holder’s August 2009 Notes.

We will agree in the indenture not to become a party to such a transaction unless its terms are consistent with these provisions.

Adjustments to the conversion rate

Subject to the terms of the indenture, we will adjust the conversion rate for:

•	stock splits or combinations of the outstanding shares of our common stock;

•	dividends or distributions on our common stock payable in shares of our common stock to all or substantially all holders of our common stock;

•	dividends or distributions on our common stock payable in other than shares of our common stock to all or substantially all holders of our common stock;

•
reclassifications, exchanges or substitutions to our common stock whereby our common stock is changed to the same or different number of shares or other securities of any class or classes of stock or other property, other than by way of a stock split, combination of shares or stock dividends or a reorganization, merger, consolidation, or sale of assets;

•
distributions to all or substantially all holders of our common stock of certain rights or warrants to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share that is less than the applicable conversion price then in effect, or if after any such issuance, the price per share is amended or adjusted and such price as amended or adjusted is less than the applicable conversion price;

•	in the event of a reorganization, merger, consolidation or sale of assets; and

•	issuances or sales by us of additional shares of common stock at a price per share less than the conversion price then in effect or without consideration.

Subject to the provisions of the indenture, if we:

▪
distribute shares of common stock in accordance with the second bullet point above, then we will generally decrease the conversion price then in effect immediately prior to such event by multiplying the applicable conversion price then in effect by a fraction the numerator of which shall be the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and the denominator of which shall be the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of common stock issuable in payment of such dividend or distribution.

▪
make distributions or issue dividends in other than shares of common stock in accordance with the third bullet point above, then, we will make an appropriate revision to the applicable conversion price and provision will be made so that upon conversion of the August 2009 Notes, the holders will receive (in addition to the number of shares of common stock they are entitled to upon conversion) the number of securities or other property that they would have received had the August 2009 Notes been converted into common stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities and any distributions or assets, applying all adjustments called for during such period pursuant to the terms of the July 2009 Note with respect to the rights of the holders of the August 2009 Notes; however, if a record date has been fixed and the dividend is not fully paid or such distribution is not fully made on the date fixed for such payment or distribution, then the conversion price will be adjusted as provided in this bullet point as of the time of actual payment of such dividends or distributions.

▪
make distributions in accordance with the fifth or seventh bullet point above, the applicable conversion price upon each such issuance or distribution shall be reduced to a price equal to the consideration per share paid for such additional shares of common stock; however, the amount of consideration received for such additional shares of common stock shall not include the value of any additional securities or other rights received in connection with such issuance or distribution of additional shares of common stock.

On conversion, the holders of August 2009 Notes will receive, in addition to additional August 2009 Notes, the rights under our stockholder rights plan or any future stockholder rights plan that we may establish, unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in the fifth bullet point under “—Adjustments to the conversion rate” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion

the holders of the August 2009 Notes may, in certain circumstances, be deemed to have received a distribution subject to US federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “Material US federal income tax consequences—Consequences to US holders” and “—Consequences to non-US holders.”

RANKING

The August 2009 Notes will be unsecured and subordinated to the 2008 Notes and April 2009 Notes to the extent of the security for such notes, and senior in time and right of payment to all other indebtedness of the Company and pari passu in time and right of payment to the July 2009 Notes.

The indenture does not limit the amount of additional indebtedness, including secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

For a description of our existing indebtedness, see “Description of other indebtedness.”

SECURITY

The August 2009 Notes will be unsecured.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless, among other things:

➢	such person expressly assumes all of our obligations under the August 2009 Notes and the indenture, and

➢	no default or event of default exists immediately after giving effect to the transaction or series of transactions.

When the successor assumes all of our obligations under the indenture, our obligations under the indenture will terminate.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

Pursuant to the terms of the indenture, in the event of a change of control, the trustee may require the Company to prepay, effective immediately prior to the consummation of the change of control, all of such holder’s then outstanding August 2009 Notes.  In the event we can prepay some, but not all of the August 2009 Notes, will prepay to each holder of August 2009 Notes electing to have its August 2009 Notes prepaid at that time an amount equal to such holder’s pro-rata amount of all outstanding August 2009 Notes being prepaid.  Furthermore, pursuant to the terms of the Indenture, a change of control is an event of default and, as a result, in the event the trustee demands redemption of the August 2009 Notes upon such change of control, then the trustee will have the right to require that we prepay all or a portion of such August 2009 Note in cash at a price equal to the sum of (i) the greater of (A) one hundred percent (100%) of the aggregate principal amount of such holder’s August 2009 Note plus all accrued and unpaid interest and (B) the aggregate principal amount of such holder’s August 2009 Note plus all accrued but unpaid interest hereon, divided by the conversion price on the date the prepayment price is demanded or otherwise due or the date the prepayment price is paid in full (whichever is less), multiplied by the Daily VWAP on the date the prepayment price is demanded or otherwise due, and the date the prepayment price is paid in full (whichever is greater).

EVENTS OF DEFAULT

The following are events of default under the indenture for the August 2009 Notes:

•	our failure to pay the principal of any August 2009 Note or any other note, when due whether at maturity or otherwise;

•	our failure to pay an installment of interest on, or liquidated damages in respect of any August 2009 Note or any other note, when due;

•
our failure to comply with any covenant, condition or agreement set forth in the August 2009 Notes or any other note, and such failure is not cured within three (3) business days after notice of such default;

•
our common stock is no longer listed on at least one of the OTC Bulletin Board, the American Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market or the New York Stock Exchange, Inc. for a period of 20 consecutive trading days;

•
our notice to the holder, including by way of public announcement, at any time, of our inability to comply or our intention not to comply with proper requests for conversion of the August 2009 Notes into shares of common stock;

•
our failure to (i) timely deliver the shares of common stock as and when required, (ii) make the payment of any fees and/or liquidated damages under the August 2009 Notes, indenture, purchase agreement or other transaction document, which failure is not remedied within three (3) business days after the incurrence thereof;

•
our default in the performance or observance of any material covenant, condition or agreement contained in the purchase agreement or any other transaction document and such default is not fully cured within seven (7) business days after we receive notice from the holder of the occurrence thereof;

•
at any time following the issuance date we fail to have a sufficient number of shares of common stock authorized, reserved and available for issuance to satisfy the potential conversion in full (disregarding for this purpose any and all limitations of any kind on such conversion) of any August 2009 Note;

•
if any material representation or warranty made by us or any of our subsidiaries in the purchase agreement, or any other transaction document shall prove to have been false or incorrect or breached in a material respect on the date as of which made;

•
if we shall, or shall announce an intention to, consider, pursue or consummate a change of control (as defined below), or a change of control shall be consummated, or we shall negotiate, consider, propose or enter into any agreement, understanding or arrangement with respect to any change of control.  A “change of control” shall mean:

▪
the consolidation, merger or other business combination with or into another person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of our incorporation or (B) a consolidation, merger or other business combination in which holders of our voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);

▪
the sale, transfer disposition or exclusive license of more than fifty percent (50%) of our intellectual property or assets (based on the fair market value as determined in good faith by the holders) other than inventory in the ordinary course of business in one or a related series of transactions; except for any such transaction described in this clause that has been approved in writing by the holders of two-thirds of the then outstanding principal amount of the August 2009 Notes; or

▪
closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of common stock in which more than fifty percent (50%) of the outstanding shares of common stock were tendered and accepted.

•
if we or any of our subsidiaries (A) default in any payment of any amount or amounts of principal of or interest on any indebtedness (other than the indebtedness under the August 2009 Notes) the aggregate principal amount of which indebtedness is in excess of $250,000 or (B) default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

•
if we or any of our subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code or under the comparable laws of any foreign or domestic jurisdiction, (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code or under the comparable laws of any foreign or domestic jurisdiction, (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any foreign or domestic jurisdiction analogous to any of the foregoing;

•	certain events of bankruptcy, insolvency or reorganization with respect to us;

•	the occurrence of an event of default under any of our other notes;

•	our deregistering our shares of common stock and, as a result, such shares are no longer publicly traded;

•	our consummation of a “going private” transaction and as a result our common stock is no longer registered under Sections 12(b) or 12(g) of the Exchange Act;

•	if there is any SEC or judicial stop trade order or trading suspension stop-order or any restriction in place with the transfer agent for the common stock restricting the trading of such common stock;

•	the occurrence of a material adverse effect relating to us or any of our subsidiaries taken as a whole; or

•	if we issue, as payment on the August 2009 Notes, invalid notes.

If an event of default has occurred and is continuing, the trustee of the August 2009 Notes or the holders may at any time at their option declare the entire unpaid principal balance of August 2009 Notes, together with all accrued interest, immediately due and payable, and the same shall be accelerated and due and payable, without notice.  In addition, upon an event of default as described above, the trustee of the holders, in thier sole discretion, may also (a) demand the redemption of the August 2009 Notes, (b) demand that the principal amount of the August 2009 Notes then outstanding and, all accrued and unpaid interest thereon be converted into shares of common stock at the conversion price per share on the trading day immediately preceding the date on which conversion is demanded, or (c) exercise or enforce any other of the holder’s rights or remedies under the terms of the August 2009 Notes, the purchase agreement, the other transaction documents or under the law.  If, upon an event of default, the trustee or the holders demand redemption of the August 2009 Notes, then the trustee will have the right to require that we prepay all or a portion of the August 2009 Notes in cash at a price equal to the sum of (i) the greater of (A) one hundred percent (100%) of the aggregate principal amount of the August 2009 Notes plus all accrued and unpaid interest and (B) the aggregate principal amount of the August 2009 Notes plus all accrued but unpaid interest hereon, divided by the conversion price on the date the prepayment price is demanded or otherwise due or the date the prepayment price is paid in full (whichever is less), multiplied by the Daily VWAP on the date the prepayment price is demanded or otherwise due, and the date the prepayment price is paid in full (whichever is greater).

After any such acceleration, the holders of 66-2/3% of the then outstanding aggregate principal amount of the August 2009 Notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

•	all events of default, other than the non-payment of accelerated principal, have been cured or waived; and

•	certain amounts due under the notes and to the trustee are paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of 66-2/3% of the then outstanding aggregate principal amount of the August 2009 Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding August 2009 Notes make a written request to the trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

•
the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of 66-2/3% of the then outstanding aggregate principal amount of the August 2009 Notes, a direction that is inconsistent with the request.

However, the above limitations, do not apply to a suit by a holder to enforce:

•	the payment of any amounts due on that holder’s August 2009 Notes after the applicable due date; or

•	the right to convert that holder’s August 2009 Notes into shares of our common stock in accordance with the indenture.

Except as provided in the indenture, the holders of 66-2/3% of the then outstanding aggregate principal amount of the August 2009 Notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or interest, on, any note;

•	arising from our failure to convert any note into shares of our common stock in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee if a default or event of default occurs. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they are aware of any default or event of default by us in performing any of our obligations under the indenture or the August 2009 Notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after it occurs. However, the trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•	is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

MODIFICATION AND WAIVER

We may amend or supplement the indenture or the August 2009 Notes with the consent of the trustee and holders of at least two-thirds of the principal amount of the then outstanding notes and, provided that any holder is materially adversely affected in a different manner than the other holders by the proposed amendment or supplement, such adversely affected holder has also provided their consent.  In addition, subject to certain exceptions, the holders of at least two-thirds of the then outstanding principal amount of the then outstanding notes may waive our compliance with any provision of the indenture or August 2009 Notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any note;

•	modify the ranking provisions of the indenture in a manner adverse to the holders of August 2009 Notes;

•	adversely affect the right of the holders of the August 2009 Notes to convert their August 2009 Notes in accordance with the indenture;

•	reduce the percentage in aggregate principal amount of outstanding August 2009 Notes whose holders must consent to a modification or amendment of the indenture or the August 2009 Notes;

•
reduce the percentage in aggregate principal amount of outstanding August 2009 Notes whose holders must consent to a waiver of compliance with any provision of the indenture or the August 2009 Notes or a waiver of any default or event of default; or

•
modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We may, with the trustee’s consent, amend or supplement the indenture or the August 2009 Notes without notice to or the consent of any holder of the August 2009 Notes to:

•
evidence the assumption of our obligations under the indenture and the August 2009 Notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

•
make adjustments in accordance with the indenture to the right to convert the August 2009 Notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

•	grant additional security for our obligations in respect of the August 2009 Notes;

•	make provision with respect to adjustments to the conversion rate as required by the indenture but not to increase the conversion rate in accordance with the indenture; or

•	surrender any right or power conferred upon us.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the August 2009 Notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder. We and the trustee may also enter into a supplemental indenture without the consent of holders of the notes in order to conform the indenture to the description of the notes contained in this prospectus.

DISCHARGE

We may generally satisfy and discharge our obligations under the indenture by:

•	delivering all outstanding August 2009 Notes to the trustee for cancellation; or

•
depositing with the trustee or the paying agent after the August 2009 Notes have become due and payable, at stated maturity, cash sufficient to pay all amounts due on all outstanding August 2009 Notes and paying all other sums payable under the indenture; provided that such cash deposited with the trustee is not subject to any liens other than a lien in favor of the August 2009 Notes.

In addition, at the time of discharge we must have paid all other sums that are due under the terms of the indenture and have delivered to the trustee an officer’s certificate and opinion of counsel stating that we have complied with all conditions precedent relating to satisfaction and discharge of the indenture.

Notwithstanding the foregoing, upon satisfaction and discharge of the indenture, the following rights will survive: conversion rights, trustee’s payment rights and, in the case of a deposit to pay all amounts due on all outstanding August 2009 Notes, certain other provisions as set forth in the indenture.

CALCULATIONS IN RESPECT OF AUGUST 2009 NOTES

We and our agents are responsible for making all calculations called for under the indenture and August 2009 Notes. These calculations include, but are not limited to, the determination of the current market price of our common stock, the number of shares issuable and the amount of any cash payable upon conversion of the August 2009 Notes and amounts of interest payable on the August 2009 Notes and adjustments to the conversion rate. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of August 2009 Notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification. To the extent information is required from the holders to make any calculations under the indenture, the Company shall be entitled to rely on representations made by the holders in making its calculations.

REPORTING

The indenture provides for us to file with the trustee, within 15 days after we are required to file the same with the SEC, after giving effect, to the extent applicable, any extension permitted by Rule 12b-25 under the Exchange Act, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we file with the SEC, pursuant to Section 13 or Section 15(d) of the Exchange Act; provided, however, that we will not be required to deliver to the trustee any materials for which we have sought and obtained confidential treatment from the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. If we are not required to file information, documents or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, we will file with the trustee and, unless the SEC will not accept such a filing, the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, no later than the date we would have been required to file the same with the SEC, such periodic reports and other documents which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. We will also comply with Section  314(a) of the Trust Indenture Act of 1939, as amended.

REPORTS TO TRUSTEE

We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

UNCLAIMED MONEY

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the August 2009 Notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of August 2009 Notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

The registrar, paying agent and conversion agent will forward to the trustee any August 2009 Notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those August 2009 Notes in accordance with its customary procedures. We will not issue August 2009 Notes to replace August 2009 Notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase August 2009 Notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any August 2009 Notes we purchase in this manner. August 2009 Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF AUGUST 2009 NOTES

We will replace mutilated, lost, destroyed or stolen August 2009 Notes at the holder’s expense upon delivery to the trustee of the mutilated August 2009 Notes or evidence of the loss, destruction or theft of the August 2009 Notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

TRUSTEE AND TRANSFER AGENT

The trustee for the August 2009 Notes is U.S. Bank National Association, and we have appointed the trustee as the paying agent, registrar, conversion agent and custodian with regard to the August 2009 Notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the August 2009 Notes, the trustee must eliminate the conflict or resign. U.S. Bank National Association and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of 66-2/3% of the then outstanding aggregate principal amount of the August 2009 Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our common stock is BNY Mellon Shareholder Services.

LISTING AND TRADING

The August 2009 Notes and warrants are a new issue of securities, and there is currently no established trading market for the August 2009 Notes and warrants. An active or liquid market is not expected to develop for the August 2009 Notes and warrants or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the August 2009 Notes and warrants on any securities exchange. Our common stock is listed on the OTC Bulletin Board under the ticker symbol “GETA.”

FORM, DENOMINATION AND REGISTRATION OF AUGUST 2009 NOTES

General

The August 2009 Notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See “—Global securities” below for more information.

See “—Global securities” and “—Certificated securities” for a description of additional transfer restrictions that apply to the August 2009 Notes.

We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

Global securities will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC.

Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and in “—Certificated securities,” holders of August 2009 Notes will not be entitled to receive August 2009 Notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of August 2009 Notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the August 2009 Notes represented by such global security for all purposes under the indenture and the August 2009 Notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates.

DTC’s participants include securities brokers and dealers (including Rodman & Renshaw, LLC), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

•
DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Same-day settlement and payment

We will make payments in respect of August 2009 Notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of August 2009 Notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of August 2009 Notes. However, if a holder of a certificated note does not specify an account, then we will mail a check to that holder’s registered address.

We expect the August 2009 Notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the August 2009 Notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although we understand that DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus concerning DTC and its book-entry system from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

GOVERNING LAW
The indenture and the August 2009 Notes will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE WARRANTS

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the terms of the warrants as set forth in the form of warrant filed as an exhibit hereto.

The warrants represent the right to purchase shares of common stock at an exercise price of $1.00 per share. Each warrant may be exercised at any time and from time to time on or after the six month anniversary of the date of its issuance, until the two year anniversary of the date of its issuance.

A warrant may be transferred by a holder without our consent upon surrender of the warrant to us, properly endorsed by the holder executing an assignment in the form attached to the warrant agreement.

The warrants are subject to customary pro rata anti-dilution provisions for stock splits or recapitalizations. The exercise price and the number of shares of common stock are subject to adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then following that event, the holders of outstanding warrants may be entitled to receive upon exercise of the warrants securities which the holders would have received if they had exercised their warrants prior to such reorganization event or the repurchase of the warrant by the Company for cash.

Upon receipt of payment and the form of exercise properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. In addition, the warrants are subject to an issuance cap that prevents the holder from exercising such warrants to the extent that such exercise would result in the holder and the holder’s affiliates owning more than 4.999% of our outstanding common stock after exercise.

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

Warrant certificates may be exchangeable for new warrant certificates of different denominations as indicated in the applicable warrant.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 6,000,000,000 shares of common stock and 5,000,000 shares of preferred stock.

The following descriptions are summaries of the material terms of our restated certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the restated certificate of incorporation and bylaws and applicable law. Our restated certificate of incorporation, as amended and our amended and restated bylaws are incorporated by reference and copies are available upon request. See “How to Get More Information” in this prospectus.

Common Stock

Except as required by law or by the restated certificate of incorporation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Genta, holders of our common stock and our preferred stock are entitled to share ratably on an as-converted basis in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

In September 2005, the Board of Directors adopted a Stockholder Rights Plan and declared a dividend of one preferred stock purchase right, or Right, for each outstanding share of our common stock, payable to holders of record as of the close of business on September 27, 2005. In addition, Rights shall be issued in respect of all shares of common stock issued after such date, including the shares issued hereunder, pursuant to the Plan. Generally, the rights become exercisable upon the earlier of the close of business on the tenth business day following the first public announcement that any person or group has become a beneficial owner of 15% or more of our common stock and the close of business on the tenth business day after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming a beneficial owner of 15% or more of the our common stock. Each Right shall be exercisable to purchase, for $25.00, subject to adjustment, one one-hundredth of a newly registered share of Series G Participating Cumulative Preferred Stock, par value $0.001 per share of the Company. The terms and conditions of the Rights are set forth in a Rights Agreement dated September 20, 2005 between the Company and Mellon Investor Services, LLC, as Rights Agent.

Preferred Stock

The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Genta without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

Series A Convertible Preferred Stock

We are authorized to issue 600,000 shares of Series A Convertible Preferred Stock. At June 30, 2009, we had 7,700 shares of Series A Convertible Preferred Stock issued and outstanding.

Each share of Series A Convertible Preferred Stock is immediately convertible, into shares of our common stock, at a rate determined by dividing the aggregate liquidation preference of the series A convertible preferred stock by the conversion price. The conversion price is subject to adjustment for anti-dilution.

In the event of a liquidation of Genta, the holders of Series A Convertible Preferred Stock are entitled to a liquidation preference equal to $50.00 per share.

Series G Participating Cumulative Preferred Stock

Two million shares of our Preferred Stock have been designated as Series G Participating Cumulative Preferred Stock, none of which are issued and outstanding. The Series G Participating Cumulative Preferred Stock are subject to the Stockholder Rights Plan described above.

15% Senior Secured Convertible Notes

On June 5, 2008, we entered into a securities purchase agreement with certain institutional and accredited investors, to place up to $40 million of senior secured convertible notes, referred to herein as the notes, with such investors. On June 9, 2008, we placed $20 million of such notes in the initial closing. The notes bear interest at an annual rate of 15%, currently payable at quarterly intervals in payment-in-kind notes, and after adjusting for the April 2, 2009 notes, are convertible into shares of our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal. Until February 17, 2009, the holders of the notes had the right, but not the obligation, to purchase in whole or in part up to an additional $20 million of notes. We have the right to force conversion of the notes in whole or in part if the closing bid price of our common stock exceeds $0.50 for a period of 20 consecutive trading days.

On February 17, 2009, we amended the 2008 Notes to delete the second tranche option to purchase an additional $20 million of 2008 Notes.

Certain members of our senior management participated in the initial closing.

The issuance of common stock upon conversion of the convertible notes has adversely affected the voting power of remaining holders of common stock and could result in a change in control of Genta without further action by the stockholders.

8% Senior Secured Convertible Notes

On April 2, 2009, we entered into a securities purchase agreement with certain institutional and accredited investors, to place up to $12 million of senior secured convertible notes, referred to herein as the notes, with such investors. The Company closed with gross proceeds of approximately $6 million. The notes bear interest at an annual rate of 8% payable at quarterly intervals in stock or cash at our option, and are convertible into shares of our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal.

8% Unsecured Subordinated Convertible Notes

On July 7, 2009, the Company entered into a securities purchase agreement with certain institutional and accredited investors, to place up to $10 million of Units, each unit consisting of (i) 70% unsecured subordinated convertible notes, or the July 2009 Notes, and (ii) 30% shares of the Company’s common stock.  The Company also issued to the investors two-year warrants to purchase common stock in an amount equal to 25% of the number of shares of common stock issuable upon conversion of the July 2009 Notes purchased by each investor.  The Company closed with gross proceeds of approximately $3 million. The July 2009 Notes bear interest at an annual rate of 8% payable semi-annually in cash or other notes, and are convertible into shares of our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal.  The Company will have the right to force conversion of the July 2009 Notes, as well as all its senior secured notes, in whole or in part if the daily volume weighted average price of the Company’s common stock exceeds $0.50 for a period of 10 consecutive trading days and certain other conditions are met.

Delaware Anti-Takeover Law

Under Section 203 of the Delaware General Corporation Law certain “business combinations” between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such an election);

•
either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

•
upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•
on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.

The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Advance Notice Requirements for Stockholder Proposals

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not less than 50 calendar days nor more than 75 calendar days prior to the meeting; provided, that if less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may discourage stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Transfer Agent Information

Our transfer agent is BNY Mellon Securities LLC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain United States federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the United States dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or United States federal estate and gift tax law as applicable to the holders of the notes and common stock into which the notes may be converted. In addition, this discussion is limited to purchasers of notes who hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, held for investment) and who purchased the notes at the public offering price set forth on the front cover of this prospectus supplement. This summary also assumes that the IRS will respect the classification of the notes as indebtedness for United States federal income tax purposes.

The purchaser of the notes is advised to consult its own tax advisors regarding the United States federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in its particular situation.

As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for United States federal income tax purposes is (i) an individual who is a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the United States under an applicable income tax treaty), (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or other entity treated as a corporation for United States federal income tax purposes, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A “Non-U.S. Holder” is any beneficial holder of a note or common stock other than a U.S. Holder or an entity treated as a partnership for United States tax purposes.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the United States tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock into which the notes may be converted that is a partnership, and partners in such partnership, should consult their own tax advisors about the United States federal income tax consequences of holding and disposing of the notes and the common stock.

Classification of the Notes

The proper treatment of the notes is subject to substantial uncertainty. The notes have features that have not been addressed in any published authority and consequently there can be no assurance that the Internal Revenue Service (the “IRS”) might not successfully challenge the Company’s intended characterization and tax reporting of the notes as described below. In particular, due to the terms of the notes, there is substantial uncertainty as to the characterization of the notes as debt for United States federal income tax purposes, and, therefore, it is possible that the notes might be characterized as equity of the Company. The Company, however, intends to treat the notes as debt for United States federal income tax purposes. If the notes are not properly characterized as debt, the notes will be treated as equity and subject to rules similar to those described under “—U.S. Holders — The Common Sock” for U.S. Holders. For Non-U.S. Holders, distributions out of the Company’s current or accumulated earnings and profits generally are subject to withholding as further described under the heading “— Non-U.S. Holders — Dividends.” In light of the substantial uncertainty as to the United States federal income tax characterization of the notes as debt or equity of the Company, prospective investors, particularly those investors that would be Non-U.S. Holders, are urged to consult their own tax advisors as to the United States federal, state, local and foreign tax consequences of ownership and disposition of the notes.

Under the indenture governing the notes, the Company will agree, and by acceptance of a beneficial interest in a note each holder of a note will be deemed to have agreed, to treat the notes as indebtedness for United States federal income tax purpose that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”) with a “comparable yield” calculated in the manner described below.

However, because the applicability of the contingent payment debt regulations to any particular instruments, such as the notes, is uncertain, no assurance can be given that the IRS will not assert that the notes should be treated differently. Different treatment could affect the amount, timing and character of income, gain or loss with respect to an investment in the notes.

Except as otherwise stated in the discussion below, it is assumed that the notes will be treated as debt for United States federal income tax purposes, rather than as equity in the Company, that is subject to the contingent payment debt regulations as described above. In light of the uncertainty and complexity of the rules applicable to the notes, prospective investors are urged to consult their tax advisors regarding the tax consequences of ownership and disposition of the notes.

U.S. Holders

Interest Accruals on the Notes

Under the contingent payment debt regulations, a U.S. Holder, regardless of its method of accounting for United States federal income tax purpose, will be required to accrue interest income on the notes on a constant yield basis at an assumed yield (the “comparable yield”) determined at the time of issuance of the notes. Accordingly, U.S. Holders generally will be required to include interest income, in each year prior to maturity, in excess of the regular interest payments on the notes. The comparable yield for the notes is based on the yield at which we could issue a nonconvertible, fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the notes.

Solely for purposes of determining the amount of interest income that a U.S. Holder will be required to accrue, we are required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Holders that wish to obtain the projected payment schedule may do so by contacting the Company at (908) 286-9800.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. Holders of the notes.

Pursuant to the terms of the notes, we and every U.S. Holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our determination of the comparable yield and projected payment schedule and to use such comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of the notes.

Based on the comparable yield and the issue price for the notes, a U.S. Holder of a note (regardless of its accounting method) will be required to accrue interest as the sum of the daily portions of interest on the notes for each day in the taxable year on which the U.S. Holder holds the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes (as set forth below). The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placements agents or wholesalers (the “issue price”).

The daily portions of interest in respect of a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on a note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note. The adjusted issue price of a note at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be (x) the sum of the issue price of such note and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any projected payments on the notes for previous accrual periods.

In addition to the interest accrual discussed above, a U.S. Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a note for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (such as our common stock) received in that year. If a U.S. Holder receives actual payments that are less than the projected payments in respect of a note for a taxable year, the U.S. Holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the note that a U.S. Holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange or retirement of the notes.

Sale, Exchange, Conversion or Retirement of the Notes

Upon a sale, exchange or retirement of a note for cash, a U.S. Holder will generally recognize gain or loss. The calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, the Company intends to treat the receipt of our common stock by a U.S. Holder upon the conversion of a note as a payment under the contingent payment debt regulations. As described above, holders have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

The amount of gain or loss on a taxable sale, exchange, conversion or retirement will be equal to the difference between the amount realized on the sale, exchange, conversion or retirement (including the fair market value of our common stock received, if any) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the U.S. Holder’s purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the note to the U.S. Holder. A U.S. Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital loss is subject to limitation.

A U.S. Holder’s tax basis in our common stock received upon the conversion of a note will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for our common stock received will commence on the day immediately following the date of conversion.

Constructive Distributions

The conversion rate of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in a taxable dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion rate, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in our assets or earnings and profits, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize dividend income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

The Common Stock

Distributions (including constructive distributions), if any, paid on the common stock that a U.S. Holder receives upon conversion of a note generally will constitute a taxable dividend, to the extent made from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder’s adjusted tax basis in the shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder’s adjusted tax basis in the shares, the distribution will generally be taxable as capital gain. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. For taxable years beginning before January 1, 2011, subject to certain exceptions, dividends received by non-corporate shareholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain.

Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. Generally, long-term capital gain of non-corporate shareholders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

For purposes of the following discussion, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a United States trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable United States bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Notes

All payments on the notes made to a Non-U.S. Holder, including a payment in our common stock or cash pursuant to a conversion or retirement, and any gain realized on a sale or exchange of the notes will be exempt from United States federal income and withholding tax, provided that:

• the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest;

• the certification requirement described below has been fulfilled with respect to the Non-U.S. Holder;

• such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; and

• in the case of gain realized on the sale, exchange, conversion or retirement of the notes, we are not, and have not been within the shorter of the five-year period preceding such sale, exchange, conversion or retirement and the period the Non-U.S. Holder held the notes, a U.S. real property holding corporation. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for United States federal income tax purposes.

However, if a Non-U.S. Holder were deemed to have received a constructive dividend (see “— U.S. Holders — Constructive Distributions” above), the Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult his own tax advisor as to whether he can obtain a refund for all or a portion of the withholding tax.

The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies to the Company on IRS Form W-8BEN (or any successor thereto), under penalties of perjury, that it is not a U.S. person and provides the required information.

If a Non-U.S. Holder does not qualify for the United States withholding tax exemption described above, then the Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on all payments received on the notes (as described above). In order to obtain a reduced rate of withholding, a Non-U.S. Holder must comply with applicable certification requirements, which generally include furnishing a properly executed IRS Form W-8BEN (or any successor thereto) or a substitute form. Non-U.S. Holders who are subject to United States withholding tax under such circumstances should consult their own tax advisors as to whether they can obtain a refund for all or a portion of the withholding tax.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see “— U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of the notes, including the possible imposition of a branch profits tax at a rate of 30%, subject to reduction by an applicable treaty, on their effectively connected income.

As discussed above, the proper treatment of the notes is subject to substantial uncertainty. The notes have features that have not been addressed in any published authority and consequently there can be no assurance that the IRS might not successfully challenge the Company’s intended characterization and tax reporting of the notes as debt and it is possible that the notes might be characterized as equity of the Company. In such a case, payments with respect to the notes will be treated as distributions with respect to stock of the Company and will be characterized as dividends to the extent of the Company’s current or accumulated earnings and profits. Dividends paid by the Company to Non-U.S Holders do not qualify for the withholding exception described above and will be subject to withholding as described below in “ — Non-U.S. Holders — Dividends.” In light of the substantial uncertainty as to the United States federal income tax characterization of the notes as debt or equity of the Company, prospective investors are urged to consult their own tax advisors as to the United States federal, state, local and foreign tax consequences of ownership and disposition of the notes.

Dividends

In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of United States federal income tax at a 30 percent rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to United States federal income tax at regular income tax rates, but are not generally subject to the 30 percent withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a United States taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of United States withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its tax advisor regarding its entitlement to benefits under a relevant income tax treaty.

Sale, Exchange, Redemption or Other Disposition of Common Stock

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange (other than by exercise of the conversion privilege for our common stock), retirement or redemption of common stock generally will not be subject to United States federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes, our common stock and the proceeds from a sale or other disposition of the notes or our common stock.

A U.S. Holder may be subject to United States backup withholding tax on those payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to United States backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of Non-U.S. holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, the investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock issuable upon conversion of the notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Rodman & Renshaw, LLC, which we refer to as the placement agent, has entered into a placement agent agreement with us pursuant to which Rodman & Renshaw, LLC has agreed to act as our exclusive placement agent in connection with this offering. Among other things, the placement agent will assist us in identifying and evaluating prospective qualified investors and approach qualified investors regarding the offering. The placement agent intends to market the securities on a “best efforts” agency basis exclusively to accredited institutional investors. The placement agent will have no obligation to buy any of the securities from us, nor will the placement agent be required to arrange the purchase or sale of any specific number or dollar amount of the securities. We will enter into subscription agreements directly with investors in connection with this offering. There may be one or more closings of this offering.

The placement agency agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our officers, our counsel, and our independent auditors. On the closing date (or each closing date, if there is more than one closing), we will issue the securities to the investors and we will receive funds in the amount of the aggregate purchase price.

On each closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price of the securities being sold by us on such closing date, less the amount of the fees we are paying to the placement agent;

•	we will cause to be delivered the convertible notes being sold on such closing date in book-entry form and issue the warrants to the investors; and

•	we will pay the placement agent its fees and issue the placement agent its warrants in accordance with the terms of the placement agency agreement.

We have agreed to (i) pay the placement agent a cash fee equal to 6% of the gross proceeds of the offering of securities by us and (ii) grant the placement agent 6% warrant coverage on the August 2009 Notes.  The following table shows the total placement agent fee to be paid by us to the placement agent per unit. These amounts are shown assuming all of the securities offered pursuant to this prospectus are issued and sold by us.

	Placement Agent Fee Per Unit	Total

Rodman & Renshaw, LLC	$420.00	$420,000

We are offering pursuant to this prospectus up to $7 million units consisting of (i) 70%  convertible notes in an aggregate principal amount of up to $4.9 million and (ii) 30% common stock in an aggregate principal amount of up to $2.1 million, 49,000,000 shares of common stock underlying the convertible notes, an aggregate of up to $832,308 of convertible notes issuable as payment of interest on the convertible notes, warrants to purchase 12,250,000 shares of common stock, and 12,250,000 shares of common stock underlying the warrants, but there can be no assurance that the offering will be fully subscribed. Accordingly, we may sell substantially less than $7 million in units and warrants to purchase 12,250,000 shares of common stock, in which case our net proceeds would be substantially reduced and the total placement agent’s fees may be substantially less than the maximum total set forth above.

We have also agreed to reimburse the placement agent for documented costs and expenses incident to the performance of our obligations in connection with this offering in the amount of 1% of gross offering proceeds, up to a maximum of $25,000.  We estimate that the total expenses of the offering by us, excluding the placement agent’s fees, will be approximately $185,000.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Rodman & Renshaw, LLC for a period of 90 days after the date of this prospectus, except issuances or the obligation to file a registration statement pursuant to existing contractual rights or obligations or issuances pursuant to the exercise of employee stock options or warrants outstanding on the date hereof or pursuant to conversion of our convertible notes outstanding on the date hereof.

We have agreed to indemnify the placement agent and any sub-agents or selected dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from the placement agent’s engagement as the placement agent in connection with this offering. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agency agreement with the placement agent will be filed as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a Current Report on Form 8-K, each of which will be filed with the SEC in connection with the consummation of this offering.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering, but the placement agent may enter into one or more sub-placement agreements with securities dealers to assist with the distribution of securities in the offering. Notwithstanding anything to the contrary contained herein, we shall not be responsible for paying any fees or compensation to any persons pursuant to such arrangements.

LEGAL MATTERS

The validity of the shares offered herein will be opined on for us by Morgan, Lewis & Bockius, LLP, which has acted as our outside legal counsel in relation to certain restricted tasks.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2008, and for the effects of the 1-for-50 reverse stock split on the 2007 and 2006 consolidated financial statements included in this prospectus have been audited by Amper Politziner & Mattia, LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to Genta Incorporated’s ability to continue as a going concern). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2007, and for each of the two years in the period ended December 31, 2007, (prior to the effects of the 2009 reverse stock split), not presented herein,  have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs relating to (1) Genta Incorporated’s ability to continue as a going concern; (2) the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, effective January 1, 2007 ); and (3) Deloitte & Touche LLP was not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the effects of the 2009 reverse stock split and, accordingly, does not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors).  Such report has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

HOW TO GET MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We will also send you copies of the material we file with the SEC, free of charge, upon your request. Please call or write our Investor Relations department at:

Genta Incorporated
Attention: Investor Relations
200 Connell Drive
Berkeley Heights, NJ 07922
(908) 286-9800

We make available free of charge on our internet website (http://www.genta.com) our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the Registration Statement of which it forms a part.

Genta Incorporated

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Genta Incorporated and Subsidiaries

We have audited the accompanying consolidated balance sheet of Genta Incorporated and Subsidiaries (the “Company”) as of December 31 2008, and the related consolidated statement of operations, stockholders’ (deficit) equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genta Incorporated and Subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern.  Management’s plans considering these matters are also described in Note 1 to the consolidated financial statements.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited the retroactive adjustments to the 2007 and 2006 consolidated financial statements for the one-for-fifty reverse common stock split in 2009, which is described in Note 1 to the consolidated financial statements.  In our opinion, such retrospective adjustments are appropriate and have been properly applied.  However, we were not engaged to audit, review or apply any procedures to the 2007 and 2006 consolidated financial statements of the Company other than with respect to the retrospective adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2007 and 2006 consolidated financial statements taken as a whole.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
February 12, 2009, except for the effects of the retroactive adjustment for the one-for-fifty reverse common stock split described in Note 1 to the Consolidated Financial Statements, which the date is June 26, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Genta Incorporated:

We have audited, before the effects of the adjustments to retrospectively apply the reverse stock split discussed in Note 1 to the consolidated financial statements, the accompanying consolidated balance sheet of Genta Incorporated and subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years ended December 31, 2007 and 2006 (the 2007 and 2006 consolidated financial statements before the effects of the adjustments discussed in Note 1 to the consolidated financial statements are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 2007 and 2006 consolidated financial statements, before the effects of the adjustments to retrospectively apply the reverse stock split discussed in Note 1 to the consolidated financial statements, present fairly, in all material respects, the financial position of Genta Incorporated and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, effective January 1, 2007.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 17, 2008

GENTA INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,908	$5,814
Marketable securities (Note 3)	—	1,999
Accounts receivable — net of allowances of $12 at December 31, 2008 and $38 at December 31, 2007	2	31
Inventory (Note 4)	121	225
Prepaid expenses and other current assets (Note 6)	973	19,170
Total current assets	6,004	27,239
Property and equipment, net (Note 7)	300	323
Deferred financing costs on convertible note financing (Note 11)	911	—
Deferred financing costs — warrant (Note 11)	5,478	—
Other assets (Note 5)	—	1,731
Total assets	$12,693	$29,293

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)/EQUITY

Current liabilities:
Accounts payable and accrued expenses (Note 6 and Note 9)	$11,224	$25,850
Notes payable (Note 10)	—	512
Total current liabilities	11,224	26,362
Long-term liabilities:
Office lease settlement obligation (Note 5)	1,979	—
Convertible notes due June 9, 2010, $15,540 outstanding, net of debt discount of ($11,186) (Note 11)	4,354	—
Total long-term liabilities	6,333	—

Commitments and contingencies (Note 18)

Stockholders’ (deficit)/equity (Note 13):
Preferred stock, 5,000 shares authorized:
Series A convertible preferred stock, $.001 par value; 8 shares issued and outstanding, liquidation value of $385 at December 31, 2008 and December 31, 2007, respectively	—	—
Series G participating cumulative preferred stock, $.001 par value; 0 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	—	—
Common stock, $.001 par value; 6,000,000 and 250,000 shares authorized 9,734 and 611 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	10	1
Additional paid-in capital	939,252	441,189
Accumulated deficit	(944,126)	(438,288)
Accumulated other comprehensive income	—	29
Total stockholders’ (deficit)/equity	(4,864)	2,931
Total liabilities and stockholders’ (deficit)/equity	$12,693	$29,293

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(In thousands, except per share data)	2008	2007	2006
Product sales — net	$363	$580	$708
Cost of goods sold	102	90	108
Gross margin	261	490	600

Operating expenses:
Research and development	19,991	13,491	28,064
Selling, general and administrative	10,452	16,865	25,152
Settlement of office lease obligation (Note 5)	3,307	—	—
Provision for settlement of litigation (Note 6 and Note 18)	(340)	(4,240)	5,280
Write-off of prepaid royalty (Note 8)	—	—	1,268
Total operating expenses	33,410	26,116	59,764

Other (expense)/income, net:
Gain on maturity of marketable securities	31	159	310
Interest income and other income, net	252	837	1,216
Interest expense	(1,718)	(160)	(72)
Amortization of deferred financing costs and debt discount (Note 11)	(11,229)	—	—
Fair value — conversion feature liability (Note 11)	(460,000)	—	—
Fair value — warrant liability (Note 11)	(2,000)	—	—
Total other (expense)/income, net	(474,664)	836	1,454
Loss before income taxes	(507,813)	(24,790)	(57,710)
Income tax benefit (Note 12)	1,975	1,470	929
Net loss	$(505,838)	$(23,320)	$(56,781)

Net loss per basic and diluted common share	$(455.09)	$(39.36)	$(125.88)
Shares used in computing net loss per basic and diluted common share	1,112	592	451

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)/EQUITY
For the Years Ended December 31, 2008, 2007 and 2006

	Convertible Preferred Stock		Common Stock			Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
(In thousands)	Shares	Amount	Shares	Amount		Capital	Deficit	Income (Loss)	(Deficit)/Equity
Balance at January 1, 2006	10	$—	381	$		$373,824	$(358,187)	$60	$15,697

Net loss	—	—	—		—	—	(56,781)	—	(56,781)
Net change in value of marketable securities	—	—	—		—	—	—	(29)	(29)

Issuance of common stock, net of issuance costs of $3,125	—	—	63			37,725	—	—	37,725

Issuance of common stock in connection with conversion of Series A preferred stock	(2)	—	—-		—	—	—	—	—

Issuance of common stock, net of issuance costs of $925	—	—	67		—	14,875	—	—	14,875

Issuance of common stock in connection with exercise of stock options	—	—	—		—	156	—	—	156

Stock-based compensation expense	—	—	—		—	2,999	—	—	2,999

Balance at December 31, 2006	8	—	511			429,579	(414,968)	31	14,642

Net loss	—	—	—		—	—	(23,320)	—	(23,320)
Net change in value of marketable securities	—	—	—		—	—	—	(2)	(2)

Issuance of common stock, net of issuance costs of $562	—	—	100		1	10,237	—	—	10,238

Stock-based compensation expense	—	—	—		—	1,373	—	—	1,373

Balance at December 31, 2007	8	—	611		1	441,189	(438,288)	29	2,931

Net loss	—	—	—		—	—	(505,838)	—	(505,838)
Net change in value of marketable securities	—	—	—		—	—	—	(29)	(29)

Issuance of common stock, net of issuance costs of $183	—	—	123			2,876	—	—	2,876

Issuance of common stock as interest payment on Senior Convertible Promissory Note	—	—	80			647	—	—	647

Issuance of common stock on voluntary conversions of Senior Convertible Promissory Note	—	—	8,920		9	4,451	—	—	4,460

Transfer of warrant liability to paid-in-capital	—	—	—		—	9,600	—	—	9,600

Transfer conversion feature liability to paid-in-capital	—	—	—		—	480,000	—	—	480,000

Vesting of restricted stock	—	—	-		—	—	—	—	—

Stock-based compensation expense	—	—	—		—	489	—	—	489

Balance at December 31, 2008	8	$—	9,734		$10	$939,252	$(944,126)	$—	$(4,864)

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2008	2007	2006
Operating activities:
Net loss	$(505,838)	$(23,320)	$(56,781)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	154	170	942
Loss on disposition of equipment	10	—	—
Amortization of deferred financing costs and debt discount (Note 11)	11,229	—	—
Share-based compensation (Note 14)	489	1,373	2,999
Provision for sales returns	79	(133)	(300)
Gain on maturity of marketable securities	(31)	(159)	(310)
Interest payment settled in shares of common stock (Note 19)	647	—	—
Provision for settlement of litigation, net (Note 6)	(340)	(4,240)	5,280
Write-off of prepaid royalty (Note 8)	—	—	1,268
Change in fair value — conversion feature liability (Note 11)	460,000	—	—
Change in fair value — warrant liability (Note 11)	2,000	—	—
Changes in operating assets and liabilities:		—	—
Accounts receivable	29	(14)	42
Inventory	104	83	88
Prepaid expenses and other current assets	198	627	(142)
Accounts payable and accrued expenses	5,615	(6,071)	2,264
Other assets	—	(42)	(40)
Net cash used in operating activities	(25,655)	(31,726)	(44,690)
Investing activities:
Purchase of marketable securities	—	(13,900)	(56,784)
Maturities of marketable securities	2,000	32,000	49,091
Release of restricted cash deposits (Note 5)	1,731	—	—
Purchase of property and equipment	(141)	(222)	(136)
Net cash provided by (used in) investing activities	3,590	17,878	(7,829)
Financing activities:
Net proceeds from sale of common stock, net (Note 13)	2,876	10,238	52,691
Issuance of note payable (Note 10)	—	1,155	1,174
Repayments of note payable (Note 10)	(512)	(1,285)	(1,261)
Issuance of convertible notes net of financing cost of $1,205 (Note 11)	18,795	—	—
Issuance of common stock upon exercise of stock options (Note 15)	—	—	155
Net cash provided by financing activities	21,159	10,108	52,759
Increase (decrease) in cash and cash equivalents	(906)	(3,740)	240
Cash and cash equivalents at beginning of year	5,814	9,554	9,314
Cash and cash equivalents at end of year	$4,908	$5,814	$9,554

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2008, 2007 and 2006

1. Organization and Business

Genta Incorporated (“Genta” or the “Company”) is a biopharmaceutical company engaged in pharmaceutical (drug) research and development, its sole reportable segment. The Company is dedicated to the identification, development and commercialization of novel drugs for the treatment of cancer and related diseases.

The Company has had recurring annual operating losses since its inception. Management expects that such losses will continue at least until its lead product, Genasense® (oblimersen sodium) Injection, receives approval for and begins commercial sale in one or more indications. Achievement of profitability for the Company is currently dependent on the timing of Genasense® regulatory approval. Any adverse events with respect to approvals by the U.S. Food and Drug Administration (‘‘FDA’’) and/or European Medicines Agency (‘‘EMEA’’) could negatively impact the Company’s ability to obtain additional funding or identify potential partners.

The Company has prepared its financial statements under the assumption that it is a going concern. The Company’s recurring losses and negative cash flows from operation raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company had $4.9 million of cash and cash equivalents on hand at December 31, 2008. Net cash used in operating activities during 2008 was $25.7 million, which represents an average monthly outflow of $2.1 million.

On June 5, 2008, the Company entered into a securities purchase agreement with certain institutional and accredited investors to place up to $40 million of senior secured convertible notes with such investors. On June 9, 2008, the Company placed $20 million of such notes in the initial closing.

The 2-year notes bear interest at an annual rate of 15% payable at quarterly intervals in stock or cash at the Company’s option, and are convertible into shares of Genta common stock at a conversion rate of 2,000 shares of common stock for every $1,000 of principal. Holders of the notes have the right, but not the obligation, for the 12 months following the initial closing date to purchase in whole or in part up to an additional $20 million of the notes. The Company shall have the right to force conversion of the notes in whole or in part if the closing bid price of the Company’s common stock exceeds $0.50 for a period of 20 consecutive trading days. Certain members of senior management of Genta participated in this offering. The notes are secured by a first lien on all assets of Genta.

The notes included certain events of default, including a requirement that the Company obtain stockholder approval within a specified period of time to amend its certificate of incorporation to authorize additional shares of common stock. On October 6, 2008, at the Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

The Company will require additional cash in order to maximize its commercial opportunities and continue its clinical development opportunities. The Company has had discussions with other companies regarding partnerships for the further development and global commercialization of Genasense®. Additional alternatives available to the Company to subsequently sustain its operations include financing arrangements with potential corporate partners, debt financing, asset-based loans, royalty-based financings, equity financing and other sources. However, there can be no assurance that any such collaborative agreements or other sources of funding will be available on favorable terms, if at all. Presently, with no further financing, management projects that the Company will run out of funds in August 2009. The Company currently does not have any additional financing in place. There can be no assurance that the Company can obtain financing, if at all, on terms acceptable to it.

GENTA INCORPORATED

If the Company is unable to raise additional funds, it will need to do one or more of the following:

•	delay, scale back or eliminate some or all of the Company’s research and product development programs and sales and marketing activity;

•	license third parties to develop and commercialize products or technologies that the Company would otherwise seek to develop and commercialize themselves;

•	attempt to sell the Company;

•	cease operations; or

•	declare bankruptcy.

On June 26, 2009, the Company  effected a one-for-fifty reverse stock split of its common stock. It did not reduce the number of shares that the Company is authorized to issue or change the par value of the common stock. All references to common share values in these consolidated financial statements have been restated to reflect this split.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are presented on the basis of accounting principles generally accepted in the United States of America. Such financial statements include the accounts of the Company and all majority-owned subsidiaries.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect reported earnings, financial position and various disclosures. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid instruments with maturities of three months or less from the date acquired and are stated at cost that approximates their fair market value. At December 31, 2008, the amounts on deposit that exceeded the $250,000 federally insured limit was $3.9 million.

Revenue Recognition

The Company recognizes revenue from product sales when title to product and associated risk of loss has passed to the customer and the Company is reasonably assured of collecting payment for the sale. All revenue from product sales are recorded net of applicable allowances for returns, rebates and other applicable discounts and allowances. The Company allows return of its product for up to twelve months after product expiration.

Research and Development

Research and development costs are expensed as incurred, including raw material costs required to manufacture products for clinical trials.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

Income Taxes

The Company uses the liability method of accounting for income taxes. Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. Management records valuation allowances against net deferred tax assets, if based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and when temporary differences become deductible. The Company considers, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income and other matters in making this assessment. The Company reviewed its deferred tax assets and at both December 31, 2008 and December 31, 2007, recorded a valuation allowance to reduce these assets to zero to reflect that, more likely than not, they will not be realized. Utilization of the Company’s net operating loss (NOL) and research and development (R&D) credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. The Company adopted the provisions of FIN 48 as of January 1, 2007 and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions.

The State of New Jersey has taken the position that amounts reimbursed to Genta by Aventis Pharmaceutical Inc. for co-development expenditures during an audit period of 2000 through 2004 were subject to Alternative Minimum Assessment (AMA), resulting in a liability at December 31, 2008 of $841,000, (see Note 13 to the Company’s Consolidated Financial Statements). The Company believes the State’s position is unjustified and is pursuing this matter before the New Jersey Tax Court. Other than this matter, the Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48. If such adjustment was recorded, it would have been fully offset by a change in a valuation allowance.

The Company’s policy for recording interest and penalties associated with audits is that penalties and interest expense are recorded in interest expense in the Company’s Consolidated Statements of Operations.

Stock Options

The Company’s share-based payments including grants of employee stock options are recognized in the Consolidated Statement of Operations based on their fair values. The amount of compensation cost is measured based on the grant-date fair value of the equity instrument issued. The Company utilizes a Black-Scholes option-pricing model to measure the fair value of stock options granted to employees. See Note 15 to our Consolidated Financial Statements for a further discussion on share-based compensation.

Deferred Financing Costs and Other Debt-Related Costs

Deferred financing costs are amortized over the term of its associated debt instrument. The Company evaluates the terms of the debt instruments to determine if any embedded derivatives or beneficial conversion features exist. The Company allocates the aggregate proceeds of the notes payable between the warrants and the notes based on their relative fair values in accordance with Accounting Principle Board No. 14 (APB 14), “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” The fair value of the warrant issued to the placement agent is calculated utilizing the Black-Scholes option-pricing model. The Company is amortizing the resultant discount or other features over the term of the notes through its earliest maturity date using the effective interest method. Under this method, the interest expense recognized each period will increase significantly as the instrument approaches its maturity date. If the maturity of the debt is accelerated because of defaults or conversions, then the amortization is accelerated.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

Net Loss Per Common Share

Net loss per common share for the year ended December 31, 2008, 2007 and 2006, respectively, are based on the weighted average number of shares of common stock outstanding during the periods. Basic and diluted loss per share are identical for all periods presented as potentially dilutive securities have been excluded from the calculation of the diluted net loss per common share because the inclusion of such securities would be antidilutive. The potentially dilutive securities include 32 million, 46,000 and 42,000 in 2008, 2007 and 2006, respectively, reserved for the conversion of convertible notes, convertible preferred stock and the exercise of outstanding options and warrants.

Recent Accounting Pronouncements

In June 2008 the FASB issued EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”. EITF 07-5 provides guidance in assessing whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock for purposes of determining whether the appropriate accounting treatment falls under the scope of SFAS 133, “Accounting For Derivative Instruments and Hedging Activities” and/or EITF 00-19, “Accounting For Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. EITF 07-05 is effective as of the beginning of our 2009 fiscal year. The Company does not expect the adoption of EITF 07-05 to have a material impact on its consolidated financial position or results of operations.

In May 2008, the FASB issued FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB14-1 will require us to account separately for the liability and equity components of our convertible debt. The debt would be recognized at the present value of its cash flows discounted using our nonconvertible debt borrowing rate at the time of issuance. The equity component would be recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. The FSP also requires accretion of the resultant debt discount over the expected life of the debt. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Entities are required to apply the FSP retrospectively for all periods presented. We are currently evaluating FSP APB 14-1 and have not yet determined the impact its adoption will have on our consolidated financial statements. However, the impact of this new accounting treatment may be significant and may result in a significant increase to non-cash interest expense beginning in fiscal year 2009 for financial statements covering past and future periods.

In May 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. The statement is effective 60 days following the Securities and Exchange Commission’s (SEC) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP”, and is not expected to have any impact on the Company’s financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB SFAS 133” (“SFAS 161”), which requires enhanced disclosures for derivative and hedging activities. SFAS 161 will become effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after an entity’s fiscal year that begins after December 15, 2008. The standard will have an impact on our financial statements when an acquisition occurs.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin 110 (“SAB 110”), which permits entities, under certain circumstances, to continue to use the “simplified” method of estimating the expected term of plain options as discussed in SAB No. 107 and in accordance with SFAS 123R. The guidance in this release was effective January 1, 2008. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued EITF Issue No. 07-1, “Accounting for Collaborative Arrangements,” which is effective for calendar year companies on January 1, 2009. The Task Force clarified the manner in which costs, revenues and sharing payments made to, or received by, a partner in a collaborative arrangement should be presented in the income statement and set forth certain disclosures that should be required in the partners’ financial statements. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In June 2007, the FASB issued EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities,” which was effective for calendar year companies on January 1, 2008. The Task Force concluded that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS 159 applied to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that also elected to apply the provisions of SFAS 157, “Fair Value Measurements”. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. The Company was required to adopt SFAS 157 beginning January 1, 2008. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2 — Effective Date of FASB Statement No. 157), which delayed the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 for the Company’s financial assets and liabilities did not have a material impact on its consolidated financial statements. The Company does not expect that adoption of SFAS No. 157 for the Company’s non-financial assets and liabilities, effective January 1, 2009, will have a material impact on its financial statements.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

3. Marketable Securities

The carrying amounts of the Company’s marketable securities, which are primarily securities of government-backed agencies, approximate fair value due to the short-term nature of these instruments. The fair value of available-for-sale marketable securities was as follows ($ thousands):

December 31, 2007
Cost	$1,970
Gross unrealized gains	29
Gross unrealized losses	—
Fair value	$1,999

The fair value of each marketable security was compared to its cost and therefore, unrealized gains of approximately $29,000 were recognized in accumulated other comprehensive income in the Company’s Consolidated Balance Sheets at December 31, 2007.

4. Inventory

Inventories are stated at the lower of cost or market with cost being determined using the first-in, first-out (FIFO) method. Inventories consisted of the following ($ thousands):

	December 31,
	2008	2007
Raw materials	$24	$24
Work in process	—	—
Finished goods	97	201
	$121	$225

The Company has substantial quantities of Genasense® drug supply which are recorded at zero cost. Such inventory would be available for the commercial launch of this product, should Genasense® be approved.

5. Settlement of Office Lease Obligation and Operating Leases

In May 2008, the Company entered into an amendment of its Lease Agreement with The Connell Company (Connell), whereby the lease for one floor of office space in Berkeley Heights, New Jersey was terminated. Connell received a termination payment of $1.3 million, comprised solely of the Company’s security deposits and the Company agreed to a future payment from the Company of $2.0 million upon the earlier of July 1, 2009 or the receipt of at least $5.0 million in upfront cash from a business development deal. In January 2009, the Company entered into an amendment of its agreement with Connell whereby the Company’s future payment of $2.0 million is now payable on January 1, 2011. The Company will pay 6.0% interest in arrears to Connell from July 1, 2009 through the new payment date.

At December 31, 2007, the Company had maintained $1.7 million in restricted cash balances with financial institutions related to lease obligations on its corporate facilities. These amounts were included in other assets in the Company’s Consolidated Balance Sheets.

Future minimum obligations under operating leases at December 31, 2008 are as follows ($ thousands):

2009	$706
2010	146
2011	2,007
2012	—
2013	—
Thereafter	—
$2,859

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

Annual rent expense incurred by the Company in 2008, 2007 and 2006 was $4.8 million, $2.6 million and $2.5 million, respectively. The annual rent expense in 2008 of $4.8 million includes the termination agreement with Connell for $3.3 million.

6. Provision for Settlement of Litigation, net

The Company reached an agreement to settle a class action litigation in consideration for issuance of 40,000 shares of common stock of the Company (adjusted for any subsequent event that results in a change in the number of shares outstanding as of January 31, 2007) and $18.0 million in cash for the benefit of plaintiffs and the stockholder class, (see Note 19 to the Consolidated Financial Statements). A Court order approving the settlement was issued on May 27, 2008 and the settlement became final on June 27, 2008. The Company also entered into release and settlement agreements with its insurance carriers, pursuant to which insurance will cover the settlement fee and various costs incurred in connection with the action. Under FASB Statement No. 5, “Accounting for Contingencies” and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss, an interpretation of FASB Statement No. 5,” the Company recorded an expense of $5.3 million, comprised of 40,000 shares of the Company’s common stock valued at a market price of $132.00 on December 31, 2006. At December 31, 2007, the revised estimated value of the common shares portion of the litigation settlement was $1.0 million, based on a closing price of Genta’s common stock of $26.00 per share, resulting in a reduction in the provision of $4.2 million recognized in the year ended December 31, 2007. At June 27, 2008, the date that the settlement became final, the revised value of the common stock portion of the litigation settlement was $0.7 million, based on a closing price of Genta’s common stock of $17.50 per share, resulting in a reduction in the provision of $0.3 million for the year ended December 31, 2008. The liability for the settlement of litigation, originally recorded at $23.2 million at December 31, 2006, was measured at $19.0 million at December 31, 2007 and $0.7 million at December 31, 2008 and is included in accounts payable and accrued expenses in the Company’s Consolidated Balance Sheets. An insurance receivable of $18.0 million was included in prepaid expenses and other current assets in the Company’s Consolidated Balance Sheets at December 31, 2007. As a result of the Court approving the settlement on May 27, 2008 and it being deemed final on June 27, 2008, the Company no longer had any interest in the insurance proceeds held in escrow or the associated liability.

7. Property and Equipment, Net

Property and equipment is comprised of the following ($ thousands):

	Estimated	December 31,
	Useful Lives	2008	2007
Computer equipment	3	$2,298	$2,855
Software	3	3,206	3,211
Furniture and fixtures	5	899	936
Leasehold improvements	Life of lease	463	420
Equipment	5	182	182
		7,048	7,604
Less accumulated depreciation and amortization		(6,748)	(7,281)
		$300	$323

8. Write-off of Prepaid Royalty

In December 2000, the Company recorded $1.3 million as the fair value for its commitment to issue shares of common stock to a major university as consideration for an amendment to a license agreement initially executed in August 1991 related to antisense technology licensed from the university. The amendment provided for a reduction in the royalty percentage rate to be paid to the university based on the volume of sales of the Company’s products containing the antisense technology licensed from such university. These shares were issued in 2001. The Company planned to amortize the prepaid royalties upon the commercialization of Genasense®. In December 2006, the Company received a non-approvable notice from the FDA for its NDA for the use of Genasense® plus chemotherapy in patients with CLL. As a result, in December 2006, the Company accounted for the impairment of these prepaid royalties by recording a write-off of this asset.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

9. Workforce reduction

In December 2006, due to FDA’s non-approval of the Company’s NDA for CLL, the Company initiated a series of steps that are designed to conserve cash in order to focus on its oncology development operations. The Company reduced its workforce by 34 positions, or approximately 35%, including the elimination of 18 positions classified as research and development, 9 in sales and marketing and 7 in administration. Severance costs of $0.7 million were recognized in operating expenses in December 2006, including $0.3 million in research and development expenses and $0.4 million in selling, general and administrative expenses in the Company’s Consolidated Statements of Operations. Payment of the severance began in January 2007 and was completed by June 30, 2007.

10. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses is comprised of the following ($ thousands):

	December 31,
	2008	2007
Accounts payable	$4,654	$2,519
Accrued compensation	574	488
Reserve for settlement of litigation obligation	700	19,040
License obligations to Daiichi Sankyo	2,125	—
State of New Jersey (AMA) tax liability	841	776
Other accrued expenses	2,330	3,027
	$11,224	$25,850

The carrying amount of accounts payable approximates fair value due to the short-term nature of these instruments.

11. Notes Payable

During 2007, the Company issued notes payable to finance premiums for its corporate insurance policies of $1.1 million. Payments were scheduled for seven or ten equal monthly installments for the notes initiated in 2007. The notes payable balance at December 31, 2007 was $0.5 million. The carrying amount of notes payable approximates fair value due to the short-term nature of these instruments.

12. Convertible Notes and Warrant

On June 5, 2008, the Company entered into a securities purchase agreement with certain institutional and accredited investors to place up to $40.0 million of senior secured convertible notes with such investors. On June 9, 2008, the Company placed $20.0 million of such notes in the initial closing. The notes are due June 9, 2010 and bear interest at an annual rate of 15% payable at quarterly intervals in stock or cash at the Company’s option, and are convertible into shares of Genta common stock at a conversion rate of 2,000 shares of common stock for every $1,000 of principal. At the time the notes were issued, the Company recorded a debt discount (beneficial conversion) relating to the conversion feature in the amount of $20.0 million. The aggregate intrinsic value of the difference between the market price of the Company’s share of stock on June 9, 2008 and the conversion price of the notes was in excess of the face value of the $20.0 million notes, and thus, a full debt discount was recorded in an amount equal to the face value of the debt. The Company is amortizing the resultant debt discount over the term of the notes through its maturity date using the effective interest method. In addition, the notes prohibit the Company from consummating any additional financing transaction without the approval of holders of more than two-thirds of the principal amount of the notes. The Company is in compliance with all debt-related covenants at December 31, 2008.

Through December 31, 2008, holders of the convertible notes have voluntarily converted approximately $4.5 million, resulting in an issuance of 8.9 million shares of common stock.

The notes included certain events of default, including a requirement that the Company obtain stockholder approval within a specified period of time to amend its certificate of incorporation to authorize additional shares of common stock.

Upon the occurrence of an event of default, holders of the notes have the right to require the Company to prepay all or a portion of their notes as calculated as the greater of (a) 150% of the aggregate principal amount of the note plus accrued interest or (b) the aggregate principal amount of the note plus accrued interest divided by the conversion price; multiplied by a weighted average price of the Company’s common stock. Pursuant to a general security agreement, entered into concurrently with the notes (the “Security Agreement”), the notes are secured by a first lien on all assets of the Company, subject to certain exceptions set forth in the Security Agreement.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

In addition, in connection with the placement of the senior secured convertible notes, the Company issued a warrant to its private placement agent to purchase 800,000 shares of common stock at an exercise price of $1.00 per share. The warrant was valued at $7.6 million, using a Black-Scholes valuation model. In addition, the Company incurred a financing fee of $1.2 million. The deferred financing costs, including the financing fee and the initial value of the warrant, are being amortized over the two-year term of the convertible notes. At December 31, 2008, the unamortized balances of the financing fee and the warrant are $0.9 million and $5.5 million, respectively.

The Company concluded that it should initially account for conversion options embedded in convertible notes in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). SFAS 133 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. EITF 00-19 states that if the conversion option requires net cash settlement in the event of circumstances that are not solely within the Company’s control, that the notes should be classified as a liability measured at fair value on the balance sheet. In this case, if the Company was not successful in obtaining approval of its stockholders to increase the number of authorized shares to accommodate the potential number of shares that the notes convert into, the Company would have been required to cash settle the conversion option.

Upon the issuance date, there were an insufficient number of authorized shares of common stock in order to permit conversion of all of the issued convertible notes. In accordance with EITF 00-19, when there are insufficient authorized shares to allow for settlement of convertible financial instruments, the conversion obligation for the notes should be classified as a liability and measured at fair value on the balance sheet. Accordingly, at June 9, 2008, in connection with the $20.0 million initial closing, the convertible features of the notes were recorded as derivative liabilities of $380.0 million. At the recording of the initial closing, the fair value of the conversion feature, $380.0 million, exceeded the proceeds of $20.0 million. The difference of $360.0 million was charged to expense as the change in the fair market value of conversion liability. Accordingly, the Company recorded an initial discount of $20.0 million equal to the face value of the notes, which is being amortized over the two-year term of the notes.

On October 6, 2008, at the Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The notes were re-measured and credited to permanent equity, resulting in total expense for the year ended December 31, 2008 of $460.0 million.

The conversion option was valued at June 9, 2008 and October 6, 2008 using the Black-Scholes valuation model with the following assumptions:

	October 6, 2008	June 9, 2008
Price of Genta common stock	$12.50	$10.00
Volatility	137.4%	125.6%
Risk-free interest rate	1.36%	2.73%
Remaining contractual lives	1.68	2.00

The Company also classified the warrant obligation as a liability to be measured at fair value on the balance sheet, in accordance with EITF 00-19. Accordingly, at June 9, 2008, the Company recorded the warrant liability at a fair value of $7.6 million based upon the Black-Scholes valuation model. On October 6, 2008, we re-measured the warrant liability and credited it to permanent equity, resulting in total expense for the year ended December 31, 2008 of $2.0 million.

	October 6, 2008	June 9, 2008
Price of Genta common stock	$12.50	$10.00
Volatility	128.6%	115.0%
Risk-free interest rate	2.32%	3.41%
Remaining contractual lives	4.68	5.00

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

13. Income Taxes

Significant components of the Company’s deferred tax assets as of December 31, 2008 and 2007 and related valuation reserves are presented below ($ thousands):

	December 31,
	2008	2007
Deferred tax assets:
Deferred compensation	$772	$772
Net operating loss carryforwards	135,990	130,111
Research and development credit and Orphan Drug credit carryforwards	51,288	41,484
Purchased technology and license fees	0	4,850
Depreciation and amortization, net	193	261
Share-based compensation expense	911	892
Provision for settlement of litigation, net	308	458
Write-off of prepaid royalties	558	558
New Jersey Alternative Minimum Assessment (AMA) Tax	730	730
New Jersey research and development credits	4,979	5,612
Provision for excess inventory	714	714
Reserve for product returns	0	2
Accrued liabilities	1,576	355
Other, net	197	323
Total deferred tax assets	198,216	187,122
Valuation allowance for deferred tax assets	(190,884)	(187,122)
Net deferred tax assets	$7,332	$—
Deferred tax liabilities:
Deferred financing costs	$(4,922)	$—
Debt discount	(2,410)	—
Total deferred tax liabilities	$(7,332)	$—

Net deferred tax assets (liabilities)	$—	$—

A full valuation allowance has been provided at December 31, 2008 and 2007, respectively, to reserve for deferred tax assets, as it appears more likely than not that net deferred tax assets will not be realized.

Effective January 1, 2007 the company adopted FIN 48. As of December 31, 2008 and 2007, the Company recorded a liability for $841,000 and $776,000, respectively, of unrecognized tax benefits (UTB’s), of which $841,000 and $776,000 is included in accounts payable and accrued expenses on the Company’s Consolidated Balance Sheets, respectively. In addition, as of December 31, 2008 and 2007, the Company reduced its deferred tax assets by $1,312,000 and $1,033,000, respectively. However, the Company recorded a full valuation allowance on its net deferred tax assets and reduced its valuation allowance on these respective amounts. The amount of UTB’s that would have an impact on the effective tax rate, if recognized, is $533,000.

A reconciliation of the total amount of unrecognized tax benefits (UTB’s) is as follows:

($ in thousands)	2008	2007
Unrecognized tax benefits: January 1	$1,567	$1,388

Gross increases: Tax positions taken in prior periods

Gross decreases: Tax positions taken in prior periods

Gross Increases- Current period tax positions	$278	$179

Lapse of Statute of Limitations

Unrecognized tax benefits: December 31	$1,845	$1,567

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

The Company files corporate tax returns at the federal level and in the State of New Jersey. The open tax years that are subject to examination for these jurisdictions are 2005 through 2008 for federal returns and 2002 through 2008 for tax returns for the State of New Jersey.

New Jersey has enacted legislation permitting certain corporations located in the state to sell state tax loss carryforwards and state research and development credits. The Company sold portions of its New Jersey net operating losses and received approximate payments of $2.0 million in 2008 and $1.5 million in 2007, recognized as income tax benefits.

If still available under New Jersey law, the Company will attempt to sell its tax loss carryforwards in 2008. We cannot be assured that the New Jersey program will continue in 2008, nor can we estimate what percentage of our saleable tax benefits New Jersey will permit us to sell, how much money will be received in connection with the sale, or if the Company will be able to find a buyer for its tax benefits.

The Company’s Federal tax returns have never been audited. In January 2006, the State of New Jersey concluded its fieldwork with respect to a tax audit for the years 2000 through 2004. The State of New Jersey took the position that amounts reimbursed to Genta by Aventis Pharmaceutical Inc. for co-development expenditures during the audit period were subject to Alternative Minimum Assessment (AMA), resulting in a liability at that time of approximately $533,000. Although the Company and its outside tax advisors believe the State’s position on the AMA liability is unjustified, there is little case law on the matter and it is probable that the Company will be required to ultimately pay the liability. As of December 31, 2008, the Company had accrued a tax liability of $533,000, penalties of $27,000 and interest of $281,000 related to this assessment. The Company appealed this decision to the State and in February 2008, the State notified the Company that its appeal had not been granted. The Company believes the State’s position is unjustified and is pursuing this matter before the New Jersey Tax Court. Upon close of the audit the Company’s UTB’s should decrease by approximately $841,000.

The Company recorded $65,000, $139,000 and $66,000 in interest expense related to the State of New Jersey assessment during 2008, 2007 and 2006, respectively.

At December 31, 2008, the Company has federal and state net operating loss carryforwards of approximately $324.8 million and $241.9 million, respectively. The federal tax loss carryforward balance at December 31, 2008 begins to expire in 2009 and completely expires in 2028. The Company also has Research and Development credit and Orphan Drug credit carryforwards totaling $49.7 million; the balance at December 31, 2008 begins to expire in 2009 and completely expires in 2028.

14.  Stockholders’ (Deficit)/Equity

Common Stock

On October 6, 2008, at the Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

In February 2008, the Company sold 122,000 shares of the Company’s common stock at a price of $25.00 per share, raising approximately $3.1 million, before estimated fees and expenses.

At the Company’s Annual Meeting of Stockholders on July 11, 2007, the Company’s stockholders authorized its Board of Directors to effect a reverse stock split of all outstanding shares of common stock, and the Board of Directors subsequently approved the implementation of a reverse stock split at a ratio of one for six shares.

In March 2007, the Company sold 100,000 shares of the Company’s common stock at a price of $108.00 per share, raising $10.2 million, net of fees and expenses.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

Preferred Stock Purchase Right

In 2005 the Board of Directors adopted a Stockholder Rights Plan and declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of common stock of the Company, payable to holders of record as of the close of business on September 27, 2005. Generally, the rights become exercisable upon the earlier of the close of business on the tenth business day following the first public announcement that any person or group has become a beneficial owner of 15% or more of the Company’s common stock and the close of business on the tenth business day after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming a beneficial owner of 15% or more of the Company’s common stock. Each Right shall be exercisable to purchase, for $25.00, subject to adjustment, one one-hundredth of a newly registered share of Series G Participating Cumulative Preferred Stock, par value $0.001 per share of the Company.

Series A Preferred Stock

Each share of Series A Preferred Stock is immediately convertible into shares of the Company’s common stock, at a rate determined by dividing the aggregate liquidation preference of the Series A Preferred Stock by the conversion price. The conversion price is subject to adjustment for antidilution. As of December 31, 2008 and December 31, 2007, each share of Series A Preferred Stock was convertible into 3.0699 and 0.0469 shares of common stock, respectively. At December 31, 2008 and December 31, 2007, the Company had 7,700 shares of Series A Convertible Preferred Stock issued and outstanding.

In the event of a liquidation of the Company, the holders of the Series A Preferred Stock are entitled to a liquidation preference equal to $50 per share, or $0.4 million at December 31, 2008.

Series G Preferred Stock

The Company has 5.0 million shares of preferred stock authorized, of which 2.0 million shares has been designated Series G Participating Cumulative Preferred.

Warrant

In connection with the June 2008 convertible note financing, the Company issued a common stock purchase warrant to its private placement agent. The warrant is exercisable into 800,000 shares of common stock at an exercise price of $1.00 per share.

Common Stock Reserved

At December 31, 2008, the Company had 9.7 million shares of common stock outstanding, 68,000 shares reserved for the conversion of convertible preferred stock and the exercise of outstanding options, 0.8 million shares reserved for the conversion of an outstanding warrant and 31.1 million shares reserved for the conversion of senior convertible notes, and 3,000 additional shares of common stock authorized for issuance and remaining to be granted under the Company’s Non-Employee Directors’ 1998 Stock Option Plan, as amended and restated.

15. Share-Based Compensation

The Company estimates the fair value of each option award on the date of the grant using the Black-Scholes option valuation model. Expected volatilities are based on the historical volatility of the Company’s common stock over a period commensurate with the options’ expected term. The expected term represents the period of time that options granted are expected to be outstanding and is calculated in accordance with the Securities and Exchange Commission (“SEC”) guidance provided in the SEC’s Staff Accounting Bulletin 107 (“SAB 107”), using a “simplified” method. The Company has used the simplified method and will continue to use the simplified method as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate an expected term. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the Company’s stock options. The post-vesting forfeiture rate is estimated using historical option cancellation information. The post-vesting forfeiture rate assumption was 40% for the years ended December 31, 2007 and 2006, respectively, and was increased to 50% for the year ended December 31, 2008 based on actual historical forfeitures. The following table summarizes the weighted-average assumptions used in the Black-Scholes model for options granted during the years ended December 31, 2008, 2007 and 2006, respectively:

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

	2008	2007	2006
Expected volatility	115.7%	102%	97%
Expected dividends	—	—	—
Expected term (in years)	6.25	6.25	6.25
Risk-free rate	2.7%	4.8%	4.6%

The share-based compensation expense recognized for the years ended December 31, 2008, 2007 and 2006, respectively, follows:

($ thousands, except per share data)	2008	2007	2006

Research and development expenses	$151	$521	$997
Selling, general and administrative	338	852	2,002
Total share-based compensation expense	$489	$1,373	$2,999
Share-based compensation expense, per basic and diluted common share	$0.44	$2.32	$6.65

16. Stock Option Plans

As of December 31 2008, the Company has two outstanding share-based compensation plans, which are described below:

1998 Stock Incentive Plan

Pursuant to the Company’s 1998 Stock Incentive Plan, as amended (the “1998 Plan”), 68,000 shares were provided for the grant of stock options to employees, directors, consultants and advisors of the Company. Option awards were granted with an exercise price at not less than the fair market price of the Company’s common stock on the date of the grant; those option awards generally vested over a four-year period in equal increments of 25%, beginning on the first anniversary of the date of the grant. All options granted had contractual terms of ten years from the date of the grant. As of May 27, 2008, the authorization to provide grants under the 1998 Plan expired.

The following table summarizes the option activity under the 1998 Plan as of December 31, 2008 and changes during the three years then ended:

	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Stock Options
Outstanding at December 31, 2005	31	1,512.00
Granted	9	582.00
Exercised	—	—
Forfeited or expired	(1)	1,266.00
Outstanding at December 31, 2006	39	$1,311.00
Granted	6	70.00
Exercised	—	—
Forfeited or expired	(2)	819.00
Outstanding at December 31, 2007	43	$1,152.50
Granted	—	—
Exercised	—	—
Forfeited or expired	(6)	888.00
Outstanding at December 31, 2008	37	$1,191.50	3.8	$—
Vested and exercisable at December 31, 2008.	26	$1,109.50	1.7	$—

There is no intrinsic value to outstanding stock options as the exercise prices of all outstanding options are above the market price of the Company’s stock at December 31, 2008.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

As of December 31, 2008, there was approximately $0.2 million of total unrecognized compensation cost related to non-vested share-based compensation granted under the 1998 Plan, which is expected to be recognized over a weighted-average period of 1.2 years.

The following table summarizes the restricted stock unit (RSU) activity under the 1998 Plan as of December 31, 2008 and changes during the two years then ended:

Restricted Stock Units	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value per Share
Outstanding nonvested RSUs at January 1, 2007	0	$—
Granted	1	$71.00
Vested	0	$—
Forfeited or expired	(1)	$71.00
Outstanding nonvested RSUs at December 31, 2007	0	$71.00
Granted	10	$20.50
Vested	0	$71.00
Forfeited or expired	(5)	$20.50
Outstanding nonvested RSUs at December 31, 2008	5	$20.50

As of December 31, 2008, there was approximately $24,000 of total unrecognized compensation cost related to non-vested share-based compensation resulting from RSUs granted under the 1998 Plan, which is expected to be recognized over the six months ended June 30, 2009.

1998 Non-Employee Directors’ Plan

Pursuant to the Company’s 1998 Non-Employee Directors’ Plan as amended (the “Directors’ Plan”), 12,000 shares have been provided for the grant of non-qualified stock options to the Company’s non-employee members of the Board of Directors. Option awards must be granted with an exercise price at not less than the fair market price of the Company’s common stock on the date of the grant. Initial option grants vest over a three-year period in equal increments, beginning on the first anniversary of the date of the grant. Subsequent grants, generally vest on the date of the grant. All options granted have contractual terms of ten years from the date of the grant.

The fair value of each option award is estimated on the date using the same valuation model used for options granted under the 1998 Plan.

The following table summarizes the option activity under the Directors’ Plan as of December 31, 2008 and changes during the three years then ended:

	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Stock Options
Outstanding at December 31, 2005	4	$1,878.00
Granted	0	621.00
Exercised	0	300.00
Forfeited or expired	(2)	2,049.00
Outstanding at December 31, 2006	2	$1,851.00
Granted	0	90.00
Exercised	—	—
Forfeited or expired	0	2,004.00
Outstanding at December 31, 2007	2	$1,530.50
Granted.	0	12.50
Exercised	—	—
Forfeited or expired	0	2,091.00
Outstanding at December 31, 2008	2	$1,130.50	6.2	$—
Vested and exercisable at December 31, 2008.	2	$1,130.50	6.2	$—

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

There is no intrinsic value to outstanding stock options as the exercise prices of all outstanding options are above the market price of the Company’s stock at December 31, 2008. The weighted-average grant-date fair value of options granted during the year ended December 31, 2008 was $12.50.

Stock option grants for a combination of both the 1998 Plan and the 1998 Directors Plan were as follows:

Year	Options Granted (in Thousands)	Weighted Average Grant Date Per Share Fair Value
2008	0	$12.50
2007	7	71.00
2006	9	585.00

An analysis of all options outstanding as of December 31, 2008 is presented below, (option figures are in thousands):

Range of Prices	Options Outstanding	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price of Options Exercisable
$12.50 - $99.00	4	9.0	$39.00	1	$43.00
$136.50 - $477.00	3	7.4	353.50	1	347.50
$483.00 - $648.00	6	7.0	612.00	3	604.50
$729.00 - $800.50	16	0.9	800.00	16	800
$1,719.00 - $2,805.00	4	2.8	2,162.00	4	2,162.00
$2,964.00 - $5,475	6	4.2	3,314.50	2	3,761.50
	39	3.9	$1,188.50	27	1,111.00

2007 Stock Incentive Plan

On September 17, 2007, the Company’s Board of Directors approved the Company’s 2007 Stock Incentive Plan (the “2007 Plan”), pursuant to which 170,000 shares of the Company’s common stock would be authorized for issuance, subject to approval of the Company’s stockholders. On September 17, 2007 and September 20, 2007, the Board of Directors approved the issuance of a combined total of 108,000 options under the 2007 Plan. Awards granted under the plan prior to stockholder approval of the plan were subject to and conditioned upon receipt of such approval on or before September 17, 2008. The Company did not obtain stockholder approval of this plan; the plan was terminated and awards granted pursuant to the plan were terminated. The Company did not recognize compensation expense for grants under the 2007 Plan because grants of these options were contingent upon stockholder approval, and therefore, a grant date as defined in SFAS 123R had not occurred.

Acquisition Bonus Program

On September 17, 2007, the Board of Directors approved an Acquisition Bonus Program. Under the program, participants were eligible to share in a portion of the proceeds realized from a change in control of the Company that occurred prior to the earlier of (i) December 31, 2008 or (ii) the approval by the Company’s stockholders of the 2007 Stock Incentive Plan.

The Acquisition Bonus Program expired on December 31, 2008.

17. Employee Savings Plan

In 2001, the Company initiated sponsorship of the Genta Incorporated Savings and Retirement Plan, a defined contribution plan under Section 401(k) of the Internal Revenue Code. The Company’s matching contribution to the Plan was $0.2 million, $0.3 million, and $0.4 million for 2008, 2007 and 2006, respectively.

18. Comprehensive Loss

An analysis of comprehensive loss is presented below:

	Years Ended December 31,
($ in thousands)	2008	2007	2006

Net loss	$(505,838)	$(23,320)	$(56,781)
Change in market value on available-for-sale marketable securities	(29)	29	31
Total comprehensive loss	$(505,867)	$(23,291)	$(56,750)

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

19. Commitments and Contingencies

Litigation and Potential Claims

In February 2007, a complaint against the Company was filed in the Superior Court of New Jersey by Howard H. Fingert, M.D., a former employee of the Company. The complaint alleges, among other things, breach of contract as to the Company’s stock option plan and as to a consulting agreement allegedly entered into by the Company and Dr. Fingert subsequent to termination of Dr. Fingert’s employment with the Company, breach of implied covenant of good faith and fair dealing with respect to the Company’s stock option plan and the alleged consulting agreement, promissory estoppel with respect to the exercise of stock options and provision of consulting services after termination of employment, and fraud and negligent misrepresentation with respect to the exercise of stock options and provision of consulting services after termination of employment. The complaint sought monetary damages, including punitive and consequential damages. The Company and Fingert settled this complaint in January 2009, and the Company accrued the settlement amount as of December 31, 2008. The settlement did not constitute an admission of guilt or liability.

In November 2007, a complaint against the Company was filed in the United States District Court for the District of New Jersey by Ridge Clearing & Outsourcing Solutions, Inc. The complaint alleges, among other things, that the Company caused or contributed to losses suffered by a Company stockholder which have been incurred by Ridge. The Company and Ridge settled this complaint in September 2008. The settlement did not constitute an admission of guilt or liability.

In September 2008, several stockholders of the Company, on behalf of themselves and all others similarly situated, filed a class action complaint against us, our Board of Directors, and certain of our executive officers in Superior Court of New Jersey, captioned Collins v. Warrell, Docket No. L-3046-08. The complaint alleges that in issuing convertible notes, our Board of Directors, and certain officers breached their fiduciary duties, and we aided and abetted the breach of fiduciary duty. Defendants filed a motion to dismiss on December 29, 2008. Plaintiffs’ opposition is due on or before February 13, 2009, and Defendants’ reply is due March 16, 2009. It is possible that oral argument on the motion will be held on March 20, 2009. Discovery has begun. We, the Board of Directors and Officers deny these allegations and intend to vigorously defend this lawsuit.

In November 2008, a complaint against the Company and its transfer agent, BNY Mellon Shareholder Services, was filed in the Supreme Court of the State of New York by an individual stockholder. The complaint alleges that the Company and its transfer agent caused or contributed to losses suffered by the stockholder. The Company denies the allegations of the complaint and intends to vigorously defend this lawsuit.

20. Supplemental Disclosure of Cash Flows Information and Non-cash Investing and Financing Activities

In accordance with the terms of the convertible notes, the Company elected to pay interest due on the notes on December 9, 2008 in shares of its common stock to all noteholders where the issuance of the shares would not cause the noteholder to beneficially own more than 4.999% of the Company’s outstanding common stock. Accordingly, the Company issued 800,000 shares and $0.1 million to satisfy the interest payment on December 9, 2008.

Through December 31, 2008, holders of the convertible notes have voluntarily converted approximately $4.5 million of their notes, resulting in an issuance of 9.0 million shares of common stock.

No interest was paid for the twelve months ended December 31, 2007 and 2006, respectively.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

21. Selected Quarterly Financial Data (Unaudited)

2008

	Quarter Ended
($ thousands, except per share data)	Mar. 31	Jun. 30	Sep. 30	Dec. 31
Revenues	$117	$131	$115	$—
Gross margin	92	102	89	(23)
Operating expenses	9,816	10,268	7,563	5,763
Other income/(expense), net	67	(728,198)	220,087	33,380
Net (loss)/income	(9,657)	(738,364)	212,613	29,569
Net (loss)/income per basic common share**	$(14.29)	$(1,004.58)	$289.22	$12.90
Net (loss)/income per diluted common share	$(14.29)	$(1,004.58)	$5.12	$1.08

2007

	Quarter Ended
($ thousands, except per share data)	Mar. 31	Jun. 30	Sep. 30	Dec. 31
Revenues	$94	$105	$115	$266
Gross margin	72	79	95	244
Operating expenses-net	5,875	8,594	8,046	3,601
Net loss	(5,605)	(8,235)	(7,732)	(1,748)
Net loss per common share:
Basic and diluted	$(10.50)	$(13.45)	$(12.63)	$(2.85)

**
Net (loss)/income per basic common share and net (loss)/income per diluted common share are calculated independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly amounts does not equal the annual amounts reported.

The Company has experienced significant quarterly fluctuations in operating results and it expects that these fluctuations will continue.

Quarterly results in 2008 have been impacted by the accounting for the convertible note and warrant issued in June 2008, (see note 12 to the Consolidated Financial Statements).

During the fourth quarter of 2007, the Company revised its estimate of certain accrued expenses in the amount of $4.7 million, since such amount was no longer deemed probable.

Restatement

During the Company’s year-end close, it was discovered that the $18.0 million escrow deposit relating to the insurance proceeds and the corresponding liability to settle a 2004 class action lawsuit against the Company should not have been included on the Company’s Consolidated balance sheets as of June 30, 2008 and September 30, 2008. As a result of the Court approving the settlement on May 27, 2008, and it being deemed final on June 27, 2008, the Company no longer had any interest in the insurance proceeds held in escrow or the associated liability.

In lieu of filing amendments to the Reports on Form 10Q for the periods ended June 30, 2008 and September 30, 2008, the Company is providing the following unaudited balance sheet captions to show the effect of the restatement. There was no income statement effect resulting from the restatement and the only effect on the Company’s statement of cash flows is a non-cash supplemental disclosure.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

	Quarter ended
	June 30, 2008	September 30, 2008
($ thousands)	(restated)	(restated)
Selected Balance Sheet Data:
Current assets	$17,230	$9,450
Total assets	26,029	17,113
Current liabilities	767,403	12,827
Total liabilities	767,986	546,310

	(as previously reported)	(as previously reported)

Current assets	$35,230	$27,450
Total assets	44,029	35,113
Current liabilities	785,403	30,827
Total liabilities	785,986	564,310

22. Related Party Transactions

Dr. Daniel Von Hoff, one of Genta’s directors, holds the position of Physician in Chief and Director of Translational Research at the Translational Genomics Research Institute (Tgen), which provides preclinical testing services under direction of and by contract to Genta. During 2008, Tgen performed services for which it was compensated by Genta in the amount of approximately $36,419. The Company believes that the payment of these services was on terms no less favorable than would have otherwise been provided by an ‘‘unrelated’’ party. In the opinion of the Board of Directors, Dr. Von Hoff’s relationship with Tgen will not interfere with Dr. Von Hoff’s exercise of independent judgment in carrying out his responsibilities as a Director of Genta.

On June 5, 2008, the Company entered into a securities purchase agreement with certain institutional and accredited investors to place up to $40 million of senior secured convertible notes with such investors. On June 9, 2008, the Company placed $20 million of such notes in an initial closing. Each of Dr. Raymond Warrell, our Chief Executive Officer and Chairman, and Dr. Loretta Itri, our President, Pharmaceutical Development and Chief Medical Officer, participated in the initial closing by purchasing $1,950,000 and $300,000, respectively, of such notes. The remaining members of the Board of Directors independently discussed Dr. Warrell and Dr. Itri’s participation in the transaction and resolved that such participation would not interfere with Dr. Warrell or Dr. Itri’s exercise of independent judgment in carrying out their responsibilities in their respective positions. In connection with the June 2008 convertible note financing and in accordance with the Audit Committee Charter, the Audit Committee reviewed and approved the June 2008 convertible note financing with Dr. Warrell and Dr. Itri.

23. Subsequent Events

From January 1, 2009 through February 4, 2009, holders of convertible notes have voluntarily converted approximately $4.6 million of their notes, resulting in an issuance of 9.0 million shares of common stock.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED
CONSOLIDATED BALANCE SHEETS

(In thousands, except par value data)
	March 31,
	2009	December 31,
	(unaudited)	2008
ASSETS
Current assets:
Cash and cash equivalents	$598	$4,908
Accounts receivable - net of allowances of $10 at March 31, 2009 and $12 at December 31, 2008, respectively	8	2
Inventory (Note 3)	121	121
Prepaid expenses and other current assets	843	973
Total current assets	1,570	6,004
Property and equipment, net	269	300
Deferred financing costs and debt discount (Note 6)	5,298	6,389
Total assets	$7,137	$12,693

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$11,080	$11,224
Total current liabilities	11,080	11,224
Long-term liabilities:
Office lease settlement obligation (Note 4)	1,979	1,979
Convertible notes due June 9, 2010, $10,654 and $15,540 outstanding, net of debt discount of ($5,991) and ($11,186) at March 31, 2009 and December 31, 2008, respectively (Note 6)	4,663	4,354
Total long-term liabilities	6,642	6,333

Commitments and contingencies (Note 9)

Stockholders' deficit:
Preferred stock, 5,000 shares authorized:
Series A convertible preferred stock, $.001 par value; 8 shares issued and outstanding, liquidation value of $385 at March 31, 2009 and December 31, 2008, respectively	-	-
Series G participating cumulative preferred stock, $.001 par value; 0 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	-	-
Common stock, $.001 par value; 6,000,000 and 6,000,000 shares authorized, 20,282 and 9,734 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	20	10
Additional paid-in capital	944,588	939,252
Accumulated deficit	(955,193)	(944,126)
Total stockholders' deficit	(10,585)	(4,864)
Total liabilities and stockholders' deficit	$7,137	$12,693

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2009	2008

Product sales - net	$62	$117
Cost of goods sold	-	25
Gross margin	62	92

Operating expenses:
Research and development	2,298	6,438
Selling, general and administrative	2,172	3,638
Reduction in liability for settlement of litigation (Note 5)	-	(260)
Total operating expenses	4,470	9,816

Other income/(expense):
Gain on maturity of marketable securities	-	31
Interest and other income, net	15	61
Interest expense	(387)	(25)
Amortization of deferred financing costs and debt discount (Note 6)	(6,287)	-
Total other income/(expense), net	(6,659)	67
Net loss	$(11,067)	$(9,657)

Net loss per basic and diluted share	$(0.61)	$(14.29)
Shares used in computing net loss per basic and diluted share	17,999	676

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2009	2008

Operating activities:
Net loss	$(11,067)	$(9,657)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38	41
Amortization of deferred financing costs and debt discount	6,287
Share-based compensation	73	145
Gain on maturity of marketable securities	-	(31)
Reduction in liability for settlement of litigation	-	(260)
Changes in operating assets and liabilities:
Accounts receivable	(6)	(19)
Inventory	-	25
Prepaid expenses and other current assets	130	419
Accounts payable and accrued expenses	242	3,110
Other assets	-	(13)
Net cash used in operating activities	(4,303)	(6,240)
Investing activities:
Maturities of marketable securities	-	2,000
Purchase of property and equipment	(7)	-
Net cash provided by (used in) investing activities	(7)	2,000
Financing activities:
Repayments of note payable	-	(322)
Issuance of common stock, net	-	2,857
Net cash provided by financing activities	-	2,535
Decrease in cash and cash equivalents	(4,310)	(1,705)
Cash and cash equivalents at beginning of period	4,908	5,814
Cash and cash equivalents at end of period	$598	$4,109

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009
(Unaudited)

1.	Organization and Business

Genta Incorporated (the “Company” or “Genta”) is a biopharmaceutical company engaged in pharmaceutical (drug) research and development, its sole reportable segment. The Company is dedicated to the identification, development and commercialization of novel drugs for the treatment of cancer and related diseases.

The Company has had recurring annual operating losses since its inception. Management expects that such losses will continue at least until its lead product, Genasense® (oblimersen sodium) Injection, receives approval for commercial sale in one or more indications. Achievement of profitability for the Company is currently dependent on the timing of Genasense® regulatory approval. Any adverse events with respect to approval by the U.S. Food and Drug Administration (‘‘FDA’’) and/or European Medicines Agency (‘‘EMEA’’) could negatively impact the Company’s ability to obtain additional funding or identify potential partners.

The Company has prepared its financial statements under the assumption that it is a going concern. The Company’s recurring losses and negative cash flows from operation raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On June 9, 2008, the Company placed $20 million of senior secured convertible notes, or the 2008 Notes, with certain institutional and accredited investors. The notes bear interest at an annual rate of 15% payable at quarterly intervals in other senior secured convertible promissory notes to the holder, and originally were convertible into shares of Genta common stock at a conversion rate of 2,000 shares of common stock for every $1,000.00 of principal. As a result of issuing convertible notes on April 2, 2009 (see below), these notes are presently convertible into shares of Genta common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal. Certain members of senior management of Genta participated in this offering. The notes are secured by a first lien on all assets of Genta.

On April 2, 2009, the Company entered into a securities purchase agreement with certain accredited institutional investors to place up to $12 million of senior secured convertible notes, or the 2009 Notes, and corresponding warrants to purchase common stock. The Company closed on approximately $6 million of such notes and warrants on April 2, 2009. The 2009 Notes bear interest at an annual rate of 8% payable semi-annually in other senior secured convertible promissory notes to the holder, and will be convertible into shares of the Company’s common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal amount outstanding. In addition, the 2009 Notes include certain events of default, including a requirement that the Company effect a reverse stock split of its Common Stock within 105 days of April 2, 2009. The notes and warrants are convertible into approximately 77,940,000 shares. There are currently not enough shares of common stock authorized under the Company’s certificate of incorporation to cover the shares underlying the 2009 Notes and warrants and the 2008 Notes.

On June 26, 2009, the Company  effected a one-for-fifty reverse stock split of its common stock. It did not reduce the number of shares that the Company is authorized to issue or change the par value of the common stock. All references to common share values in these consolidated financial statements have been restated to reflect this split

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

The Company will require additional cash in order to maximize its commercial opportunities and continue its clinical development opportunities. The Company has had discussions with other companies regarding partnerships for the further development and global commercialization of Genasense®. Additional alternatives available to the Company to subsequently sustain its operations include development and commercialization partnerships on other products in our pipeline, financing arrangements with potential corporate partners, debt financing, asset sales, asset-based loans, royalty-based financings, equity financing and other sources. However, there can be no assurance that any such collaborative agreements or other sources of funding will be available on favorable terms, if at all.

Net cash used in operating activities during the three months ended March 31, 2009 was $4.3 million. Presently, with no further financing, management projects that the Company will run out of funds in August 2009. The terms of the 2009 Notes enable those noteholders, at their option, to purchase additional notes with similar terms. The Company does not have any additional financing in place. There can be no assurance that the Company can obtain financing, if at all, on terms acceptable to it.

If the Company is unable to raise additional funds, it will need to do one or more of the following:

•	delay, scale back or eliminate some or all of the Company’s research and product development programs and sales and marketing activity;

•	license or sell to third parties products or technologies that the Company would otherwise seek to develop and commercialize themselves;

•	attempt to sell the Company;

•	cease operations; or

•	declare bankruptcy.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are presented on the basis of accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted from this report, as is permitted by such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The unaudited consolidated financial statements and related disclosures have been prepared with the presumption that users of the interim financial information have read or have access to the audited financial statements for the preceding fiscal year. Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Results for interim periods are not necessarily indicative of results for the full year. The Company has experienced significant quarterly fluctuations in operating results and it expects those fluctuations will continue.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect reported earnings, financial position and various disclosures. Actual results could differ from those estimates.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid instruments with maturities of three months or less from the date acquired and are stated at cost that approximates their fair market value. At March 31, 2009, the amounts on deposit that exceeded the $250,000 federally insured limit was $0.3 million.

Revenue Recognition

Genta recognizes revenue from product sales when title to product and associated risk of loss has passed to the customer and the Company is reasonably assured of collecting payment for the sale. All revenue from product sales are recorded net of applicable allowances for returns, rebates and other applicable discounts and allowances. The Company allows return of its product for up to twelve months after product expiration.

Research and Development

Research and development costs are expensed as incurred, including raw material costs required to manufacture products for clinical trials.

Income Taxes

The Company uses the liability method of accounting for income taxes. Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. Management records valuation allowances against net deferred tax assets, if based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company generated additional net operating losses during the three months ended March 31, 2009 and continues to maintain a full valuation allowance against its net deferred tax assets. Utilization of the Company’s net operating loss (NOL) and research and development (R&D) credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups.

The Company’s Federal tax returns have never been audited. In January 2006, the State of New Jersey concluded its fieldwork with respect to a tax audit for the years 2000 through 2004. The State of New Jersey took the position that amounts reimbursed to Genta by Aventis Pharmaceutical Inc. for co-development expenditures during the audit period were subject to Alternative Minimum Assessment (AMA), resulting in a liability at that time of approximately $533,000. Although the Company and its outside tax advisors believe the State’s position on the AMA liability is unjustified, there is little case law on the matter and it is probable that the Company will be required to ultimately pay the liability. As of March 31, 2009, the Company had accrued a tax liability of $533,000, penalties of $27,000 and interest of $294,000 related to this assessment. The Company appealed this decision to the State and on February 13, 2008, the State notified the Company that its appeal had not been granted. On April 25, 2008, the Company filed a complaint with the Tax Court of the State of New Jersey to appeal the assessment. A pretrial conference has been scheduled with an assigned judge for May 5, 2009. It is anticipated that a trial will commence in the second half of 2009.

The Company’s policy for recording interest and penalties associated with audits is that penalties and interest expense are recorded in interest expense in the Company’s Consolidated Statements of Operations. The Company recorded $13,000 and $18,000 in interest expense related to the State of New Jersey assessment during the three months ended March 31, 2009 and 2008, respectively.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

Stock Options

Stock Options are accounted for using the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (‘‘SFAS 123R’’), using the modified prospective transition method. Under the standard, all share-based payments, including grants of employee stock options, are recognized in the Consolidated Statement of Operations based on their fair values. The amount of compensation cost is measured based on the grant-date fair value of the equity instrument issued. The Company utilizes a Black-Scholes option-pricing model to measure the fair value of stock options granted to employees. See Note 7 and Note 8 to the Consolidated Financial Statements for a further discussion on share-based compensation.

Deferred Financing Costs

Deferred financing costs are amortized over the term of its associated debt instrument. The Company evaluates the terms of debt instruments to determine if any embedded derivatives or beneficial conversion features exist. The Company allocates the aggregate proceeds of debt instruments between warrants and notes based on their relative fair values in accordance with Accounting Principle Board No. 14 (APB 14), “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” The fair value of the warrant issued to the placement agent is calculated utilizing the Black-Scholes option-pricing model. The Company is amortizing the resultant discount or other features over the term of the notes through its earliest maturity date using the effective interest method. Under this method, interest expense recognized each period will increase significantly as the instrument approaches its maturity date. If the maturity of the debt is accelerated because of defaults or conversions, then the amortization is accelerated.

Net Loss Per Common Share

Net loss per common share for the three months ended March 31, 2009 and 2008, respectively, are based on the weighted average number of shares of common stock outstanding during the periods. Basic and diluted net loss per share are identical for the three months ended March 31, 2009 and 2008, respectively,  as potentially dilutive securities have been excluded from the calculation of the diluted net loss per common share, as the inclusion of such securities would be antidilutive. At March 31, 2009 and 2008, respectively, the potentially dilutive securities include approximately 42.5 million shares and approximately 46,000 shares reserved for the conversion of convertible notes, convertible preferred stock and the exercise of outstanding options and warrants.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Position SFAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, to amend and clarify the initial recognition and measurement, subsequent measurement and accounting, and related disclosures arising from contingencies in a business combination under SFAS 141(R). Under the new guidance, assets acquired and liabilities assumed in a business combination that arise from contingencies should be recognized at fair value on the acquisition date if fair value can be determined during the measurement period. If fair value can not be determined, companies should typically account for the acquired contingencies using existing guidance. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

In June 2008, the FASB ratified EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”. EITF 07-5 addresses how an entity should evaluate whether an instrument or embedded feature is indexed to its own stock, accounting for situations where the currency of the linked instrument differs from the host instrument and accounting for market-based employee stock options. EITF 07-5 is effective for fiscal years beginning after December 15, 2008 and early adoption is not permitted. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which is effective for the Company January 1, 2009. The FSP includes guidance that convertible debt instruments that may be settled in cash upon conversion should be separated between its liability and equity components, with each component being accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods. This guidance does not apply to the Company since its existing convertible debt instruments are settled only in stock upon conversion, and as a result does not have an impact on the Company’s unaudited Consolidated Financial Statements.

In April 2008, the FASB issued FASB Staff Position 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”).  The objective of FSP 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), “Business Combinations” and other principles of generally accepted accounting principles.  FSP 142-3 applies to all intangible assets, whether acquired in a business combination or otherwise, and shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and applied prospectively to intangible assets acquired after the effective date. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. The statement is effective 60 days following the Securities and Exchange Commission’s (SEC) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP”, and is not expected to have any impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB SFAS 133” (“SFAS 161”), which requires enhanced disclosures for derivative and hedging activities. SFAS 161 became effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. The Company was required to adopt SFAS 157 beginning January 1, 2008. In February 2008, the FASB released FASB Staff Position 157-2 – Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In October 2008, the FASB released FASB Staff Position 157-3 – Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. In April 2009, the FASB released FASB Staff Position 157-4 Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. The adoption of SFAS No. 157 for the Company’s financial assets and liabilities did not have a material impact on its consolidated financial statements and the adoption of SFAS No. 157 for the Company’s non-financial assets and liabilities, effective January 1, 2009, did not have a material effect on the Company’s consolidated financial statements.

3.	Inventory

Inventories are stated at the lower of cost or market with cost being determined using the first-in, first-out (FIFO) method. Inventories consisted of the following ($ thousands):

	March 31,	December 31,
	2009	2008
Raw materials	$24	$24
Finished goods	97	97
	$121	$121

During the three months ended March 31, 2009, sales of Ganite® were from product that had been previously accounted for as excess inventory.

The Company has substantial quantities of Genasense® drug supply which are recorded at zero cost. Such inventory would be available for the commercial launch of this product, should Genasense® be approved.

4.	Office Lease Settlement Obligation

In January 2009, the Company entered into an amendment of its lease agreement with The Connell Company, whereby the Company’s future payment of $2.0 million, related to an earlier amendment of its lease for office space, is payable on January 1, 2011. The Company will pay 6.0% interest in arrears to Connell from July 1, 2009 through the new payment date.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

5.	Reduction in Liability for Settlement of Litigation

In 2008 the Company reached an agreement to settle a class action litigation claim in consideration for issuance of 40,000 shares of common stock of the Company (adjusted for any subsequent event that results in a change in the number of shares outstanding as of January 31, 2007) and $18.0 million in cash for the benefit of plaintiffs and the stockholder class. A Court order approving the settlement was issued in May 2008 and the settlement became final in June 2008. The Company also entered into release and settlement agreements with its insurance carriers, pursuant to which insurance will cover the settlement fee and various costs incurred in connection with the action. Under FASB Statement No. 5, “Accounting for Contingencies” and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss, an interpretation of FASB Statement No. 5,” the Company recorded an expense comprised of 2.0 million shares of the Company’s common stock on December 31, 2006 and continued to mark this liability to market until June 27, 2008. At March 31, 2008, the revised value of the common stock portion of the litigation settlement resulted in a reduction in the provision of $0.3 million.

6.	Convertible Notes and Warrant

On June 9, 2008, the Company placed $20 million of senior secured convertible notes, or the 2008 Notes, with certain institutional and accredited investors. The notes bear interest at an annual rate of 15% payable at quarterly intervals in other senior secured convertible promissory notes to the holder, and originally were convertible into shares of Genta common stock at a conversion rate of 2,000 shares of common stock for every $1,000.00 of principal. As a result of issuing convertible notes on April 2, 2009, (see Note 11), these notes are presently convertible into shares of Genta common stock at a conversion rate of 10,000 shares of common stock for every $1,000,00 of principal. Certain members of senior management of Genta participated in this offering. The notes prohibit the Company from consummating any additional financing transaction without the approval of holders of more than two-thirds of the principal amount of the notes. The Company is in compliance with all debt-related covenants at March 31, 2009.

At the time the notes were issued, the Company recorded a debt discount (beneficial conversion) relating to the conversion feature in the amount of $20.0 million. The aggregate intrinsic value of the difference between the market price of the Company’s share of stock on June 9, 2008 and the conversion price of the notes was in excess of the face value of the $20.0 million notes, and thus, a full debt discount was recorded in an amount equal to the face value of the debt. The Company is amortizing the resultant debt discount over the term of the notes through their maturity date using the effective interest method.

From January 1, 2009 through March 31, 2009, holders of the convertible notes voluntarily converted approximately $5.3 million, resulting in an issuance of 10.5 million shares of common stock.  At March 31, 2009, approximately $10.7 million of the convertible notes were outstanding.

Upon the occurrence of an event of default, holders of the notes have the right to require the Company to prepay all or a portion of their notes as calculated as the greater of (a) 150% of the aggregate principal amount of the note plus accrued interest or (b) the aggregate principal amount of the note plus accrued interest divided by the conversion price; multiplied by a weighted average price of the Company’s common stock. Pursuant to a general security agreement, entered into concurrently with the notes (the “Security Agreement”), the notes are secured by a first lien on all assets of the Company, subject to certain exceptions set forth in the Security Agreement.

In addition, in connection with the placement of the senior secured convertible notes, the Company issued a warrant to its private placement agent to purchase 800,000 shares of common stock at an exercise price of $1.00 per share and incurred a financing fee of $1.2 million. The deferred financing costs, including the financing fee and the initial value of the warrant, are being amortized over the two-year term of the convertible notes. At March 31, 2009, the unamortized balances of the financing fee and the warrant are $0.8 million and $4.5 million, respectively.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

7.	Share-Based Compensation

The Company estimates the fair value of each option award on the date of the grant using the Black-Scholes option valuation model. Expected volatilities are based on the historical volatility of the Company’s common stock over a period commensurate with the options’ expected term. The expected term represents the period of time that options granted are expected to be outstanding and is calculated in accordance with the SEC guidance provided in the SEC’s Staff Accounting Bulletin 107, (“SAB 107”) and Staff Accounting Bulletin 110 (“SAB 110”), using a “simplified” method. The Company will continue to use the simplified method as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate an expected term. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the Company’s stock options. There were no grants of stock options during the three months ended March 31, 2009 and 2008, respectively.

Share-based compensation expense recognized for the three months ended March 31, 2009 and 2008, respectively, was comprised as follows:

	Three Months Ended March 31,
($ thousands, except per share data)	2009	2008

Research and development expenses	$21	$44
Selling, general and administrative	52	101
Total share-based compensation expense	$73	$145
Share-based compensation expense, per basic and diluted common share	$0.00	$0.21

8.	Stock Option Plans

As of March 31, 2009, the Company has two outstanding share-based compensation plans, which are described below:

1998 Stock Incentive Plan

Pursuant to the Company’s 1998 Stock Incentive Plan, as amended (the “1998 Plan”), 68,000 shares had been provided for the grant of stock options to employees, directors, consultants and advisors of the Company. Option awards were granted with an exercise price at not less than the fair market price of the Company’s common stock on the date of the grant; those option awards generally vested over a four-year period in equal increments of 25%, beginning on the first anniversary of the date of the grant. All options granted had contractual terms of ten years from the date of the grant. As of May 27, 2008, the authorization to provide grants under the 1998 Plan expired.

The following table summarizes the option activity under the 1998 Plan as of March 31, 2009 and changes during the three months then ended:

Stock Options	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2008	37	$1,191.50
Granted	-	-
Exercised	-	-
Forfeited or expired	(2)	38.00
Outstanding at March 31, 2009	35	$1,266.50	3.2	$-
Vested and exercisable at March 31, 2009	26	$1,088.50	1.8	$-

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

There is no intrinsic value to outstanding stock options as the exercise prices of all outstanding options are above the market price of the Company’s stock at March 31, 2009. The amount of aggregate intrinsic value may change based on the market value of the Company’s stock.

As of March 31, 2009, there was approximately $0.1 million of total unrecognized compensation cost related to non-vested share-based compensation resulting from stock options granted under the 1998 Plan, which is expected to be recognized over a weighted-average period of 0.9 years.

The following table summarizes the restricted stock unit (RSU) activity under the 1998 Plan as of March 31, 2009 and changes during the three months then ended:

Restricted Stock Units	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value per Share
Outstanding nonvested RSUs at January 1, 2009	5	$20.50
Granted	-	-
Vested	(3)	$20.50
Forfeited or expired	0	$20.50
Outstanding nonvested RSUs at March 31, 2009	2	$20.50

As of March 31, 2009, there was approximately $8,000 of total unrecognized compensation cost related to non-vested share-based compensation resulting from RSUs granted under the 1998 Plan, which is expected to be recognized over the next three months.

1998 Non-Employee Directors’ Plan

Pursuant to the Company’s 1998 Non-Employee Directors’ Plan as amended (the “Directors’ Plan”), 12,000 shares have been provided for the grant of non-qualified stock options to the Company’s non-employee members of the Board of Directors. Option awards must be granted with an exercise price at not less than the fair market price of the Company’s common stock on the date of the grant. Initial option grants vest over a three-year period in equal increments, beginning on the first anniversary of the date of the grant. Subsequent grants generally vest on the date of the grant. All options granted have contractual terms of ten years from the date of the grant.

The fair value of each option award is estimated on the date using the same valuation model used for options granted under the 1998 Plan.

The following table summarizes the option activity under the Directors’ Plan as of March 31, 2009 and changes during the three months then ended:

Stock Options	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2009	2	$1,130.50
Granted	-	-
Exercised	-	-
Forfeited or expired	-	-
Outstanding at March 31, 2009	2	$1,130.50	6.0	$-
Vested and exercisable at March 31, 2009	2	$1,130.50	6.0	$-

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

There is no intrinsic value to outstanding stock options as the exercise prices of all outstanding options are above the market price of the Company’s stock at March 31, 2009. The amount of aggregate intrinsic value may change based on the market value of the Company’s stock.

9.	Commitments and Contingencies

Litigation and Potential Claims

In September 2008, several shareholders of the Company, on behalf of themselves and all others similarly situated, filed a class action complaint against the Company, the Board of Directors, and certain of its executive officers in Superior Court of New Jersey, captioned Collins v. Warrell, Docket No. L-3046-08. The complaint alleged that in issuing convertible notes, the Board of Directors, and certain officers breached their fiduciary duties, and the Company aided and abetted the breach of fiduciary duty.  On March 20, 2009, the Superior Court of New Jersey granted the motion of the Company to dismiss the class action complaint and dismissed the complaint with prejudice. The plaintiffs have filed a notice of appeal to the Appellate Division of the Superior Court from the order dismissing this case.

In November 2008, a complaint against the Company and its transfer agent, BNY Mellon Shareholder Services, was filed in the Supreme Court of the State of New York by an individual stockholder. The complaint alleges that the Company and its transfer agent caused or contributed to losses suffered by the stockholder. The Company denies the allegations of this complaint and intends to vigorously defend this lawsuit.

10.	Supplemental Disclosure of Cash Flows Information and Non-cash Investing and Financing Activities

No interest or income taxes were paid with cash during the three months ended March 31, 2009 and 2008, respectively.  On March 9, 2009, the Company issued approximately $386,000 of convertible notes in lieu of interest due on its 2008 Notes.

From January 1, 2009 through March 31, 2009, holders of the Company’s convertible notes voluntarily converted approximately $5.3 million, resulting in an issuance of 10.5 million shares of common stock.

11.	Subsequent Events

From April 1, 2009 through April 30, 2009, holders of June 2008 convertible notes have voluntarily converted approximately $3 million of their notes, resulting in an issuance of approximately 30 million shares of common stock. At April 30, 2009, approximately $7.7 million of the convertible notes were outstanding.

On April 2, 2009, the Company entered into a securities purchase agreement with certain accredited institutional investors to place up to $12 million of senior secured convertible notes, or the April 2009 Notes, and corresponding warrants to purchase common stock. The Company closed on approximately $6 million of such notes and warrants on April 2, 2009. The April 2009 Notes bear interest at an annual rate of 8% payable semi-annually in other senior secured convertible promissory notes to the holder, and will be convertible into shares of the Company’s common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal amount outstanding. In addition, the 2009 Notes include certain events of default, including a requirement that the Company effect a reverse stock split of the Company’s Common Stock within 105 days of April 2, 2009. The notes and warrants are convertible into approximately 77,940,000 shares.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

There are currently not enough shares of Common Stock authorized under the Company’s certificate of incorporation to cover the shares underlying the April 2009 Notes and warrants and the 2008 Notes. The Company will initially account for conversion options embedded in convertible notes in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). SFAS 133 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. EITF 00-19 states that if the conversion option requires net cash settlement in the event of circumstances that are not solely within the Company’s control, that the notes should be classified as a liability measured at fair value on the balance sheet. In this case, if the Company is not successful in obtaining approval of its stockholders to increase the number of authorized shares to accommodate the potential number of shares that the notes convert into, the Company will be required to cash settle the conversion option.

In accordance with EITF 00-19, when there are insufficient authorized shares to permit exercise of all of the issued convertible notes and warrants, the conversion obligation for the notes and the warrant obligations will be classified as liabilities and measured at fair value on the balance sheet. The conversion feature liability and the warrant liability will be accounted for using mark-to-market accounting at each reporting date until all the criteria for permanent equity have been met.

At the time the notes were issued, the Company recorded a debt discount (beneficial conversion) relating to the conversion feature in the amount of $6.0 million. The aggregate intrinsic value of the difference between the market price of a share of the Company’s stock on April 2, 2009 and the conversion price of the notes was in excess of the face value of the $6.0 million notes, and thus, a full debt discount was recorded in an amount equal to the face value of the note. The Company will amortize the resultant debt discount over the term of the notes through their maturity date.

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

Up to $7.0 million of an aggregate principal amount of Units consisting of 70% (or $4.9 million) Convertible Notes and 30% (or $2.1 million) Common Stock

Up to 49,000,000 shares of Common Stock underlying the Convertible Notes

$832,308 Convertible Notes issuable as payment of interest on the Convertible Notes

8,323,080 shares of Common Stock underlying the Convertible Notes issuable as payment of interest on the Convertible Notes

Warrants to purchase 12,250,000 shares of Common Stock

12,250,000 shares of Common Stock underlying the Warrants

PROSPECTUS

July 29, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Genta will pay all expenses in connection with this offering.

SEC Registration Fee	$905.00
Printing and Engraving Expenses	$25,000.00
Accounting Fees and Expenses	$50,000.00
Legal Fees and Expenses	$100,000.00
Miscellaneous	$9,095.00
TOTAL	$185,000.00

All expenses, other than the SEC Registration Fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation includes an indemnification provision under which we have agreed to indemnify directors and officers of Genta from and against certain claims arising from or related to future acts or omissions as a director or officer of Genta. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Genta pursuant to the foregoing, or otherwise, Genta has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three year period preceding the date of the filing of this registration statement, we have issued securities in the transaction described below without registration under the Securities Act of 1933. These securities were offered and sold by us in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act of 1933 or Regulation D under the Securities Act as transactions by an issuer not involving a public offering.

On July 7, 2009, we placed approximately $3 million of units, each unit consisting of (i) 70% unsecured subordinated convertible notes, or the July 2009 Notes, and (ii) 30% shares of the Company’s common stock, par value $0.001 per share and two-year warrants to purchase common stock in an amount equal to 25% of the number of shares of common stock issuable upon conversion of the notes purchased by each investor at such closing.  The investors consisted of:  Arcus Ventures Fund, Baker Biotech Fund I, L.P., Baker Biotech Fund I, L.P., 14159, L.P., Baker Brothers Life Sciences, L.P., Boxer Capital LLC, Cat Trail Private Equity Fund LLC, Cranshire Capital LP, BAM Opportunity Fund, L.P., Rockmore Investment Master Fund Ltd., Rodman & Renshaw LLC, RRC Biofund and Tang Capital Partners, LP.  The July 2009 Notes are convertible into shares of our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal and the warrants are convertible into shares of our common stock at an exercise price of $1.00 per share. However, no July 2009 Note may be converted into a number of shares equal to or greater than 9.999% of the total outstanding shares of common stock at the time of conversion and no warrant may be converted into a number of shares equal to or greater than 4.999% of the total outstanding shares of common stock at the time of conversion.

On April 2, 2009, we placed approximately $6 million of such senior secured convertible notes and warrants to certain institutional investors. The investors consisted of: Arcus Ventures Fund, Baker Biotech Fund I, L.P., Baker Biotech Fund I, L.P., 14159, L.P., Baker Brothers Life Sciences, L.P., Boxer Capital LLC, Cat Trail Private Equity Fund LLC, Cranshire Capital LP, Enable Growth Partners LP, Rockmore Investment Master Fund Ltd., Rodman & Renshaw LLC, RRC Biofund and Tang Capital Partners, LP. The notes are convertible into shares of our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal and the warrants are convertible into shares of our common stock at an exercise price of $0.50 per share. However, no note or warrant may be converted into a number of shares equal to or greater than 4.999% of the total outstanding shares of common stock at the time of conversion.

GENTA INCORPORATED

On June 9, 2008, we placed $20 million of such senior secured convertible notes to certain institutional and accredited investors. The investors consisted of: Arcus Ventures Fund, Baker Biotech Fund I, L.P., Baker Biotech Fund I, L.P., 14159, L.P., Baker Brothers Life Sciences, L.P., Boxer Capital LLC, Bristol Investment Fund, Ltd., Carl Berg, Cat Trail Private Equity Fund LLC, Cranshire Capital LP, Enable Growth Partners LP, Eric Bannasch, Firebird Global Master Fund II, Ltd, Highbridge International LLC, Iroquois Master Fund Ltd., Loretta Itri, Perceptive Life Sciences Master Fund LTD, RA Capital Biotech Fund II, LP, RA Capital Biotech Fund, LP, Radcliffe SPC, Ltd, Raymond P. Warrell, Jr., Rockmore Investment Master Fund Ltd., Rodman & Renshaw LLC, RRC Biofund, Trustees of the Tang Family Trust, Noa Young Tang and Tang Capital Partners, LP. The notes were convertible into shares of our common stock at a conversion rate of 2,000 shares of common stock for every $1,000.00 of principal; however, no note may be converted into a number of shares equal to or greater than 4.999% of the total outstanding shares of common stock at the time of conversion. As a result of the April 2009 convertible note offering, the June 2008 notes are convertible into shares of our common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal

All purchasers described above represented to us in connection with their purchase that they were accredited investors and were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

GENTA INCORPORATED

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Document
3.1.a
Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995, Commission File No. 0-19635)

3.1.b
Certificate of Designations of Series D Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K filed on February 28, 1997, Commission File No. 0-19635)

3.1.c
Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.d
Amended Certificate of Designations of Series D Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3(i).4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.e
Certificate of Increase of Series D Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3(i).5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.f
Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998, Commission File No. 0-19635)

3.1.g
Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998, Commission File No. 0-19635)

3.1.h
Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.i
Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.i to the Company’s Registration Statement on Form S-1, Commission File No. 333-110238)

3.1.j
Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.j to the Company’s Registration Statement on Form S-1, Commission File No. 333-110238)

3.1.k
Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.k to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Commission File No. 0-19635)

3.1.l
Certificate of Designation of Series G Participating Cumulative Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 21, 2005, Commission File No. 0-19635)

3.1.m
Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, Commission File No. 0-19635)

3.1.n
Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 13, 2007, Commission File No. 0-19635)

3.1.o
Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on June 29, 2009, Commission File No. 0-19635)

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Commission File No. 0-19635)

GENTA INCORPORATED

Exhibit Number	Description of Document
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, Commission File No. 333-110238)

4.2
Rights Agreement, dated September 20, 2005, between the Company and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on September 21, 2005, Commission File No. 0-19635)

4.3	Form of Senior Secured Convertible Promissory Note (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on June 10, 2008, Commission File No. 0-19635)

4.4	Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Commission File No. 0-19635)

4.5	Form of Senior Secured Convertible Promissory Note (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 6, 2009, Commission File No. 0-19635)

4.6	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on April 6, 2009, Commission File No. 0-19635)

4.7	Form of Common Stock Purchase Warrant (filed herewith)

4.8	Form of Indenture (filed herewith)

4.9	Form of Note (included in Exhibit 4.8)

4.10	Form of Unsecured Subordinated Convertible Promissory Note (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 8, 2009, Commission File No. 0-19635)

4.11	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on July 8, 2009, Commission File No. 0-19635)

5.1	Opinion of Morgan Lewis & Bockius LLP as to the legality of the securities being registered (filed herewith)

10.1
Non-Employee Directors’ 1998 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 99.B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2004, Commission File No. 0-19635)

10.2
1998 Stock Incentive Plan, as amended and restated, effective March 19, 2004 (incorporated by reference to Exhibit 99.A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2004, Commission File No. 0-19635)

10.3
Form of Indemnification Agreement entered into between the Company and its directors and officers (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1, Commission File No. 0-19635)

10.4
Asset Purchase Agreement, dated as of March 19, 1999, among JBL Acquisition Corp., JBL Scientific Incorporated and the Company (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 1999, Commission File No. 0-19635)

10.5
Stock Option Agreement, dated as of October 28, 1999, between the Company and Raymond P. Warrell, Jr., M.D. (incorporated by reference to Exhibit 10.71 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

10.6
Letter Agreement, dated March 4, 1999, from SkyePharma Plc to the Company (incorporated by reference to Exhibit 10.72 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

GENTA INCORPORATED

Exhibit Number	Description of Document
10.7
Subscription Agreement executed in connection with the November 26, 2001 sale of common stock to Franklin Small-Mid Cap Growth Fund, Franklin Biotechnology Discovery Fund, and SF Capital Partners Ltd., and the November 30, 2001 sale of common stock to SF Capital Partners Ltd. (incorporated by reference to Exhibit 10.73 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-19635)

10.8
Agreement of Lease dated June 28, 2000 between The Connell Company and the Company (incorporated by reference to Exhibit 10.76 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-19635)

10.8A
Amendment of Lease, dated June 19, 2002 between The Connell Company and the Company (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.9*
U.S. Commercialization Agreement dated April 26, 2002, by and between Genta Incorporated and Aventis Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June, 30, 2002, Commission File No. 0-19635)

10.9A*
Amendment No. 1 dated March 14, 2003 to the U.S. Commercialization Agreement between Genta Incorporated and Aventis Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, Commission File No. 0-19635)

10.10*
Ex-U.S. Commercialization Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June, 30, 2002, Commission File No. 0-19635)

10.11*
Global Supply Agreement, dated April 26, 2002, by and among Genta Incorporated, Aventis Pharmaceuticals Inc. and Garliston Limited (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.12*
Securities Purchase Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.13
Standstill and Voting Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.14
Registration Rights Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.15
Convertible Note Purchase Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.16*
5.63% Convertible Promissory Note, due April 26, 2009 (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.17*
Subordination Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.18*
Manufacture and Supply Agreement, dated December 20, 2002, between Genta Incorporated and Avecia Biotechnology Inc. (incorporated by reference to Exhibit 10.88 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-19635)

10.19*
License Agreement dated August 1, 1991, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 28, 2003, Commission File No. 0-19635)

10.19A*
Amendment to License Agreement, dated December 19, 2000, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on October 28, 2003, Commission File No. 0-19635)

GENTA INCORPORATED

Exhibit Number	Description of Document
10.19AA*
Second Amendment to License Agreement, dated October 22, 2003, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on October 28, 2003, Commission File No. 0-19635)

10.20
Settlement Agreement and Release, dated October 22, 2003, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed on October 28, 2003, Commission File No. 0-19635)

10.21
Securities Purchase Agreement, dated December 14, 2004, among the Company, Riverview Group, LLC and Smithfield Fiduciary LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 16, 2004, Commission File No. 0-19635)

10.22
Form of Subscription Agreement, dated August 5, 2005 among the Company and the purchasers of the Shares (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 8, 2005, Commission File No. 0-19635)

10.23
Placement Agency Agreement, dated August 5, 2005 between the Company and Piper Jaffray & Co. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 8, 2005, Commission File No. 0-19635)

10.24
Form of Subscription Agreement, dated March 6, 2006 by and among the Company and the Purchasers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 7, 2006, Commission File No. 0-19635)

10.25
Form of Placement Agent Agreement, dated March 6, 2006 by and among the Company, Cowen & Co., LLC and Rodman & Renshaw, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 7, 2006, Commission File No. 0-19635)

10.26
Form of Confirmation of Purchase, dated March 10, 2006 by and between the Company and certain Investors (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, Commission File No. 0-19635)

10.27
Form of Amendment No. 1 to Placement Agent Agreement, dated as of March 10, 2006 by and among the Company, Cowen & Co., LLC and Rodman & Renshaw, LLC (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, Commission File No. 0-19635)

10.28
Development and License Agreement, dated March 22, 2006 by and between the Company and Emisphere Technologies, Inc. * (incorporated by reference to Exhibit 10.5 to the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, Commission File No. 0-19635)

10.29
1998 Stock Incentive Plan, as amended and restated, effective April 5, 2006 (incorporated by reference to the company’s Definitive Proxy statement on Schedule 14A filed on April 28, 2006, Commission File No. 0-19635)

10.30
Employment Agreement, dated as of March 28, 2006, between the Company and Loretta M. Itri, M.D. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, Commission File No. 0-19635)

10.31
Form of Securities Purchase Agreement, dated September 19, 2006, between the Company and each Purchaser (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 20, 2006, Commission File No. 0-19635)

10.32
Form of Placement Agent Agreement, dated September 19, 2006, by and between the Company and Rodman & Renshaw LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 20, 2006, Commission File No. 0-19635)

10.33
Supply and Distribution Agreement between the Company and IDIS Limited, dated March 6, 2007 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on May 8, 2007, Commission File No. 0-19635)

GENTA INCORPORATED

Exhibit Number	Description of Document
10.34
Form of Purchase Agreement by and among the Company and the Purchasers, dated March 13, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 14, 2007, Commission File No. 0-19635)

10.35
Placement Agent Agreement, by and between the Company and Rodman & Renshaw, LLC, dated February 23, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on March 14, 2007, Commission File No. 0-19635)

10.36	Form of Acquisition Bonus Program Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 21, 2007, Commission File No. 0-19635)

10.37*
Project Contract with ICON Clinical Research, L.P., dated November 19, 2007 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Commission File No. 0-19635)

10.38
Amended and Restated Employment Agreement, dated as of November 30, 2007, between the Company and Raymond P. Warrell, Jr. M.D. (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Commission File No. 0-19635)

10.39
Form of Securities Purchase Agreement, dated February 8, 2008, by and between the Company each Purchaser (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 11, 2008, Commission File No. 0-19635)

10.40
Placement Agent Agreement, dated February 8, 2008, by and between the Company and Rodman & Renshaw, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on February 11, 2008, Commission File No. 0-19635)

10.41
License Agreement, dated March 7, 2008, between the Company and Daiichi Sankyo (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, Commission File No. 0-19635)

10.42
Securities Purchase Agreement, dated June 5, 2008, by and among the Company and certain accredited investors set forth therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on June 10, 2008, Commission File No. 0-19635)

10.43
General Security Agreement, dated June 9, 2008, by and among the Company, certain additional grantors as set forth therein and Tang Capital Partners, L.P. as agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on June 10, 2008, Commission File No. 0-19635)

10.44
Amendment to the Lease Agreement, dated May 27, 2008, between the Company and The Connell Company (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Commission File No. 0-19635)

10.45**
Supply Agreement, dated May 1, 2008, between the Company and Avecia Biotechnology (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Commission File No. 0-19635)

10.46**
Form of Securities Purchase Agreement, dated April 2, 2009, by and among the Company and certain accredited investors set forth therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 6, 2009, Commission File No. 0-19635)

10.47
Form of Amended and Restated General Security Agreement, dated April 2, 2009, by and among the Company and certain accredited investors set forth therein (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on April 6, 2009, Commission File No. 0-19635)

10.48**
Form of Consent Agreement, dated April 2, 2009, by and among the Company and certain accredited investors set forth therein (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on April 6, 2009, Commission File No. 0-19635)

GENTA INCORPORATED

Exhibit Number	Description of Document
10.49
Form of Securities Purchase Agreement, dated July 7, 2009, by and among the Company and certain accredited investors set forth therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 8, 2009, Commission File No. 0-19635)

10.50
Form of Registration Rights Agreement, dated July 7, 2009, by and among the Company and certain accredited investors set forth therein (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on July 8, 2009, Commission File No. 0-19635)

10.51
Form of Consent Agreement, dated July 7, 2009, by and among the Company and certain accredited investors set forth therein (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on July 8, 2009, Commission File No. 0-19635)

16.1
Letter from Deloitte & Touche LLP, dated July 16, 2008, regarding change in certifying accountant (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed on July 22, 2008, Commission File No. 0-19365)

21	Subsidiaries of the Registrant (filed herewith)

23.1	Consent of Amper Politziner & Mattia, LLP (filed herewith)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

23.3	Consent of Morgan Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-1 filed on August 29, 2008, Commission File No. 333-153278)

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Indenture

*	The Company has been granted confidential treatment of certain portions of this exhibit.

**	The Company has requested confidential treatment of certain portions of this exhibit.

GENTA INCORPORATED

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

GENTA INCORPORATED

SIGNATURES

Pursuant to the requirements of the Act, Genta Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berkeley Heights, State of New Jersey, on July 29, 2009.

GENTA INCORPORATED

July 29, 2009	By:	/s/ Raymond P. Warrell, Jr., M.D.
Name: Raymond P. Warrell, Jr., M.D.
Title: Chairman and Chief Executive Officer
(principal executive officer)

July 29, 2009	By:	/s/ Gary Siegel
Name: Gary Siegel
Title: Vice President, Finance
(principal financial and accounting officer)

GENTA INCORPORATED

Pursuant to the requirements of the Act, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities indicated.

Signatures		Title	Date

/s/ Raymond P. Warrell, Jr., M.D.		Chairman and Chief Executive Officer	July 29, 2009
Raymond P. Warrell, Jr., M.D.		(principal executive officer)

/s/ Gary Siegel		Vice President, Finance	July 29, 2009
Gary Siegel		(principal financial and accounting officer)

*		Director	July 29, 2009
Martin J. Driscoll

*		Director	July 29, 2009
Christopher J. Parios

*		Director	July 29, 2009
Daniel D. Von Hoff, M.D.

*		Director	July 29, 2009
Douglas G. Watson

By:	/s/ Raymond P. Warrell, Jr., M.D.	Attorney-in-fact	July 29, 2009
Raymond P. Warrell, Jr., M.D.